CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value Rs.2 per share (including American Depositary Shares representing Ordinary Shares)(1)	45,193,428(2)	US$7.17(3)	US$324,036,878.76(3)	US$37,653.09
Rights to subscribe for Ordinary Shares (including Rights to subscribe to American Depositary Shares representing Ordinary Shares)(4)	45,193,428	None	None	None
‘A’ Ordinary Shares, par value Rs.2 per share(1)	2,653,029(5)	US$4.32(3)	US$11,461,085.28(3)	US$1,331.78
Rights to subscribe for ‘A’ Ordinary Shares(4) (5)	2,653,029	None	None	None

(1)	The Ordinary Shares may be represented by American Depositary Shares, or ADSs, each representing five Ordinary Shares, to be issued upon deposit of Ordinary Shares being registered hereby, and that have been registered pursuant to a separate registration statement on Form F-6 (file No. 333-144115) filed on June 28, 2007, or will be registered pursuant to a further registration statement on Form F-6.
(2)	Represents the sum of (i) the number of Ordinary Shares that may be distributed in the United States, including to holders of American Depositary Shares, and (ii) the number of Ordinary Shares that may be resold into the United States from time to time during the distribution hereof.
(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Such estimate is based on the subscription price of Rs.450 per Ordinary Share and Rs.271 per ‘A’ Ordinary Share and an exchange rate of Rs.62.7825 = US$1.00 (the opening spot rate as published by Bloomberg at 7:29 a.m., New York City time, on March 27, 2015).
(4)	No separate consideration will be received for the rights registered hereby.
(5)	Represents the sum of (i) the number of ‘A’ Ordinary Shares that may be distributed to shareholders in the United States and (ii) the number of ‘A’ Ordinary Shares that may be resold into the United States from time to time during the distribution hereof.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203096

Prospectus Supplement

(To the Prospectus dated March 30, 2015)

TATA MOTORS LIMITED

Rights Offering for Ordinary Shares (including American Depositary Shares representing Ordinary Shares)

Rights Offering for ‘A’ Ordinary Shares

We are distributing to our holders of Ordinary Shares, rights to subscribe for 150,644,759 new Ordinary Shares, or the Ordinary Share Rights, including Ordinary Shares represented by American Depositary Shares, or ADSs. The offer also includes a right to renounce the Ordinary Share Rights to any other eligible person. Each Ordinary Share held of record as of April 8, 2015, the Book Closure Date, entitles its holder to 0.055045 of an Ordinary Share Right, reflecting an allocation of 6 Ordinary Shares for every 109 Ordinary Shares. One Ordinary Share Right is required to subscribe for one new Ordinary Share at the subscription price of Rs.450 per new Ordinary Share. We will only accept subscriptions for whole new Ordinary Shares and any fractional entitlement will be disregarded.

We are also distributing to our holders of ‘A’ Ordinary Shares rights to subscribe for 26,530,290 new ‘A’ Ordinary Shares, or the ‘A’ Ordinary Share Rights. The offer also includes the right to renounce the ‘A’ Ordinary Share Rights to any other eligible person. Each ‘A’ Ordinary Share held of record as of April 8, 2015, the Book Closure Date, entitles its holder to 0.055045 ‘A’ Ordinary Share Right, reflecting an allocation of 6 ‘A’ Ordinary Shares for every 109 ‘A’ Ordinary Shares. One ‘A’ Ordinary Share Right is required to subscribe for one new ‘A’ Ordinary Share at the subscription price of Rs.271 per new ‘A’ Ordinary Share. We will only accept subscriptions for whole new ‘A’ Ordinary Shares and any fractional entitlement will be disregarded.

The ‘A’ Ordinary Shares and the Ordinary Shares are collectively referred to as the Shares. The offering of Shares on a rights basis is referred to as the Share Rights Offering. The Share Rights Offering is being conducted only to rights holders with registered addresses in India.

We are also distributing to our holders of American Depositary Shares, or ADSs (each ADS representing five Ordinary Shares), transferable rights to subscribe for newly issued Ordinary Shares in the form of new ADSs at the rate of 0.055045 ADS right for each ADS held of record at 5:00 p.m., New York City time, on April 7, 2015, such rights hereinafter referred to as the ADS Rights, and collectively with the Ordinary Share Rights and ‘A’ Ordinary Share Rights, the Rights. No fractional ADS Rights will be issued. The offering of the new ADSs pursuant to the ADS Rights is referred to herein as the ADS Rights Offering. The new ADSs and new Ordinary Shares to be issued pursuant to subscriptions by holders in the ADS Rights Offering will have the same rights and entitlements as the existing ADSs and Ordinary Shares, respectively. The ADS Offering is being conducted only to ADS Rights holders in the United States.

One ADS Right is required to subscribe for one new ADS at the U.S. dollar equivalent of the subscription price of Rs.2,250 per new ADS, plus certain fees and expenses as described in this prospectus supplement. We will accept subscriptions for whole new ADSs only and any fractional entitlement will be disregarded. Subject to the ADS Rights not being fully subscribed, holders of ADS Rights who timely exercise their ADS Rights may apply to purchase additional ADSs, which we refer to as Excess Application. Upon exercise of an ADS Right and upon any Excess Application, you must deposit US$39.42 per new ADSs subscribed with Citibank, N.A., as ADS Rights Agent, consisting of the estimated U.S. dollars subscription price of US$35.84 plus an additional refundable deposit of US$3.58 to amount for foreign exchange movement, upon the terms set forth herein under the heading “Summary of the Rights Offering—The ADS Rights Offering—ADS subscription price”.

Citigroup Global Markets India Private Limited, DSP Merrill Lynch Limited, Credit Suisse Securities (India) Private Limited, HSBC Securities and Capital Markets (India) Private Limited and J.P. Morgan India Private Limited are acting as global coordinators and senior lead managers of the Share Rights Offering, while ICICI Securities Limited, Kotak Mahindra Capital Company Limited and SBI Capital Markets Limited are acting as lead managers and HDFC Bank Limited is acting as a co-lead manager with respect to the Share Rights Offering, collectively the Underwriters. The Underwriters have agreed to procure subscribers for, or otherwise subscribe for, any Shares that are not otherwise subscribed for as part of the Share Rights Offering (including any Ordinary Shares represented by ADSs that are not subscribed for as part of the ADS Rights Offering), subject to certain conditions. The Underwriters will also provide marketing and solicitation services in connection with the Rights Offering. See “Plan of Distribution”. We will pay the global coordinators and senior lead managers, and lead managers, a commission of 0.75% and 0.50%, respectively, or Rs.382.8 million (approximately US$6 million), of the aggregate Rights Offering issue size of Rs.74,980 million (approximately US$1,194 million).

The offering of new Ordinary Shares and new ‘A’ Ordinary Shares by means of Ordinary Share Rights and ‘A’ Ordinary Share Rights, respectively, to holders of shares will expire on May 2, 2015. The offering of new ADSs by means of ADS Rights will expire at 2:15 p.m., New York City time, on April 27, 2015.

The Ordinary Shares and ‘A’ Ordinary Shares to be allotted are expected to be listed on the Bombay Stock Exchange, or the BSE, under the codes “500570” and “570001”, and the National Stock Exchange of India Ltd., or the NSE, under the symbols “TATAMOTORS” and “TATAMTRDVR”.

The ADS Rights are transferable and are expected to be admitted for trading on the New York Stock Exchange, or the NYSE, under the symbol “TTM RT”. Trading in the ADS Rights on the NYSE is expected to commence at 9:30 a.m., New York City time, on April 10, 2015 and continue until April 24, 2015.

The aggregate issue size of the Rights Offering is Rs.74,980 million (approximately US$1,194.3 million). This Rights Offering is part of a capital increase approved by a resolution of our board of directors passed at its meetings held on January 27, 2015 and March 25, 2015. See “The Rights Offering”.

Our ADSs are traded on the NYSE under the symbol “TTM”. Our Ordinary Shares and ‘A’ Ordinary Shares are traded on the BSE under the codes 500570 and 570001, respectively, and the NSE under the symbols “TATAMOTORS” and “TATAMTRDVR”, respectively.

Investing in our securities involves risk. See “Risk Factors” beginning on page S-17 of this prospectus supplement and page 3 of our Annual Report on Form 20-F for the fiscal year ended March 31, 2014, for a discussion of certain risks relevant to an investment in our securities.

	Subscription price			Proceeds to company (1)
					Rs.		US$
Per new Ordinary Share	Rs.	450		Rs.	67,790,141,550	US$	1,079,761,742	(2)
Per new ‘A’ Ordinary Share	Rs.	271		Rs.	7,189,708,590	US$	114,517,717	(2)
Per new ADS(2)	US$	39.42	(3)		—		—
Total Rights Offering(2)		N/A		Rs.	74,980 million	US$	1,194 million	(2)

(1)	Assumes that 100% of the Rights Offering is subscribed, and before deducting transaction expenses and commissions payable by us.
(2)	Using an exchange rate of Rs.62.7825 per US$1.00 (the opening exchange rate published by Bloomberg L.P. at 7:29 a.m., New York City time, on March 27, 2015).
(3)	Includes a 10% refundable premium to allow for potential fluctuations in the exchange rate between the Indian rupee and the U.S. dollar, ADS issuance fees of the depositary of US$0.05 per new ADS issued and certain expenses including currency conversion expenses in India.

For information regarding the offer of ADS Rights, please contact Georgeson Inc., the Information Agent, toll free at +1-(866)-821-2550 from 9:00 a.m. to 9:00 p.m., New York City time, Monday to Friday.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the base prospectus. Any representation to the contrary is a criminal offense.

Delivery of the ADSs against payment is expected to be made on or about May 20, 2015.

Global Coordinators and Senior Lead Managers to the Share Rights Offering
Citigroup Lead Coordinator to the Share Rights Offering	BofA Merrill Lynch	Credit Suisse	HSBC	J.P. Morgan

Lead Managers to the Share Rights Offering			Co-lead Manager to the Share Rights Offering
ICICI Securities	Kotak Investment Banking	SBI Capital Markets Limited	HDFC Bank Limited

The date of this prospectus supplement is March 30, 2015.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS

This document consists of three parts. The first part is this prospectus supplement, which describes the specific terms of the Rights Offering. The second part is an interim report on Form 6-K furnished by Tata Motors Limited to the U.S. Securities and Exchange Commission, or the SEC, on March 30, 2015 (file no. 001-32294; film no. 15734323) and incorporated by reference in our registration statement on Form F-3, referred to as the Registration Statement, containing interim financial information and operating results of Tata Motors Limited and its consolidated subsidiaries in accordance with International Financial Reporting Standards, or IFRS, for the nine months ended December 31, 2014 (such interim report on Form 6-K is hereinafter referred to as the Interim Report). The third part, the accompanying base prospectus, presents more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to the Rights Offering. In addition, this prospectus supplement incorporates by reference our annual report on Form 20-F for the fiscal year ended March 31, 2014, which is hereinafter referred to as the Annual Report, among other reports filed with the SEC from time to time as further described under “Incorporation by Reference”. If the description of the Rights Offering in the accompanying base prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

We are responsible for the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any applicable free writing prospectus prepared by us. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. The information contained in this prospectus supplement, the accompanying base prospectus, the Interim Report, the Annual Report and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents, regardless of the time of delivery of this prospectus supplement or of any Rights offered hereby, Ordinary Shares (or ADSs representing Ordinary Shares) or ‘A’ Ordinary Shares. Information in this prospectus supplement updates and modifies the information in the accompanying base prospectus, the Interim Report and the Annual Report.

The Rights Offering is being conducted both within and outside the United States. U.S. persons or persons located within the United States should rely solely on information contained in or incorporated by reference into this prospectus supplement for making any investment decision with respect to the Rights Offering.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus, the Interim Report any applicable free writing prospectus prepared by us and the documents we incorporate by reference contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may”, “will”, “should”, “potential”, “intend”, “expect”, “seek”, “anticipate”, “estimate”, “believe”, “could”, “plan”, “project”, “predict”, “continue”, “future”, “forecast”, “target”, “guideline” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain, particularly given the economic environment. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and you should not unduly rely on these statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward-looking statements.

Information regarding important factors that could cause actual results to differ materially from those in our forward-looking statements appear in a number of places in this prospectus supplement and the documents incorporated by reference into this prospectus supplement, and include, but are not limited to:

•	changes in general economic, business, political, social, fiscal or other conditions in India, the United States, the United Kingdom and the rest of Europe, Russia, China or in any of the other countries where we operate;

•	fluctuations in the currency exchange rate against the functional currency of the respective consolidated entities;

•	accidents and natural disasters;

•	terms on which we finance our working capital and capital and product development expenditures and investment requirements;

•	implementation of new projects, including mergers and acquisitions, planned by management;

•	contractual arrangements with suppliers;

•	government policies including those specifically regarding the automotive industry, including industrial licensing, environmental regulations, safety regulations, import restrictions and duties, excise duties, sales taxes, value added taxes, product range restrictions, diesel and gasoline prices and road network enhancement projects;

•	significant movements in the prices of key inputs such as steel, aluminum, rubber and plastics; and

•	other factors beyond our control.

All forward-looking statements included or incorporated herein are based upon information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date hereof to conform these statements to actual results.

S-iii

INCORPORATION BY REFERENCE

We file annual reports on Form 20-F with, and furnish other reports and information on Form 6-K to, the SEC. You may also read and copy any document we file or furnish at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms. Our filings with the SEC are also available through the SEC’s website at http://www.sec.gov and through the NYSE, 11 Wall Street, New York, New York 10005, on which our ADSs are listed.

We have filed a Registration Statement on Form F-3 under the Securities Act (Reg. No. 333-203096), with the SEC with respect to the Ordinary Shares and a Registration Statement on Form F-6 has been filed with respect to the ADSs. For further information on the securities of Tata Motors Limited, you should review our Registration Statement on Form F-3 and its exhibits. This prospectus supplement, the Interim Report and accompanying base prospectus is a part of the registration statement and summarizes material provisions of the contracts and other documents to which we refer you. Since this prospectus supplement, the Interim Report and accompanying base prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our Registration Statement on Form F-3.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information without restating that information in this document. The information incorporated by reference into this prospectus supplement is considered to be part of this prospectus supplement, and information we file with the SEC from the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and documents listed below. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities:

•	the Annual Report;

•	the Interim Report;

•	our annual reports on Form 20-F filed with the SEC under the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by the accompanying base prospectus; and

•	our reports on Form 6-K furnished to the SEC after the date of this prospectus supplement (or portions thereof) and prior to the termination of the offering of the securities offered by the accompanying base prospectus only to the extent that such reports expressly state that we incorporate them (or such portions) by reference into our Registration Statement on Form F-3.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

Tata Motors Limited

24, Homi Mody Street

Mumbai 400 001, India

Attention: H.K. Sethna, Company Secretary

Telephone Number: +91 22 6665 7219

S-iv

CERTAIN TERMS

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus supplement and the accompanying base prospectus to:

•	“we”, “us”, “our”, “the Company”, or similar references means Tata Motors Limited and its consolidated subsidiaries; and references to “TML India” means Tata Motors Limited as a standalone entity;

•	“dollar”, “U.S. dollar” and “US$” are to the lawful currency of the United States of America; references to “Indian rupees” and “Rs.” are to the lawful currency of India; references to “GBP” are to the lawful currency of the United Kingdom;

•	“IFRS” are to International Financial Reporting Standards and its interpretations as issued by International Accounting Standards Board; and references to “Indian GAAP” are to accounting principles generally accepted in India;

•	an “ADS” are to an American Depositary Share, each of which represents five Ordinary Shares and references to an “ADR” are to an American Depositary Receipt evidencing one or more ADSs;

•	“Shares” are to our Ordinary Shares and our ‘A’ Ordinary Shares unless otherwise specifically mentioned to the contrary;

•	a particular “Fiscal” year, such as “Fiscal 2014”, are to our fiscal year ended on March 31 of that year;

•	“Companies Act” refers to the Indian Companies Act, 2013 and the Indian Companies Act, 1956, as the case may be; “Indian Companies Act, 2013” refers to the Indian Companies Act, 2013, to the extent in force pursuant to the notification of sections of the Indian Companies Act, 2013, along with relevant rules made thereunder; “Indian Companies Act, 1956” refers to the Indian Companies Act, 1956 (without reference to the provisions thereof that have ceased to have effect upon notification of the sections of the Indian Companies Act, 2013) along with the relevant rules made thereunder; and references to “FEMA” are to the Foreign Exchange Management Act, 1999; and

•	“SEBI” refers to the Securities and Exchange Board of India; and references to “RBI” refers to the Reserve Bank of India.

This prospectus supplement contains translations of certain Indian rupee amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Certain financial data included in this prospectus supplement has been translated into U.S. dollars at Rs.62.7825 = US$1.00 (the opening exchange rate as published by Bloomberg L.P. at 7:29 a.m., New York City time, on March 27, 2015, except that:

•	U.S. dollar amounts under the section “Capitalization and Indebtedness” have been translated based on the fixing rate of Rs.63.035 = US$1.00 in the City of Mumbai on December 31, 2014 for cable transfers in Indian rupees as published by the Foreign Exchange Dealers’ Association of India, or the FEDAI rate; and

•	Exchange rate data presented for the indicated time periods under the section “Exchange Rates” are based on the noon buying rate for cable transfers in Indian rupees published by the Federal Reserve Bank of New York, or the FRBNY rate.

Such translations should not be construed as representation that the rupee amounts have been or could be converted into U.S. dollars at that or any other rate, or at all.

Certain U.S. dollar amounts included in the base prospectus and the Interim Report have been translated from Indian rupees using the FEDAI rate of US$1.00 = Rs.63.035 as of December 31, 2014, and certain U.S. dollar amounts included in the Annual Report have been translated into U.S. dollars using the FEDAI rate of US$1.00 = Rs.59.915 as of March 31, 2014.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information more fully described elsewhere in this prospectus supplement and the accompanying base prospectus. You should read carefully this entire prospectus supplement and the accompanying base prospectus including the risks set forth under the caption “Item 3. Key Information–D. Risk Factors” included in the Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus, and the risks set forth under the caption “Risk Factors” in this prospectus supplement and the accompanying base prospectus, as well as the historical consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying base prospectus, before deciding to invest in our securities.

Tata Motors Limited

We are the largest automobile manufacturer in India in terms of revenue generated during Fiscal 2014. We estimate that over eight million vehicles produced by us are in operation in India as of the date hereof. We have a substantial presence in India and also have global operations in connection with production and sale of Jaguar and Land Rover premium brand passenger vehicles.

We were incorporated on September 1, 1945 as a public limited liability company under the Indian Companies Act VII of 1913 as Tata Locomotive and Engineering Company Limited and we received a certificate of commencement of business on November 20, 1945. Our name was changed to Tata Engineering and Locomotive Company Limited on September 24, 1960, and to Tata Motors Limited on July 29, 2003. Tata Motors Limited is incorporated and domiciled in India. We commenced operations as a steam locomotive manufacturer. This business was discontinued in 1971. Since 1954, we have been manufacturing automotive vehicles. The automotive vehicle business commenced with the manufacture of commercial vehicles under financial and technical collaboration with Daimler-Benz AG (now Daimler AG) of Germany. This agreement ended in 1969. We produced only commercial vehicles until 1991, when we started producing passenger vehicles as well. Together with our consolidated subsidiaries we form the Tata Motors Group.

In June 2008, we acquired the Jaguar Land Rover business from Ford Motor Company. Jaguar Land Rover is a global automotive business, which designs, manufactures and sells Jaguar luxury sedans and sports cars and Land Rover premium all-terrain vehicles as well as related parts, accessories and merchandise. The Jaguar Land Rover business has internationally recognized brands, a product portfolio of award-winning luxury performance cars and premium all-terrain vehicles, brand specific global distribution networks and research and development capabilities. As a part of our acquisition of the Jaguar Land Rover business, we acquired three major manufacturing facilities located in Halewood, Solihull and Castle Bromwich and two advanced design and engineering facilities located at Whitley and Gaydon, all in the United Kingdom, together with national sales companies in several countries.

In September 2004, we became the first company from India’s automotive sector to be listed on the New York Stock Exchange. Our ADSs are traded on the NYSE under the symbol “TTM”. Our Ordinary Shares and ‘A’ Ordinary Shares are traded on the BSE under the codes 500570 and 570001, respectively, and the NSE under the symbols “TATAMOTORS” and “TATAMTRDVR”, respectively.

As of and for the nine months ended December 31, 2014, our consolidated assets were Rs.2,367,382.0 million (approximately US$37,556.6 million), our consolidated revenues were Rs.1,946,822.1 million (approximately US$30,884.8 million) and our consolidated net income was Rs.112,970.3 million (approximately US$1,792.2 million). The U.S. dollar amounts in our consolidated financial statements incorporated by reference into this prospectus supplement have been translated based on the fixing rate of US$1.00 = Rs.63.035 in the City of Mumbai on December 31, 2014 for cable transfers in Indian rupees as published by the Foreign Exchange Dealers’ Association of India. See “Certain Terms”.

Background and Growth Strategy

As part of our growth strategy we seek to expand our product offerings and geographical presence, both globally as well as in India. These developments are expected to include:

•	the addition of more than 100 products (taking into account differing tonnage, power train combinations and variants) in our commercial vehicle business over the next three years;

•	the introduction of two or three new products each year in our passenger vehicle business;

•	the adoption of a new modular platform for vehicles from 2016-17 onwards;

•	the addition of more than 40 new products (taking into account differing variants and power train combinations) over the next five years in our Jaguar Land Rover business;

•	de-risking our Jaguar Land Rover business by setting up its own engine plant in the United Kingdom and a general increase in our manufacturing capacity in the United Kingdom;

•	an expansion of Jaguar Land Rover’s operations in China, Brazil and potentially other markets;

•	investment in technology, including to enable compliance with increasingly stringent emission control requirements; and

•	expansion of commercial and passenger vehicle operations in Thailand, Indonesia and South Korea (through our existing manufacturing bases), as well as penetration of new export markets for our India business including Australia, the Philippines and Vietnam.

In light of our global growth and expansion plans, it is expected that we will require significant capital expenditures amounting to an average of Rs. 40 billion (approximately US$637.6 million) per year for our Tata Motors business and GBP3.5-3.7 billion (approximately US$5.5-5.7 billion) per year for our Jaguar Land Rover business. While we endeavor to meet a significant portion of our aggregate capital expenditure through our consolidated cash flow from operations, we consider it prudent in light of the cyclical nature of our automobile operations, as evidenced by the recent economic downturn in India and its resulting negative impact on operating cash flow, to raise additional funds through the ADS Rights Offering.

Use of Proceeds

Assuming all of the new Ordinary Shares and ‘A’ Ordinary Shares sold in the Rights Offering are subscribed for at the subscription price of Rs.450 per new Ordinary Share and Rs.271 per ‘A’ Ordinary Share, the net proceeds of the Rights Offering are expected to be approximately Rs.74,280 million (approximately US$1,183.1 million) after deduction of fees and expenses of approximately Rs.700 million (approximately US$11.1 million).

The net proceeds are expected to be utilized towards:

•	funding expenditure towards plant and machinery;

•	funding expenditure relating to research and product development;

•	repayment in full or in part of certain long-term and short-term borrowings; and

•	general corporate purposes.

See “Use of Proceeds” beginning on page S-38 of this prospectus supplement.

Recent Developments

Trading Update

Our total sales (including exports) of Tata Motors vehicles in January and February 2015 were 42,582 vehicles and 44,209 vehicles respectively, representing increases of 5% and 11% over the sales in January and February 2014. However, on a cumulative basis, as of February 28, 2015, we had sold only 449,659 vehicles for the fiscal year ended March 31, 2015, as compared to 515,407 vehicles in the equivalent period in the fiscal year ended March 31, 2014, representing a decline of 13%.

The table below sets forth the breakdown in sales of Tata Motors vehicles for the periods indicated.

	January			February
	2015	2014	% change	2015	2014	% change
Category
Passenger Cars
Domestic	11,637	8,463	38%	11,805	9,026	31%
Exports	176	353	-50%	120	339	-65%
Subtotal	11,813	8,816	34%	11,925	9,365	27%
Utility Vehicles
Domestic	1,410	2,511	-44%	1,962	2,299	-15%
Exports	71	84	-15%	49	100	-51%
Subtotal	1,481	2,595	-43%	2,011	2,399	-16%
Light Commercial Vehicles
Domestic	14,301	17,517	-18%	14,357	14,881	-4%
Exports	2,291	2,317	-1%	2,584	2,850	-9%
Subtotal	16,592	19,834	-16%	16,941	17,731	-4%
Medium and Heavy Commercial Vehicles
Domestic	11,273	8,166	38%	12,190	9,109	34%
Exports	1,423	1,070	33%	1,142	1,347	-15%
Subtotal	12,696	9,236	37%	13,332	10,456	28%

Domestic Total	38,621	36,657	5%	40,314	35,315	14%
Exports Total	3,961	3,824	4%	3,895	4,636	-16%

Combined Total	42,582	40,481	5%	44,209	39,951	11%

We sold 11,813 and 11,925 Tata Motors passenger vehicles in January and February 2015 as compared to 8,816 and 9,365 vehicles in January and February 2014, representing increases of 34% and 27% respectively.

Our sales of Tata Motors light, medium and heavy commercial vehicles in February 2015 were 30,273 vehicles, representing a 7% increase over 28,187 vehicles in February 2014. However, sales of Tata Motors utility vehicles dropped by 43% to 1,481 vehicles in January 2015 and by 16% to 2,011 vehicles in February 2015.

Our Jaguar Land Rover business retailed 37,317 vehicles and 28,689 vehicles in January and February 2015 respectively compared to 39,106 and 30,487 in the corresponding months in 2014, reflecting decline of 5% and 6% respectively. The decrease was largely due to lack of available Freelander inventory. As of February 28, 2015, on a cumulative basis our Jaguar Land Rover business had retailed 403,728 vehicles for the fiscal year ended March 31, 2015, as compared to 379,128 vehicles in the equivalent period in the fiscal year ended March 31, 2014, representing an increase of 6%.

Buy-back of Non-Convertible Debentures

On March 25, 2015, our board of directors authorized the buy-back of Rs.12.5 billion (approximately US$199.1 million) of secured non-convertible debentures with a maturity date of March 31, 2016 as part of our debt restructuring program which is intended to ensure a healthy debt equity mix, a balanced maturity profile, and better terms including lower cost of debt. The buy-back will require payment of a redemption premium in the amount of Rs.9.2 billion (approximately US$146.4 million).

2015 Notes and Tender Offers

On February 19, 2015, Jaguar Land Rover commenced a tender offer and a consent solicitation, referred to hereinafter as the Sterling Tender Offer, in respect of its outstanding GBP500,000,000 8.250% Senior Notes due 2020 issued March 27, 2012, or the 2012 Notes. The Sterling Tender Offer expired at 5:00 p.m., London time, on March 19, 2015. As of the expiration date of the Sterling Tender Offer, Jaguar Land Rover received valid tenders and consents of GBP441,548,000 in aggregate principal amount of notes representing approximately 88.31% of the notes outstanding at the commencement of the Sterling Tender Offer, including tenders of GBP440,593,000 in aggregate principal amount of notes received at or prior to 5:00 p.m., London time, on March 5, 2015.

On February 24, 2015, JLR issued GBP400,000,000 aggregate principal amount of 3.875% Senior Notes due 2023, referred to as the 2015 Notes. Jaguar Land Rover intends to use certain of the proceeds of the 2015 Notes, together with cash on hand, to repurchase the 2012 Notes tendered pursuant to the Sterling Tender Offer.

On March 3, 2015, Jaguar Land Rover commenced a tender offer and a consent solicitation, referred to hereinafter as the Dollar Tender Offer, in respect of its outstanding US$410,000,000 8.125% Senior Notes due 2021 issued May 19, 2011, or the 2011 Notes. As of 5:00 p.m., New York time, on 16 March 2015, being the early tender date, Jaguar Land Rover received valid tenders and consents of US$326,117,000 in aggregate principal amount of notes representing approximately 79.54% of the notes outstanding at the commencement of the Dollar Tender Offer.

New Products and Services

The following is a summary of new and anticipated products in our Tata and other brand vehicles business:

•	Zest: On August 12, 2014, we announced the commercial launch of the Zest, the all new, sub-four meter compact sedan. The Zest is being manufactured at the Pimpri and Ranjangaon plants in Pune, India.

•	Bolt: On January 22, 2015, we announced the commercial launch of a sporty hatchback, the all-new Bolt. The Bolt is manufactured at the Pimpri plant in Pune.

•	SuperAce Mint: The Tata Ace family of mini trucks offer last mile cargo transport solutions from Tata Motors. With this launch, we are penetrating further into the small pick-up market and plan to grow its market share in this segment.

•	Xenon and Prima: In January 2015, we launched our new-generation Xenon and Prima commercial vehicles in the Malaysian market, with partner DRB-HICOM Commercial Vehicles.

The following is a summary of new and anticipated products in our Jaguar Land Rover business:

•	Land Rover Discovery Sport: On September 2, 2014, Jaguar Land Rover revealed to the market the new Discovery Sport, a versatile premium compact sport utility vehicle that is the first member of the new Discovery family. Sales of the new Land Rover Discovery Sport have been underway since early 2015.

•	Ranger Rover Evoque: The 2016 Range Rover Evoque made its world debut at the Geneva Motor Show in March 2015. It is the first model from Jaguar Land Rover to feature full-LED adaptive headlamp technology.

•	Jaguar XE: The Jaguar XE made its global debut at the 2014 Paris Auto Show. It is the first aluminum monocoque vehicle in the midsize vehicle segment.

•	Jaguar XF: The 2016 Jaguar XF is expected to make its official world debut at the 2015 New York International Auto Show on April 1, 2015. As with other new Jaguar models, the XF will also feature strengthened, lightweight aluminum-intensive construction.

•	Jaguar F-Pace: The Jaguar F-Pace is based on the C-X17 Concept vehicle which was revealed to the market at the Frankfurt Motor Show in 2013. It is intended to be an ultimate practical sports car, offering a combination of Jaguar sports car inspired exterior design and a practical and spacious luxury interior.

Regulatory proceedings

The Competition Commission of India, or CCI, has initiated an inquiry against Tata Motors Limited and other car manufacturers (collectively referred to hereinafter as the OEMs) pursuant to an allegation that genuine spare parts of automobiles manufactured by the OEMs were not made freely available in the open market in India and accordingly, anti-competitive practices were carried out by the OEMs. The CCI through its order, dated August 25, 2014, held that the OEMs had violated the provisions of Section 3 and Section 4 of the Competition Act, 2002, the Indian Competition Act, and imposed a penalty of 2% of the average turnover for three years. Subsequently, we and other car manufacturers filed a writ petition before the Delhi High Court challenging the constitutional validity of Section 22(3) and 27(b) of the Indian Competition Act under which the order was passed and penalty imposed. The matter is currently pending before the Delhi High Court.

Property Plant and Equipment

Jaguar Land Rover has affirmed its GBP600 million investment plan across three sites in the West Midlands, United Kingdom. The largest single investment has been made at its Castle Bromwich plant to upgrade the facility for the production of Jaguar XF, which consists of a GBP320 million aluminum body shop to facilitate lightweight vehicle manufacturing. In addition, Jaguar Land Rover has completed the purchase of 62 acres of land to double the size of its Advanced Design and Engineering Centre in Whitley, United Kingdom to support development and production of ultra-low emission vehicles. An investment of GBP150 million is also being made for the construction of the National Automotive Innovation Centre, or NAIC, which will open in Spring 2017. The NAIC is expected to provide a technology hub for Jaguar Land Rover’s research team to work collaboratively with academics and R&D specialists from across the automotive supply chain.

SUMMARY OF THE RIGHTS OFFERING

This summary highlights certain information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding to subscribe the Rights. We urge you to read the entire prospectus supplement and the accompanying base prospectus carefully, including the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections, along with our consolidated financial statements and the notes to those financial statements.

Pursuant to a shareholders’ resolution approved by way of postal ballot on March 3, 2015, authority was granted to our board of directors to determine the terms of the Rights Offering. Our board of directors approved the terms and conditions of the Rights Offering on March 25, 2015.

The Rights Offering consists of the ADS Rights Offering and the Share Rights Offering. The ADS Rights Offering is being made to persons who are located in or reside in the United States. The Share Rights Offering is being conducted to persons with registered addresses in India. Assuming full subscription, the aggregate proceeds to us from the Rights Offering are Rs.74,280 million (approximately US$1,183.1 million) after deduction of fees and expenses incurred in connection with the offering.

Assuming that the Rights Offering is fully subscribed, we will issue 150,644,759 new Ordinary Shares, including Ordinary Shares represented by ADSs, and 26,530,290 new ‘A’ Ordinary Shares, and expect to have 2,887,357,881 Ordinary Shares and 508,497,235 ‘A’ Ordinary Shares outstanding after the Rights Offering.

The ADS Rights Offering

Issuer	Tata Motors Limited, a company incorporated in India.

Eligible ADS Rights Holder	Eligible ADS Rights Holders are registered holders or beneficial owners of ADSs as of the ADS record date that are located or reside in the United States.

ADS Rights may not be distributed to holders or beneficial owners of ADSs that are not Eligible ADS Rights Holders. The ADS Depositary will not distribute the ADS Rights to registered holders of ADSs with registered addresses outside the United States which is referred to hereinafter as an Eligible Jurisdiction. The ADS Rights Agent will use commercially reasonable efforts to sell the ADS Rights it holds for registered holders of ADSs that have registered addresses outside the Eligible Jurisdiction and will distribute the net cash proceeds from such sales (calculated on the basis of the weighted average of all sales of ADS Rights by the ADS Rights Agent and net of applicable fees, taxes and expenses) to such ADS holders after the end of the ADS Rights Offering subscription period.

Brokers, banks and other nominees who hold ADSs for clients that are the beneficial owners of the ADSs and are located or reside outside of the Eligible Jurisdiction are instructed not to distribute the ADS Rights they may receive on behalf of such clients and, in lieu of such distribution of ADS Rights, the brokers, banks and other nominees are requested to sell the ADS Rights on behalf of such clients (either directly or through the ADS Rights Agent) and to distribute to such clients only the net cash proceeds from such sales.

Brokers, banks and other nominees exercising ADS Rights on behalf of their clients will be asked to certify that such clients are Eligible ADS Rights Holders.

ADS Rights Offering	Each ADS Right entitles the holder thereof to subscribe for one ADS at the ADS subscription price.

ADS Depositary	Citibank, N.A.

ADS Rights Agent	Citibank, N.A.

Excess Applications	ADSs not taken up in terms of the Rights Offering will be available for allocation to holders of ADS Rights who validly exercise all of their ADS Rights and validly apply to purchase additional ADSs, as determined by the following formula:

A – B = C,

where

A is equal to the maximum number of ADSs that may be subscribed by all ADS Rights holders (without giving effect to Excess Applications);

B is equal to the number of ADSs subscribed by ADS Rights holders (without giving effect to Excess Applications); and

C is equal to the maximum amount of ADSs available for allocation to holders who wish to apply for a greater number of ADSs than initially offered to them.

Excess ADSs will be allocated, based on the number of ADS Rights validly exercised, to holders of ADS Rights who have exercised their ADS Rights in full and have validly applied for excess ADSs. Any fractional entitlements to excess ADSs will be disregarded.

Condition to the ADS Rights Offering	See the “Condition to the Rights Offering” below.

If the condition to the Rights Offering is not satisfied, we will refund the entire subscription amount received in Indian rupees in respect of the ADS Rights (including Excess Applications) to the ADS Rights Agent. The ADS Rights Agent will use commercially reasonable efforts to convert the Indian rupees received into U.S. dollars and to return the U.S. dollars from such conversion to the holders who validly exercise ADS Rights (which may be less than the estimated ADS subscription price and may be less than the deposit amount of US$39.42 per ADS subscribed).

ADS Record Date	The record date for purposes of determining Eligible ADS Rights Holders is expected to be 5:00 p.m., New York City time, on April 7, 2015.

ADS ex-Rights Date	The ex-Rights date for the ADSs is expected to be April 2, 2015.

ADSs trading on the NYSE on and after that date are expected to trade without entitlement to ADS Rights.

ADS Rights Offering Subscription Period	From 9:00 a.m., New York City time, on April 10, 2015 to 2:15 p.m., New York City time, on April 27, 2015.

ADS Subscription Price	The estimated ADS subscription price is US$35.84 per ADS subscribed. The actual ADS subscription price per ADS will be the Share subscription price of Rs.2,250 for five Ordinary Shares translated into U.S. dollars on or about April 29, 2015 plus currency conversion fees and the depositary’s issuance fee of US$0.05 per new ADS issued.

The estimated ADS subscription price is the U.S. dollar equivalent of the share subscription price (adjusted to reflect the ADS-to-Ordinary Share ratio), using an exchange rate of Rs.62.7825 per U.S. dollar (the opening Indian rupee to U.S. dollar exchange rate published by Bloomberg L.P. at 7:29 a.m, New York City time, on March 27, 2015). A subscriber of the ADSs must deposit US$39.42 per ADS subscribed, which represents 110% of the estimated ADS subscription price, upon the exercise of each ADS Right. This additional amount over and above the estimated ADS subscription price is to increase the likelihood that the ADS Rights Agent will have sufficient funds to pay the actual ADS subscription price in light of a possible appreciation of the Indian rupee against the U.S. dollar between the date of this prospectus supplement and the end of the ADS Rights Offering subscription period and to pay currency conversion fees and the depositary’s issuance fee of US$0.05 per new ADS. If the actual U.S. dollar price plus the issuance fee is less than the deposit amount, the ADS Rights Agent will refund such excess U.S. dollar subscription price to the subscribing ADS Rights holder without interest. If there is a deficiency, the ADS Rights Agent will not deliver the offered ADSs to such subscribing ADS Rights holder until it has received payment of the deficiency. The ADS Rights Agent may sell a portion of the new ADSs to cover the deficiency if not paid within 14 days from notice of the deficiency.

Transfer of ADS Rights	Subject to compliance with relevant securities laws, the ADS Rights are freely transferable. The ADS Rights are expected to trade on the NYSE under the symbol “TTM RT” from 9:30 a.m., New York time, on April 10, 2015 until April 24, 2015. The NYSE has indicated that initially the ADS Rights may trade on a “when-issued” basis.

Exercise of ADS Rights	Each holder or beneficial owner of ADS Rights may exercise all or only part of its ADS Rights, and may apply for excess ADSs (if it has validly exercised all of its ADS Rights). Subscriptions must be received by the ADS Rights Agent prior to 2:15 p.m., New York City time, on April 27, 2015.

Subject to the ADS Rights not being fully subscribed, holders of ADS Rights who timely exercise their ADS Rights and timely apply to purchase additional ADSs, may be allocated additional ADSs on a proportionate basis in respect of their excess applications. For further details, see “The Rights Offering—Subscription by Holders of ADS Rights—Excess Applications”.

Each beneficial owner of ADS Rights who wishes to exercise its ADS Rights should consult with the financial intermediary through which it holds its ADSs as to the manner, timing and form of exercise documentation, method of payment of the ADS deposit amount and other related matters required to effect such exercise. The financial intermediary with whom the subscription is made may require any person exercising ADS rights to pay or block the ADS deposit amount for the ADSs being subscribed in a deposit account as a condition to accepting the relevant subscription. You are urged to consult your financial intermediary without delay in case your financial intermediary is unable to act immediately.

We provide further details on how to exercise ADS Rights (including guaranteed delivery procedures) under “The Rights Offering”.

Exercise of ADS Rights Irrevocable	Any exercise of ADS Rights (including any application for Excess of ADS) will be irrevocable upon exercise and may not be canceled or modified after such exercise.

Fractional ADS Rights	Fractional ADS Rights will not be issued. Fractional entitlements to ADS Rights will be rounded down to the nearest whole number and will lapse without compensation.

Unexercised ADS Rights	ADS Rights that are not exercised prior to the end of the ADS Rights Offering subscription period will expire valueless without any compensation.

Delivery of Offered ADSs	The ADS Depositary will use commercially reasonable efforts to sell the ADS Rights it holds for registered holders of ADSs that have registered addresses outside the Eligible Jurisdiction and will distribute the net cash proceeds from such sales (calculated on the basis of the weighted average of all sales of ADS Rights by the ADS Rights Agent and net of applicable fees, taxes and expenses) to such ADS holders.

Brokers, banks and other nominees, who receive ADS Rights on behalf of clients that are the beneficial owners of the ADSs and are located or reside outside of the Eligible Jurisdiction, are instructed not to distribute the ADS Rights they may receive on behalf of such clients and, in lieu of such distribution of ADS Rights, the brokers, banks and other nominees are requested to sell the ADS Rights on behalf of such clients (either directly or through the ADS Rights Agent) and to distribute to such clients only the net cash proceeds from such sales. Brokers, banks and other nominees exercising ADS Rights on behalf of their clients will be asked to certify that such clients are Eligible ADS Rights Holders.

The ADSs subscribed for (including in respect of Excess Applications) are expected to be delivered to each ADS subscriber (by credit to its book-entry account at the financial intermediary through which it holds the ADS Rights or in the form of an uncertificated ADS if it is a holder registered directly with the ADS Depositary) on or around May 20, 2015.

U.S. Information Agent	Georgeson Inc.

ADS Holder Helpline Number	+1-(866)-821-2550 (U.S. toll-free) 9 a.m. to 9 p.m. (New York City time)

Summary Timetable for Holders of ADSs(1)(2)

Announcement of ADS Rights Offering	March 25, 2015
ADS ex-rights date	April 2, 2015
ADS record date	5:00 p.m. on April 7, 2015
Notice to ADS holders of ADS Rights to which they are entitled	After April 7, 2015
Notice to brokers/dealers of terms of ADS Rights Offering	After April 7, 2015
Notice to ADS holders of terms of ADS Rights Offering	After April 7, 2015
ADS Rights Offering subscription period commences	9:00 a.m. on April 10, 2015
Trading of ADS rights commences on the NYSE(3)	9:30 a.m. on April 10, 2015
Trading of ADS Rights ceases on the NYSE	April 24, 2015
ADS Rights Offering subscription period ends	2:15 p.m. on April 27, 2015
Expected date for issuance and delivery of the new ADSs	On or around May 20, 2015

(1)	Other than dates prior to the date of this prospectus supplement, all dates are expected and subject to change. No assurance can be given that the issuance and delivery of the offered ADSs will not be delayed.
(2)	All times refer to New York City time on the relevant date.
(3)	The NYSE has indicated that initially the ADS Rights may trade on a “when-issued” basis.

The Share Rights Offering

Issuer	Tata Motors Limited, a company incorporated in India.

Registrar	Link Intime India Private Limited

C-13, Pannalal Silk Mills Compound
L.B.S. Marg, Bhandup (West)
Mumbai 400 078, India
Tel: +91-22-6171-5400;
+91-0-9167779196;
+91-0-9167779197;
+91-0-9167779198;
+91-0-9167779199;
Fax: +91-22-2596-0329
E-mail: tatamotors.rights@linkintime.co.in
Contact Person: Sachin Achar
SEBI Registration No: INR000004058

Indian Depositories	National Securities Depository Limited and Central Depository Services (India) Limited

Rights Entitlement	Holders of Ordinary Shares and ‘A’ Ordinary Shares are being offered the right to subscribe for cash for additional Ordinary Shares and ‘A’ Ordinary Shares, respectively. Such subscription rights are being offered to holders of shares whose names appear as beneficial owners on a list to be furnished by the Indian Depositories (in respect of securities held in electronic form) and on our register of members (in respect of securities held in physical form) as of the record date.

Each Ordinary Share Right entitles the holder thereof to subscribe for 0.055045 offered Ordinary Shares at the Share subscription price, reflecting an allocation of 6 Ordinary Shares for every 109 Ordinary Shares.

Each ‘A’ Ordinary Share Right entitles the holder thereof to subscribe for 0.055045 offered ‘A’ Ordinary Shares at the Share subscription price, reflecting an allocation of 6 ‘A’ Ordinary Shares for every 109 ‘A’ Ordinary Shares.

Subscriptions will be accepted for a whole number of offered Shares only and any fractional entitlements will be disregarded, although holders of Share Rights may exercise all or only part of their Share Rights.

Excess Applications	Shares not taken up in terms of the Rights Offering (including in respect of ADSs subject to certain limitations as described further in “The Rights Offering”) will be available for allocation to holders of Shares who wish to apply for a greater number of Shares than initially offered to them in the Rights Offering on the same terms and conditions, subject to certain limitations. Applications for excess Shares must be made together with initial subscriptions for Shares.

Share Subscription Period	From April 17, 2015 to close of business hours, Indian Standard Time, on May 2, 2015.

Share Subscription Price	Rs.450 per offered Ordinary Share, which was equivalent to US$7.17 on March 27, 2015 using an exchange rate of Rs.62.7825 per U.S. dollar (the opening exchange rate as published by Bloomberg L.P. at 7:29 a.m., New York City time, on March 27, 2015).

Rs.271 per offered ‘A’ Ordinary Share, which was equivalent to US$4.32 on March 27, 2015 using an exchange rate of Rs.62.7825 per U.S. dollar (the opening exchange rate as published by Bloomberg L.P. at 7:29 a.m., New York City time, on March 27, 2015).

Renunciation	On March 30, 2015, we received approval from RBI for renunciation of Share Rights on the floor of BSE and NSE by (a) shareholders resident in India to any person resident outside India; and (b) shareholders resident outside India to any person who is either resident in or outside India, subject to the offer price to non-resident not being less than the offer price to a resident shareholder. However, non-resident Indian shareholders holding non-repatriable shares may only renounce the Rights in favor of residents or other non-resident Indians, and where an overseas corporate body, or OCB is involved, prior approval from RBI will be required. We provide further details on how to renounce Share Rights under “The Rights Offering”.

Exercise of Rights Entitlement	Each holder of Share Rights may exercise all or only part of its Share Rights and may apply for excess Shares. Subscriptions must be received on or prior to the close of business hours in India on May 2, 2015. Dematerialized shareholders are urged to consult their Indian Depository or broker without delay regarding the procedure they need to follow for the acceptance, sale or renunciation of their rights offer entitlement without delay in case their Indian Depository or broker is unable to act immediately.

We provide further details on how to exercise Share Rights under “The Rights Offering”.

Unexercised Rights Entitlement	Share Rights that are not exercised prior to the end of the Share subscription period will expire valueless without any compensation.

Delivery of Offered Shares	Letters of allotment to the Rights Offering are expected to be posted to registered address of the investor, and in case of joint holding, the registered address of the investor whose name appears first in the composite application form.

Holders of dematerialized Shares, i.e. those who hold their Shares in electronic rather than physical form through a credit to their account with an Indian Depository, are expected to have their accounts updated in respect of Ordinary Shares or ‘A’ Ordinary Shares issued to them, including in respect of Excess Applications within a period of 15 days from the expiration of the Share Rights subscription period.

Start of trading in new Ordinary Shares and ‘A’ Ordinary Shares	We expect that the Ordinary Shares and ‘A’ Ordinary Shares subscribed for pursuant to the Rights Offering will be admitted to listing and trading on the BSE within a period of 15 days from the expiration of the Share Rights subscription period under the codes “500570” and “570001”, and on the NSE under the symbols “TATAMOTORS” and “TATATRDVR”, respectively. We can give no assurance that such issuance and delivery or admission to listing and trading will take place at such time or at all.

Information Agent	Georgeson Inc.

Helpline Number for Holders of Shares	+1-(866)-821-2550 (U.S. toll-free)

Summary Timetable for Holders of Shares(1)

Announcement of Rights Offering	March 25, 2015
Book Closure Date	April 8, 2015
Share subscription period for exercise of Share Rights commences	April 17, 2015
Last day for submission of composite application form	May 2, 2015
Expiration of Share Rights subscription period	May 2, 2015
Expected date of issue of all offered Shares	On or around May 13, 2015
Expected date for delivery of offered Shares in respect of Excess Applications	On or around May 13, 2015
Expected date for commencement of trading of new Ordinary Shares and ‘A’ Ordinary Shares on the BSE	On or around May 18, 2015
Expected date for commencement of trading of new Ordinary Shares and ‘A’ Ordinary Shares on the NSE	On or around May 18, 2015

(1)	Other than dates prior to the date of this prospectus supplement, all dates are subject to change. No assurance can be given that the issuance and delivery of the offered shares will not be delayed.

Information Applicable to the Rights Offering Generally

Condition to the Rights Offering	If we do not receive the minimum subscription of 90% of the Rights Offering, on an aggregate basis including subscription by the Underwriters pursuant to their obligations with respect to devolved Shares, we shall refund the entire subscription amount to shareholders, which amounts are to be received by shareholders within 15 days from the expiration of the Rights Offering subscription period. If there is a delay in the refund of the subscription amount by more than eight days after such time, we shall pay interest for the period of delay, as prescribed under applicable Indian laws.

Participation by Tata Sons Limited and related entities	Tata Sons Limited has undertaken to subscribe, on its own account, to the full extent of its entitlements in the Rights Offering, such commitment referred to hereinafter as the Assured Subscription. Sir Dorabji Tata Trust, Lady Tata Memorial Trust, Sir Ratan Tata Trust and JRD Tata Trust, referred to collectively as the Trusts, have confirmed that they will renounce all of their entitlements to participate in the Rights Offering in favor of Tata Sons Limited, because, among other factors, the Trusts would not be eligible to make such investment under the provisions of the Bombay Public Trusts Act, 1950, as amended. As renunciation by the Trusts is being undertaken due to operation of law, it would not be considered as “renunciation” for the purposes of Regulation 10(4)(b)(i) of the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, referred to as the Takeover Regulations, and would be exempt from the open offer requirements under Regulation 10(4)(a) of the Takeover Regulations.

Tata Sons Limited has agreed to subscribe, on its own account, to the full extent of any Share Rights that may be renounced in its favor by the Trusts.

Underwriting Agreement	We have entered into an underwriting agreement, dated March 26, 2015, with the Underwriters, pursuant to which they have agreed to procure subscribers for, or otherwise subscribe for, any Ordinary Shares and ‘A’ Ordinary Shares that have not otherwise been subscribed for in the Rights Offering (including pursuant to the Assured Subscription), at a subscription price of Rs.450 per Ordinary Share and Rs.271 per ‘A’ Ordinary Share. The underwriting agreement provides that the obligation of the several Underwriters to pay for and accept delivery of any Shares under the Right Offering are subject to certain conditions. See “Plan of Distribution”.

Use of Proceeds	Assuming all of the new Ordinary Shares and ‘A’ Ordinary Shares are subscribed for as part of the Rights Offering, the net proceeds to the Company are expected to be approximately Rs.74,280 million (approximately US$1,183.1 million) after deduction of fees and expenses of approximately Rs.700 million (approximately US$11.1 million).

The net proceeds are expected to be utilized towards:

•	funding expenditure towards plant and machinery;

•	funding expenditure relating to research and product development;

•	repayment in full or in part of certain long-term and short-term borrowings of the Company; and

•	general corporate purposes.

See “Use of Proceeds” beginning on page S-35 of this prospectus supplement.

International Securities Identification Numbers (ISIN):	ADSs—US 8765685024

ADS Rights—US 8765681221

Ordinary Shares—INE155A01022

‘A’ Ordinary Shares—IN9155A01020

CUSIPs:	ADSs—876568502

ADS Rights—876568122

For additional information regarding the Rights Offering, see “The Rights Offering”. For a discussion of the risks that you should consider in connection with the Offering, see “Risk Factors” elsewhere in this prospectus supplement, in the accompanying base prospectus and the Annual Report.

RISK FACTORS

Investing in the ADSs, the Shares and the Rights is speculative and is subject to a number of risks, including those risks which are described in this section. You should carefully consider the risks associated with any investment in the ADSs, the Shares or the Rights, our business and the industry in which we operate, including the following discussion of risks, as well as the other information set forth in or incorporated by reference into this prospectus. You should also carefully consider the risk factors described under “Item 3. Key Information—D. Risk Factors” beginning on page 3 of the Annual Report, which is incorporated by reference into this prospectus supplement. Any of these risks could cause our future results to differ materially from expected results. The market price of our ADSs, the Shares and the Rights could decline due to any of these risks and investors could lose all or part of their investment.

Risk associated with our Business and the Automotive Industry

Deterioration in global economic conditions could have a material adverse impact on our sales, financial condition and results of operations.

The automotive industry, and the demand for automobiles, are influenced by general economic conditions, including among other things, rates of economic growth, availability of credit, disposable income of consumers, interest rates, environmental and tax policies, safety regulations, freight rates and fuel and commodity prices. Negative trends in any of these factors impacting the regions where we operate could materially and adversely affect our business, financial condition and results of operations.

The Indian automotive industry is affected materially by the general economic conditions in India and around the world. Muted industrial growth in India in recent years, along with continuing high levels of inflation and interest rates, continue to pose risks to overall growth in this market. The automotive industry in general is cyclical and economic slowdowns in the recent past have affected the manufacturing sector, including the automotive and related industries in India. A continuation of negative economic trends or further deterioration in key economic metrics such as the growth rate, interest rates and inflation as well as reduced availability of financing for vehicles at competitive rates could materially and adversely affect our automotive sales in India and results of operations.

In addition, the Indian automotive market and the Indian economy are influenced by economic and market conditions in other countries. Although economic conditions are different in each country, investors’ reactions to economic developments in one country can have adverse effects on the securities of companies and the economy as a whole, in other countries, including India. A loss of investor confidence in the financial systems of other emerging markets may cause volatility in Indian financial markets and indirectly, in the Indian economy in general. Any worldwide financial instability could also have a negative impact on the Indian economy, including the movement of exchange rates and interest rates in India. In the event global economic recovery is slower than expected, or if there is any significant financial disruption, this could have a material adverse effect on our cost of funding, portfolio of financing loans, business, prospects, results of operations, financial condition and the trading price of our Shares and ADSs.

Our Jaguar Land Rover business has significant operations in the United Kingdom, North America, continental Europe and China, as well as sales operations in many major countries across the globe. During Fiscal 2014, the automotive market in the United Kingdom and Europe continued to experience challenges. Confidence in financial markets and general consumer confidence have been further eroded by recent political tensions in North Africa, the Middle East and Ukraine, the imposition of economic sanctions against Russia, a possible exit by Greece from the Eurozone and concerns of an economic slowdown in China. Our strategy with respect to our Jaguar Land Rover operations, which includes new product launches and expansion in converging markets such as China, India, Russia and Brazil where we have experienced growth in recent years, may not be sufficient to mitigate the decrease in demand for our products in established markets which may have a significant negative impact on our financial performance. If automotive demand softens because of lower or negative economic growth in key markets, including China and Russia, or other factors, our financial condition and results of operations could be materially and adversely affected.

Restrictive covenants in our financing agreements may limit our operations and financial flexibility and materially and adversely impact our financial condition, results of operations and prospects.

Some of our financing agreements and debt arrangements set limits on or require us to obtain lender consent before, among other things, pledging assets as security. In addition, certain financial covenants may limit our ability to borrow additional funds or to incur additional liens. In the past, we have been able to obtain required lender consent for such activities. However, there can be no assurance that we will be able to obtain such consents in the future. If our liquidity needs or growth plans require such consents and such consents are not obtained, we may be forced to forego or alter our plans, which could materially and adversely affect our results of operations and financial condition.

In the event we breach these financing agreements, the outstanding amounts due thereunder could become due and payable immediately or result in increased costs. A default under one of these agreements may also result in cross-defaults under other financing agreements and result in the outstanding amounts under such other financing agreements becoming due and payable immediately. This could have a material adverse effect on our results of operations and financial condition.

In recent years, we have been in breach of financial covenants relating to our ratio of total outstanding liabilities to tangible net worth and to our debt service coverage ratio in various financing agreements. We requested and obtained waivers of our obligations from our lenders and guarantors to pay additional costs as a consequence of such breaches. These breaches have not resulted in an event of default in our financing agreements or the payment of penalties.

If we are in breach of these financials covenants in Fiscal 2015, we plan to seek consents or waivers from our lenders or guarantors. However, we cannot assure you that we will succeed in obtaining consents or waivers in the future from our lenders or guarantors, or that our lenders and guarantors will not impose additional operating and financial restrictions on us, or otherwise seek to modify the terms of our existing financing agreements in ways that are materially adverse to us. In addition, future non-compliance with the financial covenants of our financing agreements may lead to increased costs for any future financings. See “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Loan Covenants” in the Annual Report for more information on the loan covenants of our financing agreements.

Exchange rate and interest rate fluctuations could materially and adversely affect our financial condition and results of operations.

Our operations are subject to risks arising from fluctuations in exchange rates in countries in which we operate. We import capital equipment, raw materials and components from, manufacture vehicles in, and sell vehicles into, various countries, and therefore our revenue and costs have significant exposure to the relative movements of the GBP, the U.S. dollar, the Euro, the Chinese Renminbi, the Russian Ruble, the Japanese Yen and the Indian rupee. In particular, the Indian rupee has declined significantly relative to the U.S. dollar in recent years. As of August 28, 2013, the value of the Indian rupee against the US dollar was Rs. 68.80 = US$1.00, following a depreciation of approximately 28.2%, as compared to Rs.53.65 = US $1.00 on May 1, 2013, based on the exchange rate for Indian rupees in the New York City for cable transfers payable in foreign currencies as certified by the Federal Reserve Bank of New York for customs purposes. The exchange rate between Indian rupees and U.S. dollars was Rs. 62.7825 = US$1.00 based on the opening exchange rate as published by Bloomberg L.P. at 7:29 a.m., New York City time, on March 27, 2015.

Moreover, we have outstanding foreign currency denominated debt and are sensitive to fluctuations in foreign currency exchange rates. We have experienced and expect to continue to experience foreign exchange losses and gains on obligations denominated in foreign currencies in respect of our borrowings and foreign currency assets and liabilities due to currency fluctuations.

We also have interest-bearing assets (including cash balances) and interest bearing liabilities, which bear interest at variable rates, and are therefore exposed to changes in interest rates in the various markets in which we borrow. Although we manage our interest and foreign exchange exposure through use of financial hedging instruments such as forward contracts, swap agreements and option contracts, higher interest rates and a weakening of the Indian rupee against major foreign currencies significantly increase our cost of borrowing, which could have a material adverse effect on our financial condition, results of operations and liquidity.

Intensifying competition could materially and adversely affect our sales, financial condition and results of operations.

The global automotive industry is highly competitive and competition is likely to further intensify in light of continuing globalization and consolidation in the worldwide automotive industry. Competition is especially likely to increase in the premium automotive categories as each market participant intensifies its efforts to retain its position in established markets while also expanding in emerging markets, such as China, India, Russia, Brazil and parts of Asia. The factors affecting competition include product quality and features, innovation and time to introduce new products, ability to control costs, pricing, reliability, safety, fuel economy, environmental impact and perception thereof, customer service and financing terms. There can be no assurance that we will be able to compete successfully in the global automotive industry in the future.

We also face strong competition in the Indian market from domestic as well as foreign automobile manufacturers. Improving infrastructure and robust growth prospects compared to other mature markets have attracted a number of international companies to India either through joint ventures with local partners or through independently owned operations in India. International competitors bring with them decades of international experience, global scale, advanced technology and significant financial resources. Consequently, domestic competition is likely to further intensify in the future. There can be no assurance that we will be able to implement our future strategies in a way that will mitigate the effects of increased competition in the Indian automotive industry.

Designing, manufacturing and selling vehicles is capital intensive and requires substantial investments in manufacturing, machinery, research and development, product design, engineering, technology and marketing in order to meet both consumer preferences and regulatory requirements. If our competitors consolidate or enter into other strategic agreements such as alliances, they may be able to take better advantage of economies of scale. We believe that competitors may be able to benefit from the cost savings offered by consolidation or alliances, which could adversely affect our competitiveness with respect to those competitors. Competitors could use consolidation or alliances as a means of enhancing their competitiveness (including through the acquisition of technology), which could also materially reduce our sales as well as materially and adversely affect our business, financial condition and results of operations.

Our future success depends on our ability to satisfy changing customer demands by offering innovative products in a timely manner and maintaining such products’ competitiveness and quality.

Our competitors may gain significant advantages if they are able to offer products satisfying customer needs earlier than we are able to, which may materially and adversely impact our sales and profitability. Unanticipated delays or cost overruns in implementing new product launches, expansion plans or capacity enhancements could also materially and adversely impact our financial condition and results of operations.

Customer preferences especially in many of the developed markets appear to be moving in favor of more fuel efficient and environmentally friendly vehicles. Furthermore, in many countries there has been significant pressure on the automotive industry to reduce carbon dioxide emissions. In many markets these preferences are driven by increasingly stringiest government regulations, rising fuel prices and customers’ environmental considerations. Our business and operations may be significantly impacted if we experience delays in developing products that reflect changing customer preferences, especially in the premium automotive category. In addition, a deterioration in the quality of our vehicles could force us to incur substantial costs and damage our reputation. There can be no assurance that the market acceptance of our future products will meet our sales expectations, in which case we may be unable to realize the intended economic benefits of our investments and our revenues and profitability may decrease materially.

Private and commercial users of transportation increasingly use modes of transportation other than the automobile, especially in connection with increasing urbanization. The reasons for this include the rising costs related to automotive transport of people and goods, increasing traffic density in major cities and environmental awareness. Furthermore, the increased use of car sharing concepts and other innovative mobility initiatives facilitates access to other methods of transport, thereby reducing dependency on the private automobile altogether. A change in consumer preferences away from private automobiles would have a material adverse effect on our general business activity and on our sales, financial position and results of operations as well as prospects.

To stimulate demand, competitors in the automotive industry have offered customers and dealers price reductions on vehicles and services, which has led to increased price pressures and sharpened competition within the industry. As a provider of numerous high-volume models, our profitability and cash flows are significantly affected by the risk of rising competitive and price pressures. Special sales incentives and increased price pressures in the new car business also influence price levels in the used car market, with a negative effect on vehicle resale values. This may have a negative impact on the profitability of the used car business in our dealer organization.

We are subject to risks associated with product liability, warranties and recalls.

We are subject to risks and costs associated with product liability, warranties and recalls relating to defective products, parts or after-sales services, including by generating negative publicity, which may have a material adverse effect on our business, financial condition and results of operations. These events could also require us to expend considerable resources in correcting these problems and could significantly reduce demand for our products. We may also be subject to class actions or other large scale product liability or other lawsuits in various jurisdictions where we have a significant presence.

We are subject to risk associated with the automobile financing business.

We are subject to risks associated with our automobile financing business in India. In the nine months ended December 31, 2014, the market share of our automobile financing business, which supports sales of our vehicles, decreased from the same period in 2013. Any default by our customers or inability to repay installments as due could materially and adversely affect our business, financial condition, results of operations and cash flows.

The sale of our commercial and passenger vehicles is heavily dependent on fund availability for our customers. Rising delinquencies and early defaults has contributed to a reduction in automobile financing, which has had an adverse effect on fund availability for potential customers. This reduction in available financing may continue in the future and have a material adverse effect on our business, financial conditions and results of operations.

Jaguar Land Rover has consumer finance arrangements in place with local providers in a number of key markets. Any reduction in the supply of available consumer financing for purchase of new vehicles could create additional pressures to increase marketing incentives in order to maintain demand for our vehicles, which could materially reduce our sales and net income. Furthermore, Jaguar Land Rover also offers residual value guarantees on the leases of certain vehicles in some markets. Any significant declines in used car valuations could materially and adversely affect our sales, financial condition and results of operations.

Over time, and particularly in the event of any credit rating downgrade, market volatility, market disruption, regulatory changes or otherwise, we may need to reduce the amount of financing receivables we originate, which could severely disrupt our ability to support the sale of our vehicles.

Underperformance of our distribution channels and supply chains may have a material adverse effect on our sales, financial condition and results of operations.

Our products are sold and serviced through a network of authorized dealers and service centers across our domestic market, and a network of distributors and local dealers in the international markets. We monitor the performance of our dealers and distributors and provide them with support to enable them to perform to our expectations. There can be no assurance, however, that these expectations will be met. Any under performance by our dealers or distributors could materially and adversely affect our sales, financial condition and results of operations.

We rely on third parties to supply us with the raw materials, parts and components used in the manufacture of our products. Furthermore, for some of these parts and components, we are dependent on a single source of supply. Our ability to procure supplies in a cost effective and timely manner is subject to various factors, some of which are not within our control. While we manage our supply chain as part of our vendor management process, any significant problems with our supply chain in the future could severely disrupt our business and materially reduce our sales and net income.

Natural disasters and man-made accidents, adverse economic conditions, decline in automobile demand, and lack of access to sufficient financing arrangements, among others, could have a negative financial impact on our suppliers and distributors in turn impairing timely availability of components to us or increasing the costs of such components. Similarly, impairments to the financial position of our distributors may adversely impact our sales in some markets. In addition, if one or more of the other global automotive manufacturers were to become insolvent, this would severely disrupt our supply chains and may further materially reduce our sales and net income.

In respect of our Jaguar Land Rover operations, as part of a separation agreement from Ford Motor Company, we have entered into long term supply agreements with Ford Motor Company and certain other third parties for critical components, which require us to purchase fixed quantity of parts through take or pay contracts. Any disruption of such services or invocation of take or pay contracts could have a material adverse effect on our business, financial condition and results of operations.

Increases in input prices may have a material adverse effect on our business, financial condition and results of operations.

In the nine months ended December 31, 2013 and 2014, the consumption of raw materials, components and aggregates and purchase of products for sale constituted approximately 61.5% and 61.4% respectively, of our total revenues. Prices of commodity items used in manufacturing automobiles, including steel, aluminum, copper, zinc, rubber, platinum, palladium and rhodium have become increasingly volatile in recent years. Further price movements would closely depend on the evolving economic scenarios across the globe. While we continue to pursue cost reduction initiatives, an increase in price of input materials could severely impact our profitability to the extent such increase cannot be absorbed by the market through price increases and/or could have a negative impact on the demand.

In addition, an increased price and supply risk could arise from the supply of rare and frequently sought-after raw materials for which demand is high, especially those used in vehicle electronics such as rare earths, which are predominantly found in China. Rare earth metal prices and supply remain uncertain. In the past, China has limited the export of rare earths from time to time. If we are unable to find substitutes for such raw materials or pass price increases on to customers by raising prices, or to safeguard the supply of scarce raw materials, our vehicle production, business and results from operations could be affected. Due to intense price competition and our high level of fixed costs, we may not be able to adequately address changes in commodity prices even if they are foreseeable. Increases in fuel costs also pose a significant challenge to automobile manufacturers worldwide, including us, especially in the commercial and premium vehicle segments where increased fuel prices have an impact on demand.

Deterioration in the performance of any of our subsidiaries, joint ventures and affiliates may materially and adversely affect our financial results.

We have made and may continue to make capital commitments to our subsidiaries, joint ventures and affiliates, and if the business or operations of any of these subsidiaries, joint ventures and affiliates deteriorates, the value of our investments may decline substantially. We are also subject to risks associated with joint ventures and affiliates wherein we have only partial or joint control. Our partners may be unable, or unwilling, to fulfill their obligations or may experience financial difficulties which may materially reduce the value of our investments.

The significant reliance of Jaguar Land Rover on key mature markets increases the risk of negative impact of reduced customer demand in those countries.

Jaguar Land Rover, which contributes a large portion of our revenues, generates a significant portion of its sales in the United Kingdom, North American and continental European markets, where it derives three-quarters of its revenues. Sales declines in the premium car or all-terrain vehicle segments in which Jaguar Land Rover operates have been particularly severe. Although demand in those markets remains relatively strong, a decline in demand for Jaguar Land Rover vehicles in these markets may in the future significantly impair our business, financial position and results of operations. In addition, Jaguar Land Rover’s strategy, which includes new product launches and expansion into growing markets, such as China, India, Russia and Brazil, may not be sufficient to mitigate a decrease in demand for Jaguar Land Rover products in mature markets in the future, which could have a significant adverse impact on our financial performance.

We are subject to risks associated with growing our business through mergers and acquisitions.

We believe that our acquisitions provide us opportunities to grow significantly in the global automobile markets by offering premium brands and products. Our acquisitions have provided us with access to technology and additional capabilities while also offering potential synergies. However, the scale, scope and nature of the integration required in connection with our acquisitions present significant challenges, and we may be unable to integrate the relevant subsidiaries, divisions and facilities effectively within our expected schedule. An acquisition may not meet our expectations and the realization of the anticipated benefits may be blocked, delayed or reduced as a result of numerous factors, some of which are outside our control.

For example, we acquired the Jaguar Land Rover business from Ford Motor Company, in June 2008, and Jaguar Land Rover has become a significant part of our business and accounted for approximately 80% of our total revenues for the fiscal year ended March 31, 2014. As a result of the acquisition, we are responsible for, among other things, the obligations and liabilities associated with the legacy business of Jaguar Land Rover. We cannot assure you that any legacy issues at Jaguar Land Rover or any other acquisition we have undertaken in the past or will undertake in the future would not have a material adverse effect on our business, financial condition and results of operations, as well as our reputation and prospects.

We will continue to evaluate growth opportunities through suitable mergers and acquisitions in the future. Growth through mergers and acquisitions involves business risks, including unforeseen contingent risks or latent business liabilities that may only become apparent after the merger or acquisition is completed. The key success factors will be seamless integration and effective management of the merged/acquired entity, retention of key personnel, as well as generating cash flow from synergies in engineering and sourcing, joint sales and marketing efforts, and management of a larger business. If any of these factors fails to materialize or if we are unable to manage any of the associated risks successfully, our business, financial condition and results of operations could be materially and adversely affected.

Our business is seasonal in nature and a substantial decrease in our sales during certain quarters could have a material adverse impact on our financial performance.

The sales volumes and prices for our vehicles are influenced by the cyclicality and seasonality of demand for these products. The automotive industry has been cyclical in the past and we expect this cyclicality to continue. In the Indian market, demand for our vehicles generally peaks between January and March, although there is a decrease in demand in February just before release of the Indian fiscal budget. Demand is usually lean from April to July and picks up again in the festival season from September onwards, with a decline in December due to year-end.

Our Jaguar Land Rover business is impacted by the semi-annual registration of vehicles in the United Kingdom where the vehicle registration number changes every six months. This leads to an increase in sales following the registration period as customers seek to purchase vehicles with fresh registrations, which in turn impacts the resale value of vehicles. Other markets such as the United States are influenced by introduction of new model year products which typically occurs in the autumn of each year. The automotive market in China tends to reflect higher demand for vehicles around the Chinese New Year. Demand in the western European automotive markets tends to be reduced during the summer and winter holidays. Furthermore, our cash flows are impacted by temporary shutdowns of three of our manufacturing plants in the United Kingdom during the summer and winter holiday seasons. The resulting sales and cash flow profile is reflected in our results of operations on a quarterly basis.

We rely on licensing arrangements with Tata Sons Limited to use the “Tata” brand. Any improper use of the associated trademarks by our licensor or any other third parties could materially and adversely affect our business, financial condition and results of operations.

Our rights to our trade names and trademarks are a crucial factor in marketing our products. Establishment of the “Tata” word mark and logo mark in and outside India is material to our operations. We have licensed the use of the “Tata” brand from Tata Sons Limited, or Tata Sons. If Tata Sons, or any of their subsidiaries or affiliated entities, or any third party uses the trade name “Tata” in ways that adversely affect such trade name or trademark, our reputation could suffer damage, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Inability to protect or preserve our intellectual property could materially and adversely affect our business, financial condition and results of operations.

We own or otherwise have rights in respect of a number of patents relating to the products we manufacture, which have been obtained over a period of years. In connection with the design and engineering of new vehicles and the enhancement of existing models, we seek to regularly develop new technical designs for use in our vehicles. We also use technical designs which are the intellectual property of third parties with such third parties’ consent. These patents and trademarks have been of value in the growth of our business and may continue to be of value in the future. Although we do not regard any of our businesses as being dependent upon any single patent or related group of patents, an inability to protect this intellectual property generally, or the illegal breach of some or a large group of our intellectual property rights, would have a materially adverse effect on our business, financial condition and results of operations. We may also be affected by restrictions on the use of intellectual property rights held by third parties and we may be held legally liable for the infringement of the intellectual property rights of others in our products.

Our business and operations could be severely disrupted by labor unrest.

All of our permanent employees in India, other than officers and managers, and most of our permanent employees in South Korea, and the United Kingdom, including certain officers and managers, in relation to our automotive business, are members of labor unions and are covered by our wage agreements, where applicable with those labor unions. In general, we consider our labor relations with all of our employees to be good. However, in the future we may be subject to labor unrest, which may delay or disrupt our operations in the affected regions, including the acquisition of raw materials and parts, the manufacture, sales and distribution of products and the provision of services. If work stoppages or lock-outs at our facilities or at the facilities of our major vendors occur or continue for a long period of time, our business, financial condition and results of operations could be materially and adversely affected.

Our business could be negatively affected by the actions of activist shareholders.

Certain of our shareholders may from time to time advance shareholder proposals or otherwise attempt to effect changes or acquire control over our business. Campaigns by shareholders to effect changes at publicly-listed companies are sometimes led by investors seeking to increase short-term shareholder value by advocating corporate actions such as financial restructuring, increased borrowing, special dividends, stock repurchases or even sales of assets or the entire company, or by voting against proposals put forward by the board of directors and management of the company. If faced with actions by activist shareholders, we may not be able to respond effectively to such actions, which could be disruptive to our business.

The current environment of increased shareholder activism could lead to new regulations or additional disclosure obligations, which could impact the manner in which we operate our business in ways we cannot currently anticipate. As an example, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which contains significant corporate governance and executive compensation related provisions, the SEC has adopted additional rules and regulations in areas such as “say on pay”. Similarly, under applicable Indian laws, remuneration packages may in certain circumstances require shareholder approval. Our management and other personnel may be required to devote a substantial amount of time to such compliance initiatives. These rules and regulations may increase our legal and financial compliance costs and could materially and adversely affect our business, financial condition and results of operations.

Our business and prospects could suffer if we lose one or more key personnel or if we are unable to attract and retain our employees.

Our business and future growth depend largely on the skills of our workforce, including executives and officers, and automotive designers and engineers. The loss of the services of one or more of our personnel could impair our ability to implement our business strategy. In view of intense competition, any inability to continue to attract, retain and motivate our workforce could materially and adversely affect our business, financial condition, results of operations and prospects.

Future pension obligations may prove more costly than currently anticipated and the market value of assets in our pension plans could decline.

We provide post retirement and pension benefits to our employees, including defined benefit plans. Our pension liabilities are generally funded. However, lower returns on pension fund assets, changes in market conditions, interest rates or inflation rates, and adverse changes in other critical actuarial assumptions, may impact our pension liabilities or assets and consequently increase funding requirements, which could materially decrease our net income and cash flows.

Any inability to manage our growing international business may materially and adversely affect our financial condition and results of operations.

Our growth strategy relies on the expansion of our operations by introducing certain automotive products in markets outside India, including in Europe, China, Russia, Brazil, the United States, Africa and other parts of Asia. The costs associated with entering and establishing ourselves in new markets and expanding such operations may be higher than expected, and we may face significant competition in those regions. In addition, our international business is subject to many actual and potential risks and challenges, including language barriers, cultural differences and other difficulties in staffing and managing overseas operations, inherent difficulties and delays in contract enforcement and the collection of receivables under the legal systems of some foreign countries, the risk of non-tariff barriers, other restrictions on foreign trade or investment sanctions, and the burdens of complying with a wide variety of foreign laws, rules and regulations. As a part of our global activities we may engage with third party dealers and distributors whom we do not control but who may nevertheless take actions that could have a material adverse impact on our reputation and business. In addition, we cannot assure you that we will not be held responsible for any activities undertaken by such dealers and distributors. If we are unable to manage risks related to our expansion and growth in other parts of the world, our financial condition and results of operations could be materially and adversely affected.

We have a limited number of manufacturing, design, engineering and other facilities and any disruption in the operations of those facilities could materially and adversely affect our business, financial condition and results of operations.

We have manufacturing facilities and design and engineering centers located in India, the United Kingdom, China, South Korea, Thailand, South Africa and Brazil, and have established a presence in Indonesia. We could experience disruptions to our manufacturing, design and engineering capabilities for a variety of reasons, including, among others, extreme weather, fire, theft, system failures, natural catastrophes, mechanical or equipment failures and similar events. Any such disruptions could affect our ability to design, manufacture and sell our products and, if any of these events were to occur, there can be no assurance that we would be able to shift our design, engineering or manufacturing operations to alternate sites in a timely manner or at all. Any such disruption could materially and adversely affect our business, financial condition and results of operations.

We are exposed to operational risks, including risks in connection with our use of information technology.

Operational risk is the risk of loss resulting from inadequate or failed internal systems and processes, whether resulting from internal or external events. Such risks could stem from inadequacy or failures of controls within internal procedures, violations of internal policies by employees, disruptions or malfunctioning of information technology systems such as computer networks and telecommunication systems, other mechanical or equipment failures, human error, natural disasters or malicious acts by third parties. Any unauthorized access to or misuse of data on our information technology systems, human errors or technological or process failures of any kind could severely disrupt our operations, including our manufacturing, design and engineering processes, and could have a material adverse effect on our financial condition and results of operations.

Any failures or weaknesses in our internal controls could materially and adversely affect our financial condition and results of operations.

As discussed in “Item 15. Controls and Procedures” in the Annual Report, upon an evaluation of the effectiveness of the design and operation of our internal controls, we concluded that there was a material weakness such that our internal controls over financial reporting were not effective as at March 31, 2014. Although we have instituted remedial measures to address the material weakness identified and continually review and evaluate our internal control systems to allow management to report on the sufficiency of our internal controls, we cannot assure you that we will not discover additional weaknesses in our internal controls over financial reporting. Any such additional weaknesses or failure to adequately remediate any existing weakness could materially and adversely affect our financial condition or results of operations and our ability to accurately report our financial condition and results of operations in a timely and reliable manner.

Our insurance coverage may not be adequate to protect us against all potential losses to which we may be subject, and this may have a material adverse effect on our business, financial condition and results of operations.

While we believe that the insurance coverage that we maintain is reasonably adequate to cover all normal risks associated with the operation of our business, there can be no assurance that our insurance coverage will be sufficient, that any claim under our insurance policies will be honored fully or timely, or that our insurance premiums will not increase substantially. Accordingly, to the extent that we suffer loss or damage that is not covered by insurance or which exceeds our insurance coverage, or are required to pay higher insurance premiums, our business, financial condition and results of operations may be materially and adversely affected.

Impairment of intangible assets may have a material adverse effect on our results of operations.

Designing, manufacturing and selling vehicles is capital intensive and requires substantial investments in intangible assets like research and development, product design and engineering technology. We review the value of our intangible assets to assess on an annual basis whether the carrying amount matches the recoverable amount for the asset concerned based on underlying cash-generating units. We may have to take an impairment loss as of a current balance sheet date or future balance sheet date, if the carrying amount exceeds the recoverable amount, which could have a material adverse effect on our financial condition and the results of operations.

We require certain approvals or licenses in the ordinary course of business and the failure to obtain or retain them in a timely manner, or at all, may adversely affect our operations.

We require certain statutory and regulatory permits, licenses and approvals to carry out our business operations and applications for their renewal need to be made within certain timeframes. For some of the approvals which may have expired, we may have either made or are in the process of making an application for obtaining the approval or its renewal. While we have applied renewal for a few of these approvals, registrations and permits, we cannot assure you that we will receive these approvals and registrations in a timely manner or at all. We cannot assure that the approvals, licenses, registrations and permits issued to us would not be suspended or revoked in the event of non-compliance or alleged non-compliance with any terms or conditions thereof, or pursuant to any regulatory action. Further, if we are unable to renew or obtain necessary permits, licenses and approvals on acceptable terms, in a timely manner or at all, our business, financial conditions and operations may be adversely affected.

The fund requirements in respect of the use of proceeds are based on management estimates and we have not commissioned an independent appraisal for the use of the proceeds of this Rights Offering. Furthermore, while we will appoint a monitoring agency to monitor the use of the proceeds of this Rights Offering, we have not entered into any definitive agreements to use the proceeds of this Rights Offering.

We intend to use the proceeds of this Rights Offering for (a) funding capital expenditure towards plant and machinery; (b) funding expenditure relating to research and product development; (c) repayment in full or part, of certain long-term and short-term borrowings availed by us; and (d) general corporate purposes. The fund requirements are based on management estimates and we have not placed orders, obtained quotations or entered into definitive agreements for the substantial fund requirements mentioned in “Use of Proceeds”. Our actual fund requirements may be materially different from these management estimates and have not been appraised by any bank or financial institution. Furthermore, we have not identified the general corporate purposes for which we intend to utilize a portion of the proceeds of the Rights Offering. For further details, refer to “Use of Proceeds”. Our use of proceeds may differ from the contemplated uses set forth in this prospectus supplement, and there is no assurance that the ultimate use of proceeds would not results in a material adverse impact on our financial condition or results of operations.

Political and Regulatory Risks

India’s obligations under the World Trade Organization Agreement could materially affect our business.

India’s obligations under its World Trade Organization agreement could reduce the present level of tariffs on imports of components and vehicles. Reductions of import tariffs could result in increased competition, which in turn could materially and adversely affect our business, financial condition and results of operations.

Compliance with new and current laws, rules, regulations and government policies regarding increased fuel economy, reduced greenhouse gas and other emissions, vehicle safety, taxes and pricing policies in the automotive industry may significantly increase our costs and materially decrease our net income.

As an automobile company, we are subject to extensive governmental regulations regarding vehicle emission levels, noise and safety, and the levels of pollutants generated by our production facilities. These regulations are likely to become more stringent and higher compliance costs may significantly impact our future results of operations. In particular, the United States and Europe have stringent regulations relating to vehicle emissions. The proposed tightening of vehicle emissions regulations by the European Union will require significant costs for compliance. In addition, a number of further legislative and regulatory measures to address greenhouse emissions, including national laws and the Kyoto Protocol, are in various phases of discussions and implementation.

In order to comply with current and future safety and environmental norms, we may have to incur additional costs to (i) operate and maintain our production facilities, (ii) install new emissions controls or reduction technologies, (iii) purchase or otherwise obtain allowances to emit greenhouse gases, (iv) administer and manage our greenhouse gas emissions program and (v) invest in research and development to upgrade products and manufacturing facilities. If we are unable to develop commercially viable technologies or otherwise unable to attain compliance within the time frames set by the new standards, we could face significant civil penalties or be forced to restrict product offerings drastically. Moreover, safety and environmental standards may at times impose conflicting imperatives, which pose engineering challenges and would, among other things, increase our costs. While we are pursuing the development and implementation of various technologies in order to meet the required standards in the various countries in which we sell our vehicles, the costs for compliance with these required standards could be significant to our operations and may materially and adversely affect our business, financial condition and results of operations.

Imposition of any additional taxes and levies designed to limit the use of automobiles could significantly reduce the demand for our products as well as our sales and net income. Changes in corporate and other taxation policies as well as changes in export and other incentives offered by the various governments could also materially and adversely affect our financial condition and results of operations. For example, we benefit from excise duty exemptions for manufacturing facilities in the State of Uttarakhand in India and other incentives such as subsidies or loans from states where we have manufacturing operations. The Government of India has proposed a comprehensive national goods and services tax, or GST, regime that will combine taxes and levies by the central and state governments into one unified rate structure. While both the Government of India and other state governments of India have publicly announced that all committed incentives will be protected following the implementation of the GST, given the limited availability of information in the public domain concerning the GST, we are unable to provide any assurance as to this or any other aspect of the tax regime following implementation of the GST. The implementation of this rationalized tax structure may be affected by any disagreement between certain state governments, which could create uncertainty. The timeline of the proposed transition is uncertain as of the date of this prospectus supplement.

Regulations in the areas of investments, taxes and levies may also have an impact on Indian securities, including our Shares and ADSs. For more information, see “Item 4. Information on the Company—B. Business Overview—Government Regulations—Indian Taxes—Goods and Services Tax” in the Annual Report.

The Government of India has announced the union budget for the fiscal year 2016 and the Finance Bill 2015 has been tabled before the Indian parliament. The impact of these on our businesses, financial condition and results of operations is unclear at this point in time. We cannot assure you that any such impact would not materially reduce our revenues and net income.

The PRC antitrust regulator, the Bureau of Price Supervision and Anti-Monopoly of the National Development and Reform Commission, or the NDRC, has launched an investigation into the pricing practices of more than 1,000 Chinese and international companies in the automotive industry, including Jaguar Land Rover and many of its competitors, in July 2014. The NDRC has reportedly imposed fines on certain of our international competitors as a result of anti-competitive practices pertaining to vehicle and spare part prices. In response to this investigation, we set up a process to review our pricing in China and announced, in July 2014, reductions in the manufacturer’s suggested retail price, or the MSRP, for our 5.0 liter V8 and V8 S, Range Rover, Range Rover Sport and Jaguar F-TYPE convertible models, effective from August 1, 2014. We also announced reductions in the price of certain of our spare parts, effective from September 1, 2014. These and other price reductions on our products sold in China may significantly reduce the revenues and profits generated by our operations in China and have a material adverse effect on our financial condition and results of operations. Our attempts to offset the potential decline in revenue and profits by increasing operational efficiencies and leveraging economies of scale (for example, through local production in China) may fail or not be as successful as expected. Furthermore, any regulatory action taken, or penalties imposed by, the NDRC or other authorities in China, may have significant severe reputational consequences on our business as well as our profitability and prospects.

We may be materially and adversely impacted by political instability, wars, terrorism, multinational conflicts, natural disasters, fuel shortages/prices, epidemics and labor strikes.

Our products are exported to a number of geographical markets and we plan to further expand our international operations in the future. Consequently, we are subject to various risks associated with conducting our business outside our domestic markets and our operations may be subject to political instability in those markets, wars, terrorism, regional or multinational conflicts, natural disasters, fuel shortages, epidemics and labor strikes. In addition, conducting business internationally, especially in emerging markets, exposes us to additional risks, including adverse changes in economic and government policies, unpredictable shifts in regulation, inconsistent application of existing laws, rules and regulations, unclear regulatory and taxation systems and divergent commercial and employment practices and procedures. Any significant or prolonged disruption or delay in our operations related to these risks could materially and adversely affect our business, financial condition and results of operations.

Compliance with new and changing corporate governance and public disclosure requirements adds uncertainty to our compliance policies and increases our costs of compliance.

We are subject to a complex and changing regime of laws, rules, regulations and standards relating to accounting, corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and SEC regulations, SEBI regulations, NYSE listing rules and Indian stock market listing regulations. New or changed laws, rules, regulations and standards may lack specificity and are subject to varying interpretations. Their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs of compliance as a result of ongoing revisions to such governance standards. We are committed to maintaining high standards of corporate governance and public disclosure. However, our efforts to comply with evolving laws, rules, regulations and standards in this regard have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management resources and time.

The Companies Act, 2013 has brought into effect significant changes to the Indian company law framework, including to the provisions related to issue of capital, corporate governance norms, accounting policies and audit matters, related party transactions, the introduction of a provision allowing the initiation of class action suits in India against companies by shareholders or depositors, restrictions on the use of investment subsidiaries, prohibitions on loans to directors, insider trading and restrictions on forward dealing by directors and key management personnel. We are also required to spend, in each fiscal year, at least 2% of our average net profits during three immediately preceding fiscal years towards corporate social responsibility activities. To ensure compliance with the requirements of the Companies Act, 2013, we may need to allocate additional resources, which may increase our regulatory compliance costs and divert management attention.

We may face challenges in interpreting and complying with the Companies Act due to limited jurisprudence. In the event, our interpretation of such provisions of the Companies Act differs from, or contradicts with, any judicial pronouncements or clarifications issued by the Government of India in the future, we may face regulatory actions or we may be required to undertake remedial steps. In addition, SEBI recently issued revised corporate governance guidelines which became effective from October 1, 2014. Pursuant to the revised guidelines, we are required to, among other things, ensure that there is at least one woman director on our board of directors at all times, establish a vigilance mechanism for directors and employees and reconstitute certain committees in accordance with the revised guidelines. The ultimate impact on us of these overlapping Indian legal and regulatory reforms are uncertain. Any increase in our compliance requirements or in our compliance costs may have an adverse effect on our business, results of operations and financial condition, and any perceived or actual non-compliance could also result in severe reputational damage as well as penalties or sanctions.

Compliance with the SEC’s new rule for disclosures on “conflict minerals” may be time consuming and costly as well as result in reputational damage.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted a rule that applies to companies that use certain minerals and metals, known as conflict minerals, in their products, including certain products manufactured for them by third parties. The new rule requires companies that use conflict minerals in the production of their products to conduct due diligence as to whether or not such minerals originate from the Democratic Republic of Congo and adjoining countries and requires companies to file certain information with the SEC about the use of these minerals. The deadline for the first conflict minerals report was June 2, 2014. We filed our first conflict minerals report on May 30, 2014. We expect to incur additional costs to comply with the new due diligence and disclosure requirements. In addition, depending on our findings or our inability to make reliable findings about the source of any possible conflict minerals that may be used in any products manufactured for us by third parties, our reputation could be harmed.

Risks associated with Investments in an Indian Company

Political changes in India could delay and/or affect the further liberalization of the Indian economy and materially and adversely affect economic conditions in India generally and our business in particular.

Our business could be significantly influenced by economic policies adopted by the Government of India. Since 1991, successive governments have pursued policies of economic liberalization and financial sector reforms. The Government of India has at various times announced its general intention to continue India’s current economic and financial liberalization and deregulation policies. However, protests against such policies, which have occurred in the past, could slow the pace of liberalization and deregulation. The rate of economic liberalization could change, and specific laws and policies affecting foreign investment, currency exchange rates and other matters affecting investment in India could change as well. While we expect any new government to continue the liberalization of India’s economic and financial sectors and deregulation policies, there can be no assurance that such policies will be continued.

The Government of India has traditionally exercised and continues to exercise influence over many aspects of the economy. Our business and the market price and liquidity of our ADSs, Shares and Rights may be affected by interest rates, changes in policy, taxation, social and civil unrest and other political, economic or other developments in or affecting India. A change in the Government of India’s economic liberalization and deregulation policies could disrupt business and economic conditions in India generally, and specifically those of our Company, as a substantial portion of our assets are located in India, and could have a material adverse effect on our financial condition and results of operations.

Terrorist attacks, civil disturbances, regional conflicts and other acts of violence, particularly in India, may disrupt or otherwise adversely affect the markets in which we operate, our business and our profitability.

India has from time to time experienced social and civil unrest and hostilities, including terrorist attacks and riots and armed conflict with neighboring countries. Events of this nature in the future could influence the Indian economy and could have a material adverse effect on our business as well as the market for securities of Indian companies, including our ADSs, Shares and Rights.

Rights of shareholders under Indian law may be more limited than under the laws of other jurisdictions.

Our Articles of Association, which include regulations applicable to our board of directors, and Indian law, govern our corporate affairs. Legal principles relating to these matters and the validity of corporate procedures, directors’ fiduciary duties and liabilities, and shareholders’ rights may differ from those that would apply to a company incorporated in another jurisdiction. Shareholders’ rights under Indian law may not be as extensive as shareholders’ rights under the laws of other countries or jurisdictions, including the United States. You may also have more difficulty in asserting your rights as a shareholder of our company than you would as a shareholder of a corporation organized in another jurisdiction.

The market value of your investment may fluctuate due to the volatility of the Indian securities market.

The Indian stock exchanges have, in the past, experienced substantial fluctuations in the prices of their listed securities. The Indian stock exchanges, including the BSE, have experienced problems that, if they continue or recur, could affect the market price and liquidity of the securities of Indian companies, including the Shares. These problems have included temporary exchange closures, broker defaults, settlement delays and strikes by brokers. In addition, the governing bodies of the Indian stock exchanges have from time to time imposed restrictions on trading in certain securities, limitations on price movements and margin requirements. Furthermore, from time to time disputes have occurred between listed companies and stock exchanges and other regulatory bodies, which in some cases may have had a negative effect on market sentiment.

There may be a differing level of regulation and monitoring of the Indian securities markets and the activities of investors, brokers and other participants, than in the United States. SEBI received statutory powers in 1992 to assist it in carrying out its responsibility for improving disclosure and other regulatory standards for the Indian securities markets. Subsequently, SEBI has prescribed regulations and guidelines in relation to disclosure requirements, insider dealing and other matters relevant to the Indian securities market. There may, however, be less publicly available information about Indian companies than is regularly made available by public companies in the United States.

Investors may have difficulty enforcing judgments against us or our management.

We are a limited liability company incorporated in India. The majority of our directors and executive officers are residents of India and substantially all of our assets and the assets of those persons are located in India. As a result, it may not be possible for you to effect service of process within the United States upon those persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against those persons outside the jurisdiction of their residence, including judgments predicated solely upon U.S. federal securities laws. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India or that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with public policy.

Section 44A of the Indian Code of Civil Procedure, 1908, as amended, or the Civil Code, provides that where a foreign judgment has been rendered by a superior court (within the meaning of the section) in any country or territory outside of India which the Government of India has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India. However, the enforceability of such judgments is subject to the exceptions set forth in Section 13 of the Civil Code.

Section 44A of the Civil Code is applicable only to monetary decrees not being in the nature of amounts payable in respect of taxes or other charges of a similar nature or in respect of fines or other penalties and does not include arbitration awards.

If a judgment of a foreign court is not enforceable under Section 44A of the Civil Code as described above, it may be enforced in India only by a suit filed upon the judgment, subject to Section 13 of the Civil Code and not by proceedings in execution. Accordingly, as the United States has not been declared by the Government of India to be a reciprocating territory for the purposes of Section 44A, a judgment rendered by a court in the United States may not be enforced in India except by way of a suit filed upon the judgment.

The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. Generally, there are considerable delays in the disposition of suits by Indian courts.

A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the RBI, under FEMA to repatriate any amount recovered pursuant to such enforcement. Any judgment in a foreign currency would be converted into Indian rupees on the date of judgment and not on the date of payment. See “Enforcement of Civil Liabilities” in the base prospectus for further details.

We may be affected by competition law in India and any adverse application or interpretation of the Indian Competition Act could adversely affect our business.

The Indian Competition Act regulates practices having an appreciable adverse effect on competition in the relevant market in India. Under the Indian Competition Act, any formal or informal arrangement, understanding or action in concert, which causes or is likely to cause an appreciable adverse effect on competition is considered void and results in imposition of substantial penalties. Furthermore, any agreement among competitors which directly or indirectly involves determination of purchase or sale prices, limits or controls production, shares the market by way of geographical area or number of subscribers in the relevant market or directly or indirectly results in bid-rigging or collusive bidding is presumed to have an appreciable adverse effect on competition in the relevant market in India and is considered void. The Indian Competition Act also prohibits abuse of a dominant position by any enterprise.

On March 4, 2011, the Government of India issued and brought into force the combination regulation (merger control) provisions under the Indian Competition Act with effect from June 1, 2011. These provisions require acquisitions of shares, voting rights, assets or control or mergers or amalgamations that cross the prescribed asset and turnover based thresholds to be mandatorily notified to and pre-approved by the competition commission of India. In addition, on May 11, 2011, the CCI issued Competition Commission of India (Procedure for Transaction of Business Relating to Combinations) Regulations, 2011 (as amended) which sets out the mechanism for implementation of the merger control regime in India.

The Indian Competition Act aims to, among others, prohibit all agreements and transactions which may have an appreciable adverse effect on competition in India. Consequently, all agreements entered into by us could be within the purview of the Indian Competition Act. Moreover, the CCI has extra-territorial powers and can investigate any agreements, abusive conduct or combination occurring outside India if such agreement, conduct or combination has an appreciable adverse effect on competition in India. However, the impact of the provisions of the Indian Competition Act on the agreements entered into by us cannot be predicted with certainty at this stage.

The CCI has initiated an inquiry against us and other car manufacturers (collectively referred to hereinafter as the OEMs) pursuant to an allegation that genuine spare parts of automobiles manufactured by the OEMs were not made freely available in the open market in India and accordingly, anti-competitive practices were carried out by the OEMs. The CCI through its order, dated August 25, 2014, held that the OEMs had violated the provisions of Section 3 and Section 4 of the Indian Competition Act and imposed a penalty of 2% of the average turnover for three years. We and other car manufacturers have filed a writ petition before the Delhi High Court challenging the constitutional validity of Section 22(3) and 27(b) of the Indian Competition Act under which the order was passed and penalty imposed and the matter is currently pending before the Delhi High Court. However, we cannot assure you that we will succeed in our petition.

If we are affected, directly or indirectly, by the application or interpretation of any provision of the Indian Competition Act, or any enforcement proceedings initiated by the competition commission of India, or any adverse publicity that may be generated due to scrutiny or prosecution by the competition commission of India or if any prohibition or substantial penalties are levied under the Indian Competition Act, it would materially and materially and adversely affect our business, results of operations and financial condition.

We will be required to prepare financial statements under Ind-AS (which is India’s convergence to IFRS). The transition to Ind-AS in India is very recent and there is no clarity on the impact of such transition on our Company.

We currently prepare annual and interim financial statements under Indian GAAP. We will be required to prepare annual and interim financial statements under Indian Accounting Standard 101 “First-time Adoption of Indian Accounting Standards”, or Ind-AS. On January 2, 2015, the Ministry of Corporate Affairs, Government of India, the MCA, announced the revised roadmap for the implementation of Ind-AS, and on February 16, 2015, released the Companies (Indian Accounting Standards) Rules, 2015 (to be published in the Gazette of India) which will come into effect from April 1,2015.

There is not yet a significant body of established practice on which to draw informing judgments regarding its implementation and application. Additionally, Ind-AS differs in certain respects from IFRS and therefore financial statements prepared under Ind-AS may be substantially different from financial statements prepared under IFRS. There can be no assurance that our financial condition, results of operation, cash flow or changes in shareholders’ equity will not be presented differently under Ind-AS than under Indian GAAP or IFRS. When we adopt Ind-AS reporting, we may encounter difficulties in the ongoing process of implementing and enhancing our management information systems. There can be no assurance that the adoption of Ind-AS will not adversely affect our financial conditions or results of operations.

Risks associated with our Shares, ADSs and the Rights

Fluctuations in the exchange rate between the Indian rupee and the U.S. dollar may have a material adverse effect on the market value of our ADSs and shares.

Fluctuations in the exchange rate between the Indian rupee and the U.S. dollar will affect, among others things, the U.S. dollar equivalents of the price of the Shares in Indian rupees as quoted on the Indian stock exchanges and, as a result, may affect the market price of the ADSs and the Rights. These fluctuations will also affect the U.S. dollar equivalent of any cash dividends in Indian rupees received on the Shares represented by the ADSs and the dollar equivalent of the proceeds in Indian rupee of a sale of Shares in India.

In particular, the Indian rupee has declined significantly relative to the U.S. dollar in recent years. As of August 28, 2013, the value of the Indian rupee against the US dollar was Rs. 68.80 = US$1.00, following a depreciation of approximately 28.2%, as compared to Rs.53.65 = US $1.00 on May 1, 2013, based on the exchange rate for Indian rupees in New York City for cable transfers payable in foreign currencies as certified by the Federal Reserve Bank of New York for customs purposes. The exchange rate between Indian rupees and U.S. dollars was Rs. 62.7825 = US$1.00 based on the opening exchange rate as published by Bloomberg L.P. at 7:29 a.m., New York City time, on March 27, 2015.

ADS holders have fewer rights than shareholders and must act through the depositary to exercise those rights.

Although ADS holders have a right to receive any dividends declared in respect of the shares underlying the ADSs, they cannot exercise voting or other direct rights as a shareholder with respect to the shares underlying the ADSs. Citibank, N.A. as depositary is the registered shareholder of the deposited shares underlying our ADSs, and only Citibank, N.A. may exercise the rights of shareholders in connection with the deposited shares. The depositary will notify ADS holders of upcoming votes and arrange to deliver our voting materials to ADS holders only if requested by us. The depositary will try, in so far as practicable, subject to Indian laws and the provisions of our Articles of Association, to vote or have its agents vote the deposited securities as instructed by the ADS holders. If the depositary receives voting instructions in time from a ADS holders which fail to specify the manner in which the depositary is to vote the shares underlying such ADS holder’s ADSs, such ADS holder will be deemed to have instructed the depositary to vote in favor of the items set forth in such voting instructions. If the depositary has not received timely instructions from an ADS holder, such ADS holder shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us, subject to the conditions set forth in the deposit agreement. If requested by us, the depositary is required to represent all Shares underlying ADSs, regardless whether timely instructions have been received from such ADS holders, for the sole purpose of establishing a quorum at a meeting of shareholders. In addition, in your capacity as an ADS holder, you will not be able to examine our accounting books and records, or exercise appraisal rights. Registered holders of our shares withdrawn from the depositary arrangements will be entitled to vote and exercise other direct shareholder rights in accordance with Indian law. However, a holder may not know about a meeting sufficiently in advance to withdraw the underlying shares in time. Furthermore, an ADS holder may not receive voting materials, if we do not instruct the depositary to distribute such materials, or may not receive such voting materials in time to instruct the depositary to vote. See “Description of American Depositary Shares” in the accompanying base prospectus for more information on the terms and conditions of the deposit agreement.

Moreover, pursuant to Indian regulations, we are required to offer our shareholders preemptive rights to subscribe for a proportionate number of Shares to maintain their existing ownership percentages prior to the issue of new Shares. These rights may be waived by a resolution passed by at least 75% of our shareholders present and voting at a general meeting. ADS holders may be unable to exercise preemptive rights for subscribing to these new Shares unless a registration statement under the Securities Act is effective or an exemption from the registration requirements is available to us. Our decision to file a registration statement would be based on the costs, timing, potential liabilities and the perceived benefits associated with any such registration statement and we do not commit that we would file such a registration statement. If any issue of securities is made to our shareholders in the future, such securities may also be issued to the depositary, which may sell such securities in the Indian securities market for the benefit of the holders of ADSs. There can be no assurance as to the value, if any, the depositary would receive upon the sale of such rights or securities. To the extent that ADS holders are unable to exercise preemptive rights, their proportionate interest our company would be reduced.

The Government of India’s regulation of foreign ownership could materially reduce the price of the ADSs.

Foreign ownership of Indian securities is regulated and is partially restricted. In addition, there are restrictions on the deposit of shares into our ADS facilities. ADSs issued by companies in certain emerging markets, including India, may trade at a discount to the underlying equity shares, in part because of the restrictions on foreign ownership of the underlying equity shares and in part because ADSs are sometimes perceived to offer less liquidity than underlying shares that can be traded freely in local markets by both local and international investors. See “Restrictions Regarding Foreign Investment in India” in the accompanying base prospectus for more information regarding restrictions on foreign investment under Indian laws, rules and regulations.

There are restrictions on daily movements in the price of the Shares, which may constrain a shareholder’s ability to sell, or the price at which a shareholder can sell, Shares at a particular point in time.

The Shares are subject to a daily circuit breaker imposed by stock exchanges in India on publicly-listed companies, including us, which does not allow transactions causing volatility in the price of the Shares above a certain threshold. This circuit breaker operates independently from the index-based market-wide circuit breakers generally imposed by SEBI on Indian stock exchanges. The percentage limit on our circuit breaker is set by the Indian stock exchanges based on the historical volatility in the price and trading volume of our Shares. The Indian stock exchanges are not required to inform us of the percentage limit of the circuit breaker from time to time, and may change it without our knowledge. This circuit breaker effectively acts to limit the upward and downward movements in the price of our Shares. As a result of this circuit breaker, we cannot make any assurance regarding the ability of our shareholders to sell their Shares or the price at which such shareholders may be able to sell their Shares.

You may be subject to Indian taxes arising out of capital gains on the sale of the Shares.

Capital gains arising from the sale of shares are generally taxable in India. Any gain realized on the sale of the Shares on an Indian stock exchange held for more than 12 months will not be subject to capital gains tax in India if the securities transaction tax has been paid on the transaction. The securities transaction tax will be levied on and collected by the Indian stock exchange on which the Shares are sold. Any gain realized on the sale of Shares held for more than 12 months on which no securities transaction tax has been paid, will be subject to capital gains tax in India. Furthermore, any gain realized on the sale of the Shares held for a period of 12 months or less will be subject to capital gains tax in India. See “Taxation—Taxation of Capital Gains and Losses—Indian Taxation” in the accompanying base prospectus for more information regarding the Indian taxation of capital gains arising from the sale of shares.

It is unclear as to whether capital gains derived from the sale of Rights by a non-resident of India, not entitled to exemption under a tax treaty, to another non-resident of India taking place outside India will be subject to Indian capital gains tax. If the Rights are deemed by the Indian tax authorities to be situated within India, the gains realized on the sale of Rights will be subject to Indian taxation. The Rights would generally be in the nature of short-term capital assets. For determining such capital gains derived from the sale of Rights, the cost of acquisition of the Rights to acquire Shares and ADSs shall be $0.

Risks Related to the Rights Offering

The market prices of our ADSs, Rights and Shares may fluctuate significantly.

The market prices of the ADSs, the Rights and the Shares could be subject to significant fluctuations due to a change in sentiment in the market regarding these securities and/or securities of other automotive manufacturers. The fluctuations could result from national and global economic and financial conditions, the market’s response to the Rights Offering, market perceptions of us and various other factors and events, including regulatory changes affecting out operations, variations in our operating results, business developments relating to our company or competitors and liquidity of financial markets. Stock markets experience, from time to time, significant price and volume fluctuations that have affected the market prices for the ADSs, the Ordinary Shares and the ‘A’ Ordinary Shares. Furthermore, the operating results and prospects of our company may, from time to time, be below the expectations of market analysts and investors. Any of these events could result in a significant decline in the market price of the ADSs, the Rights and the Shares.

An active trading market in the Rights may not develop.

The ADS Rights are expected to be traded on the NYSE while the Ordinary Share Rights and ‘A’ Ordinary Share Rights are expected to be traded on a specialized window of the BSE and the NSE during the Rights trading periods. We do not intend to apply for admission of any of these Rights to trading on any other stock exchange. An active trading market in the ADS Rights may not develop on the NYSE and an active trading market in the Ordinary Share Rights or the ‘A’ Ordinary Share Rights may not develop on the BSE and NSE. The Ordinary Share Rights or ‘A’ Ordinary Share Rights can be renounced on the floor of BSE and NSE. However, the same is subject to RBI approval. See “The Rights Offering—Subscription by Holders of Ordinary Share Rights and ‘A’ Ordinary Share Rights—Renunciation”. There is no assurance that sufficient liquidity will be available in the relevant Rights. In addition, because the trading price of the Rights depends on the trading price of the underlying ADSs, Ordinary Shares, and ‘A’ Ordinary Shares, the prices of the Rights may be volatile and subject to the same risks as noted in this prospectus supplement.

There is no certainty that the listing and admission to trading of the new Ordinary Shares and new ‘A’ Ordinary Shares, or that the issuance of the new ADSs, will occur when we expect or at all.

We cannot assure you that the listing and admission to trading of the Ordinary Shares and the ‘A’ Ordinary Shares will take place when anticipated or at all. Until the Ordinary Shares (including Ordinary Shares underlying the new ADSs) are admitted to trading on the BSE and NSE, as applicable, you will not be issued any new ADSs for which you have subscribed.

Shareholders who do not acquire their full entitlement of new ADSs, new Ordinary Shares, and new ‘A’ Ordinary Shares in the Rights Offering will experience dilution in their ownership of the Company.

If you do not take up the offer of new ADSs, new Ordinary Shares and new ‘A’ Ordinary Shares in the Rights Offering, your proportionate ownership and voting interests in our company will be reduced, and the percentage that your existing Shares and ADSs represent of our total share capital will be reduced accordingly. Even if an existing holder of Rights elects to sell its unexercised Rights, or such Rights are sold on its behalf, the consideration it receives for them may not be sufficient to compensate such holder fully for the dilution of its percentage ownership of our share capital that may be caused as a result of the Rights Offering. See “Dilution” for more information.

Holders in certain jurisdictions may not be eligible to participate in the Rights Offering and will experience dilution of their interest in the Company.

Due to the restrictions under the securities laws of certain countries, shareholders or ADS holders resident in such countries may not be able to exercise Rights. For registered holders of ADSs in these excluded jurisdictions, the ADS Rights Agent will sell the ADS Rights on behalf of such holders and will distribute the cash proceeds from the sale of the ADS Rights (net of applicable fees, taxes and expenses) to which such holders would otherwise have been entitled. There is no assurance that the ADS Rights Agent will be able to sell the ADS Rights at a price which would reflect the difference between the fair market value of the ADSs and their subscription price in the Rights Offering or at all.

Holders of Ordinary Share Rights and ‘A’ Ordinary Share Rights in these jurisdictions will not be able to exercise their Rights, and their Rights will lapse without receipt of any consideration or compensation.

Holders that do not take up the offer of new ADSs, new Ordinary Shares and new ‘A’ Ordinary Shares in the Rights Offering will experience a reduction in their proportionate ownership and voting interests in the Company. See “Dilution” for more information.

Any future issues of Shares will further dilute the holdings of current ADS holders of the Company and shareholders and could materially and adversely affect the market price of the Company’s ADSs, Ordinary Shares and ‘A’ Ordinary Shares.

We may decide to offer additional shares in the future either to raise capital or for other purposes. If ADS holders and shareholders were not to take up such offer of shares or were not eligible to participate in such offering, their proportionate ownership and voting interests in the Company would be reduced and the percentage that their ADSs or Shares, as applicable, would represent of the total share capital of the Company would be reduced accordingly. An additional offering, or significant sales of Shares by major shareholders, could have a material adverse effect on the market price of the ADSs and the Shares.

Holders of ADSs are subject to exchange rate risk in connection with the Rights Offering

In the event that the U.S. dollar weakens against the Indian rupee, holders of ADSs subscribing for new ADSs will be required to pay more than the estimated subscription price of US$35.84 per new ADS.

The estimated ADS subscription price is US$35.84 per new ADS. As each ADS represents five Ordinary Shares, the estimated subscription price per ADS is five times the U.S. dollar equivalent of the Ordinary Share subscription price, using an exchange rate of Rs. 62.7825 = US$1.00 (the opening exchange rate as published by Bloomberg L.P. at 7:29 a.m., New York City time, on March 27, 2015). A subscriber of new ADSs must deposit US$39.42 per offered ADS subscribed, which represents 110% of the estimated ADS subscription price. This is to increase the likelihood that the ADS Rights Agent will have sufficient funds to pay the actual ADS subscription price in light of a possible appreciation of Indian rupees against the U.S. dollar between the date hereof and the end of the ADS Rights exercise period and to pay currency conversion fees as well as the ADS Depositary issuance fee of US$0.05 per new ADS issued. On or about April 29, 2015, we expect to determine the actual U.S. dollar ADS subscription price by converting the Ordinary Share subscription price for the offered Ordinary Shares underlying the ADSs subscribed for from Indian rupees into U.S. dollars at a market-based rate. If the actual U.S. dollar subscription price (plus the ADS issuance fee and the currency conversion fees) is less than the deposit amount, the ADS Rights Agent will refund such excess amount to the subscribing ADS holder without interest. However, if there is a deficiency as a result of such conversion, the ADS Rights Agent will not deliver the offered ADSs to such subscribing ADS holder until it has received payment of the deficiency. The ADS Rights Agent may sell a portion of your new ADSs to cover the deficiency if not paid within 14 days from notice of deficiency. Furthermore, the conversion of Indian rupees back into U.S. dollars if the condition of the Rights Offering is not satisfied (and, as a result, the Indian rupee subscription amount is returned to the ADS Rights Agent) may give rise to losses due to exchange rate fluctuation.

If the Rights Offering does not take place, our credit ratings and funding costs could be materially and adversely affected, and the price of our securities could drop sharply. In either case, the Rights could become worthless.

The Rights Offering is underwritten by the underwriters based on an underwriting agreement from which the underwriters may withdraw under certain circumstances. See “The Rights Offering—Subscription by Holders of Ordinary Share Rights and ‘A’ Ordinary Share Rights—Withdrawal of the Offering” and “Plan of Distribution”. If the underwriting agreement is terminated, the Rights Offering may be cancelled and we would not receive the net proceeds expected to be generated by the Rights Offering.

In addition, if the Rights Offering is cancelled, the Rights will expire without compensation and become worthless. Any subscription payments received by us will be returned without interest. Investors who have acquired any Rights on the secondary market will then bear a corresponding loss, because trading in Rights cannot be reversed if the Rights Offering is terminated.

Moreover, the value of the Rights materially depends on the price of the Company’s existing Ordinary Shares, ‘A’ Ordinary Shares and ADSs. A considerable drop in the price of these securities can therefore materially and adversely affect the value of the Rights and render them worthless. In such an event, investors who have acquired any Rights in the secondary market will bear a corresponding loss.

The price of our ADSs and Shares may fluctuate or decline before or after the expiration of the ADS Rights and may fall below the ADS subscription price of the New ADSs issued upon the exercise of the ADS Rights.

Given that the trading price of the ADS Rights depends on the price of our ADSs and our Shares, a significant decline in the trading price of our ADSs or our Shares would negatively affect the trading price of the ADS Rights. The market price of our ADSs and our Shares could be subject to significant fluctuations. We cannot assure holders of ADS Rights that the trading price of our ADSs will not decline below the actual ADS subscription price after such holders elect to exercise their ADS Rights. If that occurs, such holders will have committed to purchase the new ADSs at a price above the prevailing trading price, and such holders will suffer an immediate unrealized loss as a result. Moreover, we cannot assure holders of ADS Rights that following the exercise of ADS Rights they will be able to sell their ADSs at a price equal to or greater than the actual ADS subscription price.

A delay in the listing of the new Shares would affect the liquidity of such new Shares and the issuance of new ADSs representing such new Shares.

We will request that the new Shares be admitted to trading on the BSE and the NSE promptly after their allotment, which is expected to take place on or about May 14, 2015. We expect, but cannot assure you, that the new Shares will be admitted to listing on the BSE and the NSE on or about May 18, 2015.

A delay in the admission to listing of the new Shares would affect the liquidity of the new Shares and prevent the sale of such Shares on the BSE or the NSE until they are allowed for listing. In addition, any delay in the admission to listing of the new Shares will delay the issuance of the new ADSs representing such Shares. Given these possible delays, we cannot provide any assurance that the new ADSs will be issued promptly after the allotment of the new Shares. Any delay in the allotment of the new Shares and their admission to listing in the BSE or the NSE, or in the issuance of the new ADSs, will affect the ability of the exercising holders of Rights to sell the new Shares or ADSs to be received upon the exercise of Rights.

USE OF PROCEEDS

Assuming all of the new Ordinary Shares and ‘A’ Ordinary Shares sold in the Rights Offering are subscribed for at the subscription price of Rs.450 per new Ordinary Share and Rs.271 per ‘A’ Ordinary Share, the net proceeds of the Rights Offering are expected to be approximately Rs.74,280 million (approximately US$1,183.1 million) after deduction of fees and expenses of approximately Rs.700 million (approximately US$11.1 million).

The objects set out in the Memorandum of Association enable us to undertake our existing activities and the activities for which the funds are being raised through the Rights Offering.

Requirement of Funds and Utilization of Net Proceeds

The proposed utilization of the net proceeds is set forth in the table below:

Particulars	Amount
	Rs. millions	US$ millions
Funding capital expenditure towards plant and machinery	5,000	79.6
Funding expenditure relating to research and product development	15,000	238.9
Repayment, in full or part, of certain long-term and short-term borrowings availed by us	40,000	637.1
General corporate purposes	14,280	227.5

Total	74,280	1,183.1

We propose to deploy the net proceeds in the manner described above in Fiscal 2016.

If the net proceeds are not completely utilized for the objects stated above by the end of Fiscal 2016 due to factors such as (i) economic and business conditions; (ii) increased competition; (iii) commercial considerations; (iv) change in business strategy; and (v) regulatory changes; such proceeds would be utilized (in part or full) in Fiscal 2017 or a subsequent period as may be determined by us in accordance with applicable law.

The funds deployment, other than for repayment of certain of our borrowings, described herein is based on management estimates, current circumstances of our business and the prevailing market conditions. The funds deployment described herein has not been appraised by any bank or financial institution. We have not placed orders or obtained quotations in respect of a substantial portion of the fund requirements described in this section. We may have to revise our funding requirements and deployment on account of a variety of factors such as our financial condition, business and strategy, including external factors which may not be within the control of our management. This may entail rescheduling and revising the planned funding requirements and deployment and increasing or decreasing the funding requirements from the planned funding requirements at the discretion of our management.

We propose to meet the entire requirement of funds for the objects of the Rights Offering from the net proceeds of the Rights Offering.

Funding capital expenditure towards plant and machinery

We undertake investments towards capital expenditure on a continual basis to meet our business requirements and towards new product introduction, sustenance, increasing efficiency, modernization and removing production constraints. In addition to domestic suppliers and vendors, we also import capital equipment, raw materials and components from suppliers and vendors in various countries.

Our capital expenditure typically includes expenses for purchase of plant and machinery, tools and other equipments, installation and commissioning expenses, expenses for purchase of vehicles, civil construction, fit-out and consultancy related expenses for our workshops and offices and expenses for purchase of computers.

Funding expenditure relating to research and product development

We intend to continue to invest in our business units in general, and in research and product development in particular, over the next several years in order to improve our existing product range, develop new products and platforms and to build and expand our portfolio in the passenger vehicle and commercial vehicle categories. We believe this would strengthen our position in the Indian automotive market and help us to grow our market share internationally.

Expenses towards research and product development consists of material costs which include cost of material used for (i) prototype vehicles; (ii) pilot batch and product proving vehicles; and (iii) benchmarking vehicles. Prototype vehicles are used for performing all tests such as durability, fuel economy, reliability, endurance and crash tests that are required to assess performance of the vehicle. Pilot batch includes a small lot of vehicles rolled out for identifying manufacturing issues, if any, which uses soft tools. Pilot batch is followed by product proving vehicles which is a larger lot of vehicles for verifying other parameters related to production process including tact time, cycle time, quality and consistency.

R&D expenses also consist of technical know-how expenses which include costs incurred towards various external agencies who provide technical inputs and research and development support in specialized fields. In addition to technical support, certain agencies provide finished components to us as part of their mandate once the regular production commences. Technical know-how expenses also include costs associated with such finished components provided by the external agencies in addition to the technical support.

In addition to the above, R&D expenses also consist of conversion costs which include expenses incurred towards the design engineers in the Engineering Research Center.

The table below sets forth estimated expenses based on category of vehicle.

	Amount
	(Rs. millions)	(US$ millions)
Commercial Vehicles
Heavy commercial vehicles	2,250	35.8
Light commercial vehicles	1,390	22.1
Small commercial vehicles	2,240	35.7

	5,880	93.6
Passenger Vehicles
Cars	5,740	91.4
Utility vehicles	3,380	53.9

	9,120	145.3

Total	15,000	238.9

Repayment, in full or part, of certain long-term and short-term borrowings availed by us

We estimate that Rs.40 billion (approximately US$637.1 million) from the net proceeds of the Rights Offering will be used towards repayment, in full or in part, of certain loans. The selection and extent of loans proposed to be repaid, while based on the applicable repayment schedule in Fiscal 2016, is also and will be based on various commercial considerations including, among others, interest rates, outstanding amounts and the remaining tenor of the loan and applicable law governing such borrowings.

Among the borrowings that we expect to repay are Rs.15 billion (approximately US$238.9 million) due to the State Bank of India under a working capital facility and commercial papers issued in 2012, and an aggregate of Rs.11 billion (approximately US$175.2 million), representing the amount outstanding under commercial papers issued by and short term loan arrangements with HDFC Bank Limited and HDFC Trustee Company Private Limited.

Given the nature of these borrowings and the terms of repayment, the aggregate outstanding loan amounts may vary from time to time. In addition to the above, we may, from time to time, enter into further financing arrangements and draw down funds thereunder. In such cases or in case any loans are repaid or further drawn-down prior to the completion of the Rights Offering, we may utilize this component of the net proceeds towards repayment of such additional indebtedness. The net proceeds may also be utilized for repayment of any such further borrowings and refinancing, subject to the maximum utilization of Rs.40 billion.

We believe that such repayment will help reduce our outstanding indebtedness, debt servicing costs and debt-equity ratio, thereby resulting in an enhanced equity base, assisting us in maintaining a favorable debt-equity ratio in the near future and enable utilization of our accruals for further investment in our business growth and expansion. In addition, we believe that this would improve our ability to raise further resources in the future to fund our potential business development opportunities.

General Corporate Purposes

We propose to deploy the remaining net proceeds aggregating Rs.1,428 million towards general corporate purposes, subject to such utilization not exceeding 25% of the net proceeds, in compliance with SEBI regulations, including but not limited to strategic initiatives, partnerships and joint ventures, meeting exigencies which we may face in the ordinary course of business, meeting expenses incurred in the ordinary course of business and any other purpose as may be approved by our board of directors or a duly appointed committee from time to time, subject to compliance with the necessary provisions of the Companies Act.

Our management, in accordance with the policies of our board of directors, will have flexibility in utilizing any amounts for general corporate purposes under the overall guidance and policies of our board of directors. The amount of utilization of funds for any of the purposes will be determined by the board of directors, based on the amount actually available and our business requirements.

Sr. No.	Activity Expense	Amount (in Rs. millions)	(in US$ millions)		Percentage of Total Estimated Rights Offering Expenditure (%)	Percentage of Rights Offering Size (%)
1.	Fees of the global coordinators and senior lead managers	382.8	6.1		54.68	0.51
2.	Fees to the legal advisors, other service providers and statutory fees	136.7	2.2		19.53	0.18
3.	Fees of registrar to the Rights Offering	1.4	0.0	*	0.20	0.00
4.	Printing and stationery, distribution, postage, advertising and marketing expenses	44.4	0.7		6.34	0.06
5.	Other expenses	134.7	2.1		19.25	0.18

Total Estimated Rights Offering Expenditure		700.0	11.1		100.00	0.93

*	Less than 0.1

PRICE RANGE OF ORDINARY SHARES, ‘A’ ORDINARY SHARES AND ADSS

Our Ordinary Shares and ‘A’ Ordinary Shares currently trade on the NSE and the BSE, and ADSs representing our Ordinary Shares currently trade on the NYSE. During 2014, volume traded on the BSE totaled 113,199,502 Ordinary Shares and 41,737,663 ‘A’ Ordinary Shares, volume traded on the NSE totaled 1,319,522,856 Ordinary Shares and 578,698,577 ‘A’ Ordinary Shares and the volume traded on the NYSE totaled 322,073,324 ADSs.

Our Ordinary Shares have been trading on the NYSE in the United States since September 27, 2004 in the form of ADSs under the symbol “TTM”. Each ADS represents five Ordinary Shares. The ADSs are outstanding under the amended and restated deposit agreement dated as of September 27, 2004 among us, Citibank, N.A. as ADS Depositary, and all holders and beneficial owners of ADSs issued thereunder, as amended and supplemented by Amendment No. 1, dated as of December 16, 2009 (the “deposit agreement”). Only persons in whose names ADSs are registered on the books of the depositary are deemed by the depositary to be holders of ADSs.

As of March 27, 2015, 116,447,836 ADSs (equivalent to 582,239,180 Ordinary Shares) were outstanding, representing approximately 21.28% of the total number of outstanding Ordinary Shares. It is not practicable for us to determine the number of ADSs beneficially owned by beneficial owners in the United States. The ADS closing price on March 27, 2015 on the NYSE was US$44.00 per ADS.

Shares and ADS Trading

The table below shows, for the periods indicated, high and low intraday prices for our Ordinary Shares on the BSE and the NSE and for our ADSs on the NYSE.

The face value of Shares was subdivided effective September 14, 2011. Post-subdivision, Ordinary Shares have each been subdivided from having par value of Rs.10 each into five shares having par value of Rs.2 each.

The prices for Ordinary Shares and ‘A’ Ordinary Shares as given below in Fiscal 2010, 2011 and 2012 are before the subdivision of Ordinary Shares and ‘A’ Ordinary Shares, thus are not comparable to subsequent years.

	NSE		BSE		NYSE
Period	High	Low	High	Low	High	Low
	Rs.	Rs.	Rs.	Rs.	US$	US$
By month:
February 2015	612.40	541.30	612.05	541.10	51.80	45.58
January 2015	607.70	489.20	608.40	489.40	51.73	40.65
December 2014	539.85	468.65	540.00	469.00	47.38	39.72
November 2014	550.70	511.50	550.80	511.50	48.18	44.67
October 2014	538.50	468.00	537.00	468.15	47.20	41.09
September 2014	542.60	491.40	544.50	491.05	48.88	42.80
August 2014	531.65	430.40	531.00	430.50	48.26	37.33

By quarter:
Fiscal 2015
First Quarter	465.00	399.50	464.20	399.70	41.18	35.43
Second Quarter	542.60	430.40	544.50	430.50	48.88	37.33
Third Quarter	550.70	468.00	550.80	468.15	48.18	39.72

	NSE		BSE		NYSE
Period	High	Low	High	Low	High	Low
	Rs.	Rs.	Rs.	Rs.	US$	US$

Fiscal 2014
First Quarter	319.50	251.80	319.50	252.10	28.85	22.52
Second Quarter	354.85	271.80	354.90	272.50	28.00	21.75
Third Quarter	405.05	330.30	405.00	330.25	32.89	26.86
Fourth Quarter	420.70	332.10	420.30	331.05	35.43	26.47

Fiscal 2013
First Quarter	320.75	217.25	320.60	217.00	30.63	19.85
Second Quarter	289.30	203.05	289.30	202.95	25.74	18.83
Third Quarter	314.00	219.45	313.95	245.35	28.87	23.40
Fourth Quarter	337.40	265.10	337.05	265.15	30.85	24.15

By year:
Fiscal 2014	420.70	251.80	420.30	252.10	35.43	21.75
Fiscal 2013	337.40	203.05	337.05	202.95	30.85	18.83
Fiscal 2012	1,303.70	137.55	1,301.90	137.65	29.06	14.33
Fiscal 2011	1,382.00	670.00	1,381.40	670.00	37.65	15.25
Fiscal 2010	844.70	175.20	842.00	175.10	18.79	4.83

The table below shows, for the periods indicated, high and low intraday prices for our ‘A’ Ordinary Shares on BSE and the NSE.

	NSE		BSE
Period	High	Low	High	Low
	Rs.	Rs.	Rs.	Rs.

By month:
February 2015	385.80	323.60	385.40	324.50
January 2015	384.90	325.55	384.15	326.00
December 2014	360.40	310.60	360.00	311.35
November 2014	341.80	318.40	341.50	318.70
October 2014	350.00	292.00	349.80	292.00
September 2014	391.35	329.70	391.20	331.00
August 2014	382.35	289.15	382.45	289.55

By quarter:
Fiscal 2015
First Quarter	326.90	201.60	326.90	202.50
Second Quarter	391.35	281.30	391.20	281.50
Third Quarter	360.40	292.00	360.00	292.00

Fiscal 2014
First Quarter	176.75	130.55	176.50	130.50
Second Quarter	172.90	120.95	172.50	121.40
Third Quarter	210.50	161.95	210.30	161.00
Fourth Quarter	205.70	168.25	205.40	168.50

Fiscal 2013
First Quarter	189.90	127.80	189.90	126.00
Second Quarter	164.15	116.10	164.35	117.10
Third Quarter	175.60	151.80	175.50	151.80
Fourth Quarter	189.20	151.75	189.00	151.00

	NSE		BSE
Period	High	Low	High	Low
	Rs.	Rs.	Rs.	Rs.

By year:
Fiscal 2014	210.50	120.95	210.30	121.40
Fiscal 2013	189.90	116.10	189.90	117.10
Fiscal 2012	724.95	81.20	725.00	80.20
Fiscal 2011	1,382.00	670.00	940.25	448.00
Fiscal 2010	844.70	175.20	525.00	127.00

EXCHANGE RATES

The following tables provide information with respect to the exchange rate for the Indian rupee per US$1.00 based on the noon buying rate for cable transfers in Indian rupees published by the Federal Reserve Bank of New York. The average is computed using the noon buying rate on the last business day of each month during the period indicated.

Year ended December 31	High	Low	Average	End of Period
2014	63.6700	58.3000	60.9953	63.0400
2013	68.8000	52.9900	58.5149	61.9200
2012	57.1300	48.6500	53.3743	54.8600
2011	53.7100	44.000	46.5782	53.0100
2010	47.4900	43.9000	45.6454	44.8000

Month	High	Low
February, 2015	62.4100	61.6700
January, 2015	63.5700	61.3200
December, 2014	63.6700	61.7800
November, 2014	62.2000	61.3800
October, 2014	61.8100	60.9200
September, 2014	61.9200	60.2600

On March 27, 2015, the opening exchange rate as published by Bloomberg L.P. at 7:29 a.m., New York City time, was US$1.00=Rs.62.7825.

We describe the effects of exchange rate fluctuations on our business under “Operating and Financial Review and Prospects—Operating Results—Significant Factors Influencing our Results of Operations” in the Interim Report.

DILUTION

We would issue 150,644,759 new Ordinary Shares (including 32,049,863 new Ordinary Shares underlying new ADSs) and 26,530,290 new ‘A’ Ordinary Shares pursuant to the Rights Offering assuming full subscription. This will result in our issued share capital increasing by approximately 5.5%. Holders of Ordinary Shares, ‘A’ Ordinary Shares and ADSs who take up their pro rata entitlement in full will suffer no dilution to their interests in our Company. Holders of Ordinary Shares, ‘A’ Ordinary Shares and ADSs who do not exercise any of their rights to subscribe for new Ordinary Shares or new ADSs will suffer an immediate dilution of 5.5% to their interests in our Company.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth information concerning our cash, short-term debt, long-term debt, non-controlling interest and shareholders’ equity under IFRS as of December 31, 2014 and as adjusted to give effect to (i) the Rights Offering, (ii) the GBP 400,000,000 3.875% Senior Notes issuance and the US$500,000,000 3.5% Senior Notes issuance by Jaguar Land Rover, referred to as the JLR Bond Offering, (iii) the Dollar Tender Offer and the Sterling Tender Offer, referred to as the JLR Tender Offers, and (iv) the repurchase of an aggregate amount of Rs.12.5 billion of non-convertible debentures expected to take place on or about the date of this prospectus supplement, the NCD Repurchase.

The information in the following table is derived from our unaudited interim consolidated financial statements as of and for the nine months ended December 31, 2014 prepared in accordance with IFRS and incorporated by reference into this prospectus supplement. This table should be read together with such unaudited interim consolidated financial statements and the notes thereto. The adjusted figures in the table below have been prepared for illustrative purposes only on the basis that new Ordinary Shares (including Ordinary Shares representing ADSs) and new ‘A’ Ordinary Shares offered in the Rights Offering will be sold at the subscription price of Rs.450 per Ordinary Share and Rs.271 per ‘A’ Ordinary Share, and do not necessarily provide an actual picture of our financial position following the completion of the Rights Offering.

	As of December 31, 2014				As of December 31, 2014
Actual	Adjustments for the
JLR Bond
Offerings(3), the JLR
Tender Offers(2), the
NCD Repurchase
and issuance of the
new Ordinary
Shares (including
the new ADSs) and
new ‘A’ Ordinary
Shares assuming a
subscription level of
100%	As adjusted for the
JLR Bond
Offerings(3), the JLR
Tender Offers(2), the
NCD Repurchase and
issuance of the new
Ordinary Shares
(including the new
ADSs) and new ‘A’
Ordinary Shares
assuming a
subscription level of
					100%
	Rs.	US$(1)	Rs.	US$(1)	Rs.	US$(1)

Cash & cash equivalents(4)	171,583	2,722	19,464	309	191,047	3,031
Short term deposits(5)	124,965	1,982	—	—	124,965	1,982
Mutual fund investments	146,077	2,317	—	—	146,077	2,317

Indebtedness
Short-term borrowings and current portion of long-term borrowings(5)	187,487	2,974	(40,000)	(635)	147,487	2,340
Long-term borrowings(6)	542,017	8,599	(14,816)	(235)	527,201	8,364
Total Indebtedness	729,504	11,573	(54,816)	(870)	674,688	10,703

Equity
Ordinary Shares	5,474	87	301	5	5,775	92
‘A’ Ordinary Shares	964	15	53	1	1,017	16
Additional paid-in capital	187,341	2,972	73,926	1,173	261,267	4,145
Reserves	413,759	6,564	—	—	413,759	6,564
Other components of equity	51,848	823	—	—	51,848	823
Equity attributable to shareholders of Tata Motors Limited	659,387	10,461	74,280	1,178	733,666	11,639
Non-controlling interests	4,259	68	—	—	4,259	68
Total Equity	663,646	10,528	74,280	1,178	737,925	11,707
Total Capitalization	1,393,150	22,101	19,464	309	1,412,613	22,410

(1)	Indian rupees have been translated into U.S. dollars for the convenience of the reader at the exchange rate of Rs.63.035 = US$1.00, based on the fixing rate in the City of Mumbai on December 31, 2014, for cable transfers in Indian rupees as published by the Foreign Exchange Dealers’ Association of India, or FEDAI.
(2)	Dollar Tender Offer amount included is as of 5:00 pm on March 16, 2015, being the early tender date.
(3)	JLR Bond Offerings included in the adjustments columns do not include the issue expenses. The exchange rate used for translating the JLR GBP bond offering data into Indian rupees is Rs. 98.3125=GBP 1.00, based on the FEDAI rates as of December 31, 2014.
(4)	Proceeds from the JLR Bond offerings after adjusting for the JLR Tender Offers has been shown as incremental cash under the line item “cash and cash equivalents”.
(5)	The line items “short-term borrowings” and “cash and cash equivalents” have been adjusted to reflect the receipt and use of proceeds from the Rights Offering.
(6)	The line item “long-term borrowings” has been adjusted to account for the buy-back of Rs. 12.5 billion in non-convertible debentures with a maturity date of March 31, 2016, which is expected to take place on or about the date of this prospectus supplement.

THE RIGHTS OFFERING

General Information

Pursuant to a shareholders’ resolution by way of postal ballot on March 3, 2015, authority was granted to our board of directors to decide upon and determine the terms of the Rights Offering. On March 25, 2015, our board of directors adopted a resolution to approve the terms and conditions of the Rights Offering.

Description of the Share Rights Offering

Holders of our Ordinary Shares will receive 0.055045 Ordinary Shares for every Ordinary Share that they hold as of April 8, 2015, the Book Closure Date, on the BSE (in respect of Ordinary Shares traded on the BSE) and the NSE (in respect of Ordinary Shares traded on the NSE) at the share subscription price. Each Ordinary Share Right entitles the holder thereof to subscribe for one new Ordinary Share at the share subscription price.

Holders of our ‘A’ Ordinary Shares will receive 0.055045 ‘A’ Ordinary Share Rights for every ‘A’ Ordinary Share that they own as of April 8, 2015, the Book Closure Date, on the BSE (in respect of ‘A’ Ordinary Shares traded on the BSE) and the NSE (in respect of Ordinary Shares traded on the NSE). Each ‘A’ Ordinary Share Right entitles the holder thereof to subscribe for one new ‘A’ Ordinary Share at the share subscription price.

We have received approvals for listing of the Shares to be issued pursuant to the Rights Offering from the BSE and the NSE.

Description of the ADS Rights Offering

We have arranged with Citibank, N.A., as ADS Rights Agent and as the ADS Depositary and accordingly the holder of record of the Ordinary Shares underlying the ADSs, to make available to holders of our ADSs at the ADS record date transferable ADS Rights.

Each registered holder of ADSs as of the ADS record date of April 7, 2015 and with a registered address in an Eligible Jurisdiction will be sent an ADS Rights certificate evidencing ADS Rights and instructions relating to the exercise of these ADS Rights. Each eligible beneficial owner of ADSs (located or resident in an Eligible Jurisdiction) will receive a book-entry credit of ADS Rights in its DTC participant account and instructions relating to the exercise of the ADS Rights.

Fractions of Ordinary Share Rights, ‘A’ Ordinary Share Rights and ADS Rights will not be issued to holders. Fractional entitlements to Ordinary Share Rights, ‘A’ Ordinary Share Rights and be rounded down to the nearest whole number and any remaining fractional Ordinary Share Rights, ‘A’ Ordinary Share Rights and ADS Rights will lapse without compensation. All offered Shares not taken up will be available for allocation to holders of Shares who wish to apply for a greater number of offered Shares or offered ADSs, as the case may be, than those initially offered to them under the Rights Offering, subject to certain limitations as described below.

Proceeds to the Company

Assuming full subscription of the Rights Offering, we will receive proceeds of Rs.74,280 million (approximately US$1,183.1 million) after deduction of fees and expenses incurred in connection with the offering. Assuming that the Rights Offering is fully subscribed, we will issue 150,644,759 new Ordinary Shares, including Ordinary Shares represented by ADSs, and 26,530,290 new ‘A’ Ordinary Shares and expect to have 2,887,357,881 Ordinary Shares and 508,497,235 ‘A’ Ordinary Shares outstanding after the Rights Offering.

Further information about the ADS Rights and the procedures for exercising the ADS Rights are summarized below.

Restrictions on Participation in the Rights Offering by certain ADS Holders and Shareholders

The Rights Offering is only addressed to persons to whom it may lawfully be made. The distribution of this prospectus supplement, the accompanying base prospectus, the Interim Report, the Annual Report incorporated by reference and the exercise of any of the Rights may be restricted under applicable law. Persons into whose possession this prospectus supplement, the prospectus, the Interim Report or the Annual Report incorporated by reference comes or who wish to exercise any of the Rights must inform themselves about and observe any such restrictions. Any failure to comply with any of those restrictions may constitute a violation of the securities laws of any such jurisdiction. Due to the restrictions under the securities laws of certain countries, shareholders or ADS holders resident in such countries may not exercise the Rights. For registered holders of ADSs in these jurisdictions, the depositary will use commercially reasonable efforts to sell the ADS Rights on behalf of such holders and will distribute the cash proceeds from the sale of the ADS Rights (net of applicable fees, taxes and expenses) to which such holders would otherwise have been entitled. Brokers, banks and other nominees, who hold ADSs for clients that are the beneficial owners of the ADSs and are located or reside outside of the Eligible Jurisdictions, are instructed not to distribute the ADS Rights they may receive on behalf of such clients and, in lieu of such distribution of ADS Rights, the brokers, banks and other nominees are requested to sell the ADS Rights on behalf of such clients (either directly or through the ADS Rights Agent) and to distribute to such clients only the net cash proceeds from such sales. Brokers, banks and other nominees exercising ADS Rights on behalf of their clients will be asked to certify that such clients are Eligible ADS Rights Holders. Holders of Ordinary Share Rights and ‘A’ Ordinary Share Rights in these jurisdictions may not be able to exercise their Rights, and their Rights will lapse without receipt of consideration.

Subscription by Holders of ADS Rights

Timetable(1)(2)

The timetable below lists certain important dates relating to the ADS Rights Offering in respect of ADS Rights, some of which are subject to change.

Announcement of Rights Offering	March 25, 2015
ADS ex-rights date	April 2,2015
ADS record date	5:00 p.m. on April 7, 2015
Notice to ADS holders of ADS Rights to which they are entitled	After April 7, 2015
Notice to brokers/dealers of terms of ADS Rights Offering	After April 7, 2015
Notice to ADS holders of terms of ADS Rights Offering	After April 7, 2015
ADS Rights Offering subscription period commences	9:00 a.m. on April 10, 2015
Trading of ADS rights commences on the NYSE(3)	9:30 a.m. on April 10, 2015
Trading of ADS Rights ceases on the NYSE	April 24, 2015
ADS Rights Offering subscription period ends	2:15 p.m. on April 27, 2015
Expected date for issuance and delivery of the new ADSs	On or around May 20, 2015

(1)	Other than dates prior to the date of this prospectus supplement, all dates are subject to change. No assurance can be given that the issuance and delivery of the ADSs will not be delayed.
(2)	All relevant times are as of New York City time on relevant date.
(3)	The NYSE has noted that initially the ADS Rights may trade on a “when-issued” basis

ADS Rights

Each ADS Right entitles the holder thereof to subscribe for one ADS.

Excess Applications

All ADSs not taken up in terms of the ADS Rights Offering will be available for allocation to holders of ADS Rights who validly exercise all of their ADS Rights and validly apply for a greater number of ADSs than the ADSs they can subscribe for upon exercise of their ADS Rights. The number of excess ADSs available for allocation to holders of ADS Rights is subject to a maximum calculated as follows:

A – B = C,

where:

A is equal to the maximum number of ADSs that may be subscribed by all ADS Rights holders (without giving effect to Excess Applications);

B is equal to the number of ADSs subscribed by ADS Rights holders (without giving effect to Excess Applications); and

C is equal to the maximum amount of ADSs available for allocation to holders who wish to apply for a greater number of ADSs than initially offered to them.

Excess ADSs will be allocated, based on the number of ADS Rights validly exercised, to holders of ADS Rights who have exercised their ADS Rights in full and have validly applied for excess ADSs.

In order to apply for excess ADSs, an ADS Rights holder must first exercise in full the ADS Rights it holds and apply for excess ADSs. To validly apply for excess ADSs, the ADS Rights holder must deposit the ADS deposit amount (as described under “ADS Subscription Price”) for the excess ADSs being applied for. The available excess ADSs will be allocated, based on the number of ADS Rights validly exercised, to holders of ADS Rights that have exercised their ADS Rights in full and have validly applied for excess ADSs. If the number of excess ADSs available is insufficient to satisfy the excess ADS subscription by any ADS Right holder in full, the deposit of the ADS deposit amount (as described under “ADS Subscription Price”) relating to any excess ADSs not delivered to such ADS Right holder shall be returned to such ADS Right holder in U.S. dollars without interest. No fractional ADSs will be issued pursuant to Excess Applications.

Excess applications must be made together with initial subscriptions for ADSs, are irrevocable and may not be cancelled or modified after exercise.

ADS Rights Offering Subscription Period

The ADS Rights may be exercised during the period from 9:00 a.m., New York City time, on April 10, 2015 to 2:15 p.m., New York City time, on April 27, 2015, referred to hereinafter as the ADS Rights Offering subscription period. The ADS Rights Offering subscription period ends before the share subscription period. ADS Rights that are not exercised by the end of the ADS Rights Offering subscription period will expire valueless without any compensation.

Any exercise of ADS Rights (including any application for excess ADSs) will be irrevocable upon exercise and may not be canceled or modified after such exercise.

ADS Rights Agent

Citibank, N.A., which is the ADS Depositary under the deposit agreement, is acting as the ADS Rights Agent.

ADS Subscription Price

The estimated ADS subscription price is US$35.84 per ADS subscribed. The actual ADS subscription price per ADS will be the share subscription price of Rs.2,250 (adjusted to reflect the ADS-to- share ratio) translated into U.S. dollars on or about April 29, 2015 plus currency conversion fees and the ADS Depositary’s issuance fee of US$0.05 per new ADS issued. The estimated ADS subscription price is the U.S. dollar equivalent of the share subscription price for five Ordinary Shares, using an exchange rate of Rs.62.7825 per U.S. dollar (the opening exchange rate published by Bloomberg L.P. at 7:29 a.m., New York City time, on March 27, 2015). A subscriber of the ADSs must deposit US$39.42 per ADS subscribed, or the ADS deposit amount, which represents 110% of the estimated ADS subscription price, upon the exercise of each ADS Right. This additional amount over and above the estimated ADS subscription price is to increase the likelihood that the ADS Rights Agent will have sufficient funds to pay the ADS subscription price in light of a possible appreciation of the Indian rupee against the U.S. dollar between the date hereof and the end of the ADS Rights Offering subscription period and to pay currency conversion fees as well as the ADS Depositary’s issuance fee of $0.05 per new ADS issued.

The ADS Rights Agent expects to make the conversion from U.S. dollars into Indian rupees on or about April 29, 2015 to pay the share subscription price for the offered Shares underlying the offered ADSs. If the actual U.S. dollar price (equal to the share subscription price stated in U.S. dollars on or about April 29, 2015) plus the new ADS issuance fee and the currency conversion fees is less than the ADS deposit amount, the ADS Rights Agent will refund such excess to the subscribing ADS Rights holder without interest. However, if the U.S. dollar cost of the share subscription price plus the ADS issuance fee and the currency conversion fees exceeds the ADS deposit amount, the ADS Rights Agent will not deliver the offered ADSs to such subscribing ADS Rights holder until it has received payment of the deficiency. The ADS Rights Agent may sell a portion of the new ADSs that is sufficient to pay any shortfall that is not paid within 14 days of notice of the deficiency. In addition, to the extent that the shortfall of the ADS deposit amount below the U.S. dollar cost of the share subscription price plus the new ADS issuance fee and the currency conversion fees exceeds 20 percent, the ADS Rights Agent may reduce pro rata the amount of new Shares for which it subscribes, which will reduce the number of new ADSs that will be available for delivery to subscribing ADS Rights holders.

ADS Subscription Procedures

Subscriptions (including applications for excess ADSs) and full payment must be received by the ADS Rights Agent prior to 2:15 p.m., New York City time, on April 27, 2015.

We and the ADS Rights Agent will determine all questions about the timeliness, validity, form and eligibility of any exercise of the right to subscribe for offered ADSs. In our sole discretion, we may waive any defect or irregularity, permit you to correct a defect or defects, or irregularity within the time we determine or reject the purported exercise of ADS Rights. ADS Rights certificates will not be considered received or accepted until we have waived all defects or irregularities or you have cured them in time. Neither we nor the ADS Rights Agent has to notify you of any defect or irregularity in submitting an ADS Rights certificate. We and the ADS Rights Agent will not incur any liability for failing to do so.

You may exercise your ADS Rights to subscribe for offered ADSs as follows:

Subscription by brokers and banks.

Each eligible beneficial owner of ADSs held within DTC will receive a book-entry credit of ADS Rights in its DTC participant account and instructions relating to the exercise of the ADS Rights.

If you hold ADS Rights through DTC, you can exercise your ADS Rights (including application for excess ADSs) by delivering completed subscription instructions for offered ADSs through DTC’s applicable function and instructing DTC to charge your applicable DTC account for the ADS deposit amount for the ADSs and to deliver such amount to the ADS Rights Agent. DTC must receive the subscription instructions and the payment of the ADS deposit amount for the ADSs so as to allow DTC sufficient time to transmit the subscription instructions and payment of the ADS deposit amount to the ADS Rights Agent prior to the expiration of the ADS Rights Offering subscription period. If the ADS subscription instructions and deposit amount with respect to ADS Rights are not received by the ADS Rights Agent by the end of the ADS Rights Offering subscription period, the ADS Rights Agent will not be authorized to and consequently will not, accept any delivery or exercise of subscription instructions with respect to those ADS Rights. Brokers, banks and other nominees exercising ADS Rights on behalf of their clients will be asked to certify (through DTC’s applicable function) that such clients are Eligible ADS Rights Holders.

Subscription by registered holders.

Each eligible registered holder of Existing ADSs will be sent by regular mail a subscription form showing its ADS Rights entitlement and instructions relating to the exercise of these ADS Rights (including application for excess ADSs).

If you are a holder of ADS Rights registered directly with the ADS Depositary, you may exercise your ADS Rights by delivering to the ADS Rights Agent a properly completed ADS Rights certificate and paying in full the ADS deposit amount for the offered ADSs. Payment must be made by certified check or bank draft made payable to “Citibank, N.A.—Tata Motors ADS Rights Offering”.

The properly completed ADS Rights certificate and payment should be delivered to:

By First Class Mail:	By Hand or Overnight Courier:

Citibank, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Citibank, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

The ADS Rights Agent must receive the ADS Rights certificate and payment of the ADS deposit amount on or before the end of the ADS Rights Offering subscription period. Deposit in the mail will not constitute delivery to the ADS Rights Agent. The ADS Rights Agent has discretion to refuse to accept any improperly completed or improperly executed ADS Rights certificate.

You will elect the method of delivering the ADS Rights certificate and paying the ADS deposit amount to the ADS Rights Agent and you will bear any risk associated with it. If you send the ADS Rights certificate and payment by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the ADS Rights Agent.

Subscription by beneficial owners.

If you are a beneficial owner of ADS Rights and wish to subscribe for offered ADSs but are neither a DTC participant nor a registered holder of ADS Rights, you should timely contact the financial intermediary through which you hold ADS Rights to arrange for their exercise (including application for excess ADSs) and to arrange for payment of the ADS deposit amount. You are urged to consult your financial intermediary without delay in case your financial intermediary is unable to act immediately.

Guaranteed Delivery Procedures

If you wish to subscribe for offered ADSs (including application for excess ADSs) but time will not permit your ADS Rights to reach the ADS Rights Agent before the time the ADS Rights expire, you may still subscribe if, at or before the ADS Rights expiration date, the ADS Rights Agent has received a properly completed and signed notice of guaranteed delivery, substantially in the form provided with the instructions distributed with the ADS Rights certificates, from a financial institution that is a member of the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) or the New York Stock Exchange Inc. Medallion Signature Program (MSP). These institutions are commonly referred to as “eligible institutions”. Most banks, savings and loan associations and brokerage houses are participants in these programs and therefore are eligible institutions. The ADS Rights Agent must also receive payment in full of the ADS deposit amount on or before the ADS Rights expiration date. The notice of guaranteed delivery must state your name and the number of new ADSs you are subscribing for and must irrevocably guarantee that the ADS Rights will be delivered by one of those financial institutions to the ADS Rights Agent before 5:00 p.m., New York City time, on the third NYSE trading day following the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by first class mail, by hand or by overnight courier to the ADS Rights Agent together with a certified check covering the full ADS deposit amount. If you hold your ADS Rights through DTC, your DTC participant must deliver the notice of guaranteed delivery to the ADS Rights Agent through DTC’s confirmation system. If the financial institution fails to deliver ADS Rights before 5:00 p.m., New York City time, on the third NYSE trading day following the date of execution of the notice of guaranteed delivery, the ADS Rights Agent will refund to you the total deposit amount you paid to the ADS Rights Agent, without interest, after deducting any loss and expenses it incurred from the failed guaranteed delivery.

Partial Exercise of ADS Rights

Subject to the requirements for the exercise of ADS Rights contained herein,

•	in the event that you are a registered holder of ADS Rights and you wish to exercise only a portion of your total ADS Rights, you will need to deliver the applicable ADS Rights certificate to the ADS Rights Agent along with the completed subscription instructions, and the ADS Rights Agent will employ commercially reasonable efforts to re-issue to you an ADS Rights certificate evidencing the remaining balance of ADS Rights not exercised held by you following the exercise; and

•	in the event that you are a beneficial owner of ADS Rights and you wish to exercise only a portion of your total ADS Rights, you will need to instruct the financial intermediary through which you hold your ADS Rights to debit the ADS Rights from the applicable book-entry account and deliver the ADS Rights to the ADS Rights Agent and further instruct the ADS Rights Agent to subscribe only for the applicable number of ADS Rights.

Fractional Entitlements to ADSs and ADS Rights

Upon receipt of Ordinary Share Rights as a holder of Ordinary Shares, the ADS Depositary will allocate such Ordinary Share Rights in the form of ADS Rights to registered holders of ADSs as well as financial intermediaries that hold ADSs on behalf of beneficial owners on a proportionate basis. Fractions of ADS Rights will not be issued and as such any entitlement to receive a fraction of an ADS Right will be rounded down to the nearest whole number and will lapse without compensation.

To the extent additional ADSs are to be delivered pursuant to Excess Applications, the additional ADSs shall be proportionately allocated (on the basis of the numbers of ADS Rights validly exercised) to registered holders and financial intermediaries holding ADS Rights on behalf of beneficial owners that make applications for excess ADSs. Any fractional entitlements to excess ADSs shall be disregarded.

Delivery of Offered ADSs

The ADSs issued pursuant to the exercise of ADS Rights will rank equally in all respects with existing ADSs. The ADS Depositary will deliver the new ADSs as soon as practicable after the delivery of the underlying offered Ordinary Shares to the ADS Depositary’s custodian by credit to its book-entry account with a financial intermediary registered in the Republic of India and admission of the offered Ordinary Shares to listing and trading on the BSE and the NSE.

Selling ADS Rights

Subject to compliance with relevant securities laws, the ADS Rights are freely transferable. The ADS Rights are expected to trade on the NYSE under the symbol “TTM RT” from 9:30 a.m., New York City time, on April 10, 2015 until April 24, 2015. The NYSE has indicated that initially the ADS Rights may trade on a “when-issued” basis.

If you are a registered holder of ADS Rights and you wish to sell your ADS Rights, you may do so through a broker, or, alternatively, you may instruct the ADS Rights Agent to do so on your behalf by following the instructions on, and accompanying, the ADS Rights entitlement certificate sent to you. The ADS Rights Agent has agreed to use commercially reasonable efforts to arrange for such sale on behalf of ADS Rights holders in the open market through a broker.

If you are a beneficial owner of ADS Rights and wish to sell your ADS Rights, you should timely contact the financial intermediary through which you hold the ADS Rights to arrange for the sale. The ADS Rights Agent has agreed to use commercially reasonable efforts to arrange for such sale on behalf of a beneficial owner of ADS Rights in the open market through a broker at the instruction of the beneficial owner’s financial intermediary through DTC.

Brokers, banks and other nominees, who hold ADSs for clients that (x) are the beneficial owners of the ADSs and are located or reside outside of the Eligible Jurisdiction (and may not receive the ADS Rights pursuant to the terms of the ADS Rights Offering) or (y) wish to sell ADS Rights, may instruct the ADS Rights Agent through DTC’s applicable function to sell the ADS Rights on their behalf. The ADS Rights Agent has agreed to use commercially reasonable efforts to arrange for such sale on behalf of the brokers, banks and nominees who so instruct it to sell ADS Rights in the open market through a broker.

The ADS Rights Agent will accept instructions to sell ADS Rights until 5:00 p.m., New York City time, on April 23, 2015. There can be no assurance that the ADS Rights Agent will be able to effectuate the sale of the ADS Rights or at what price. The net sale proceeds from the sale of ADS Rights through the ADS Rights Agent will be calculated on the basis of the net weighted average of all sales of ADS Rights effectuated by the ADS Rights Agent during the ADS Rights Offering subscription period, will be net of applicable fees, taxes and expenses incurred in connection with the sale of ADS Right, and will be remitted after the completion of the ADS Rights offer. The sale of ADS Rights through the ADS Rights Agent is subject to execution fees of up to US$0.02 per ADS Right sold.

Unexercised ADS Rights

Pursuant to the underwriting agreement, the underwriters have agreed to take up a portion of new Ordinary Shares not subscribed for under the Rights Offering, subject to the conditions described under “Plan of Distribution”. The terms of the arrangements among the underwriters are contained in the underwriting agreement, details of which are set forth in “Plan of Distribution”.

Any unexercised ADS Rights will lapse without receipt of consideration.

Subscription by Depositary

Promptly after the ADS Rights Offering subscription period, the ADS Rights Agent will determine the number of ADS Rights validly exercised (including the valid Excess Applications), and will instruct Citibank, N.A.—Mumbai (in its capacity as custodian of the shares represented by the ADSs), or the custodian, to exercise the corresponding number of Share Rights in India. The number of new ADSs subscribed on behalf of ADS Rights holders will not exceed the number of new ADSs that may be purchased upon the exercise of the Share Rights allocated to the custodian on the basis of the number of shares held in respect of the outstanding ADSs as of the ADS record date, April 7, 2015. Any new ADSs subscribed in excess of such maximum number of new ADSs (as a result of Excess Applications) will be rounded down and pro-rated among the ADS Rights holders who validly submitted Excess Applications on the basis of the number of ADS Rights validly exercised.

When instructing the custodian to exercise the applicable number of Share Rights, the ADS Rights Agent will credit the corresponding ADS deposit amount in U.S. dollars to the custodian with instructions to exchange such funds into the applicable amount of Indian rupees necessary to exercise the applicable Share Rights. To the extent the ADS deposit amount exceeds the funds in Indian rupees necessary to exercise the applicable Share Rights, the custodian will be instructed to refund the excess amount to the ADS Rights Agent. If the ADS deposit amount is insufficient to fund the exercise of the applicable Share Rights in Indian rupees, the ADS Rights Agent will advance additional funds in U.S. dollars to the custodian in an amount sufficient to fund the exercise of the applicable Share Rights in Indian rupees. It is expected that the exchange of U.S. dollars into Indian rupees to fund the exercise of Share Rights on behalf of exercising ADS Rights holders will take place during the period of April 29-30, 2015. Any excess or shortage of the ADS deposit amount will be treated by the ADS Rights Agent upon the terms described in “ADS Subscription Price”. The fluctuations of the U.S. dollar to Indian rupee exchange rates will affect the actual ADS subscription price for ADS Rights, which will not be known until after the applicable exchange(s) of U.S. dollars to Indian rupees have been completed.

The Information Agent and ADS Holder Helpline

Georgeson, Inc. is acting as information agent for the ADS Rights Offering in respect of ADSs. If you have any questions on the exercise of ADS Rights, please contact Georgeson Inc. at +1-(866) 821-2550 (U.S. toll-free). This helpline is available from 9:00 a.m. to 9:00 p.m., New York City time, Monday to Friday.

Please note that the helpline will only be able to provide you with information contained in the prospectus supplement, and will not be able to give advice on the merits of the ADS Rights Offering or to provide financial advice.

Subscription by Holders of Ordinary Share Rights and ‘A’ Ordinary Share Rights

Timetable

The timetable below lists certain important dates relating to the Rights Offering (in respect of Ordinary Share Rights and ‘A’ Ordinary Share Rights), some of which are subject to change. All time references are to Indian Standard Time.

Announcement of Rights Offering	March 25, 2015
Book Closure Date	April 8, 2015
Share subscription period for exercise of Share Rights commences	April 17, 2015
Last date for submission of a CAF	May 2, 2015
Expiration of subscription period	May 2, 2015
Expected date of issue of all offered Shares	On or around May 13, 2015
Expected date for delivery of offered Shares in respect of Excess Applications	On or around May 13, 2015
Expected date for commencement of trading of new Ordinary Shares and ‘A’ Ordinary Shares on the BSE	On or around May 18, 2015
Expected date for commencement of trading of new Ordinary Shares and ‘A’ Ordinary Shares on the NSE	On or around May 18, 2015

(1)	Other than dates prior to the date of this prospectus supplement, all dates are subject to change. No assurance can be given that the issuance and delivery of the Shares will not be delayed.

Ordinary Share and ‘A’ Ordinary Share Rights

Each holder of our Ordinary Shares will receive 6 new Ordinary Shares for every 109 fully paid up Ordinary Share that they hold on the share record date. Each holder of our ‘A’ Ordinary Shares will receive 6 Ordinary Shares for every 109 ‘A’ Ordinary Shares that they hold on the share record date.

Fractional Entitlements

Subscriptions will be accepted for a whole number of Shares only and any fractional entitlement will be disregarded, although holders of Share Rights may exercise their Right to subscribe for Shares in whole or in part.

If the holding of any eligible holders of Ordinary Shares or ‘A’ Ordinary Shares, including the ADS Depositary, is, in each case, less than 109 Shares, or not a multiple of 109 Shares, the fractional entitlement of such holders shall be disregarded in the computation of their original Rights allotment. Nevertheless, such holders shall be given preferentially consideration for the allotment one additional Share in respect of which they have made excess applications.

Eligibility of Certain Rights Holders

Qualified foreign investors: The existing individual and aggregate investment limits for eligible qualified foreign investors, in an Indian company are 5% and 10% of the paid up capital of the company, respectively.

Foreign portfolio investors: The existing individual and aggregate investment limits for a single foreign portfolio investor, or FPI, or an investor group (which means the same set of ultimate beneficial owners investing through multiple entities), in an Indian company are 10% and 24% of the paid up capital of the company, respectively. A foreign institutional investor, or FII, holding a valid certificate of registration from SEBI shall be deemed an FPI for the three-year period for which such FII has paid registration fees and such FII’s holdings shall be counted towards the applicable investment limits for FPIs.

Foreign institutional investors: The existing aggregate investment limit for eligible FIIs, in our Company, is 35% of the fully paid up Ordinary Share capital and 75% of the fully paid up ‘A’ Ordinary Share capital.

Non-resident Indian investors: Applications received from non-resident Indians or persons of Indian origin residing outside of India, including in the United States, shall be subject to conditions imposed by the RBI under FEMA in respect of refunds of application money, allotment of securities, export of share certificates among other matters.

Notification of Share Rights

The Registrar will dispatch composite application forms in respect of Ordinary Shares and ‘A’ Ordinary Shares to each eligible Share Rights holder indicating the number of Ordinary Share Rights and ‘A’ Ordinary Share Rights to which such holder is entitled, at their registered address in India.

Renunciation

Holders of Ordinary Share Rights and ‘A’ Ordinary Share Rights may renounce their Rights in whole or in part in favor of up to three other persons (including joint holders) other than:

(a) partnership firm(s) or their nominees(s);

(b) minors;

(c) Hindu undivided families, as defined under applicable Indian law;

(d) any trust or society (unless registered under the Indian Societies Registration Act, 1860, as amended or the Indian Trust Act, 1882, as amended or any other applicable law relating to societies or trusts and is authorized under its constitutional documents to hold Ordinary Shares or ‘A’ Ordinary Shares, as the case may be);

(e) overseas corporate bodies, or OCBs, being any company, partnership, firm, trust, society or other corporate body with respect to which at least 60% of the beneficial ownership is held, directly or indirectly, by non-resident Indians, unless they have received prior approval from the RBI; and

(f) any other person that is otherwise prohibited from being offered or subscribing to securities under applicable securities or other laws.

We have, pursuant to an application dated February 26, 2015, applied to the RBI seeking approval for renunciation of Share Rights by:

(a) shareholders resident in India to any person resident outside India (other than OCBs);

(b) shareholders resident outside India (other than OCBs) to either any person resident in India or any other person resident outside India (other than OCBs).

On March 30, 2015, we received approval from RBI for renunciation of Share Rights on the floor of the BSE by (a) shareholders resident in India to any person resident outside India; and (b) shareholders resident outside India to any person who is either resident in or outside India, subject to the offer price to non-residents not being less than the offer price to a resident shareholder. However, non-resident Indian shareholders holding non-repatriable shares may only renounce the Rights in favor of residents or other non-resident Indians, and where an OCB is involved, prior approval from RBI will be required.

In accordance with applicable law, only existing non-resident shareholders may subscribe for Shares in addition to their initial entitlement as part of the Rights Offering.

Investors through the Application Supported by Blocked Account, or ASBA, process can neither be renouncees nor can they renounce their entitlement to Ordinary Share Rights or ‘A’ Ordinary Shares.

Excess Applications

All Shares not taken up in terms of the Rights Offering will be available for allocation to holders of Share Rights who wish to apply for a greater number of Shares than those initially offered to them in the Rights Offering. Accordingly, holders of Share Rights may apply for Shares in excess of the Shares initially allocated to them on the same terms and conditions.

Applications for additional Shares by certificated shareholders may only be made by indicating the requirement in the place provided for additional Shares in Part A of the composite application form.

Holders of dematerialized Shares who wish to apply for excess Shares should instruct their Indian Depository or broker, in terms of the agreement entered into between them and their Indian Depository or broker, as to the number of additional Shares for which they wish to apply.

An advertisement published in newspapers published in the Republic of India, within 10 days of completion of various activities stating, among other things, the results of the Rights Offering and the basis of allocation. An announcement stating the results of the Rights Offering and the basis of allocation of any additional offered Shares is also expected to be made in the United States on or about May 15, 2015.

The pool of Shares available to meet excess applications will be allocated as follows in order of priority:

(1)	holders whose fractional entitlements are being disregarded would be given preference in allotment of one additional Share each if they apply for additional Shares which will occur if there are any unsubscribed Shares after full allotment to those holders of Share Rights who have applied for their Share Rights either in full or in part and also to the renouncee(s) who have applied for Shares renounced in their favor, in full or in part; if number of Shares required for allotment are more than the number of Shares available after full allotment, the allotment will be made on a fair and equitable basis in consultation with the Indian stock exchange(s) and will not be a preferential allotment;

(2)	allotment to the shareholders who have subscribed for all of the respective Share Rights and have applied for additional Shares which will be made as far as possible on an equitable basis having due regard to the number of Shares held by them on the record date. The allotment of such Shares will be at the sole discretion of our board of directors in consultation with the Indian stock exchange(s), as a part of the Rights Offering and will not be a preferential allotment;

(3)	allotment to renouncees who have subscribed for all the Shares renounced in their favor and have applied for additional Shares which will be at the sole discretion of the Board of Directors in consultation with the Indian stock exchange(s), as a part of the Rights Offering and will not be a preferential allotment; and

(4)	allotment to any other person that our board of directors as it may deem fit; and the decision of our board of directors in this regard shall be final and binding.

If all the Shares are subscribed for in the Rights Offering, no additional Shares will be made available for allocation to applicants.

We will issue and dispatch allotment advice/ demat credit and/or letters of regret along with refund order or credit the allotted securities to the respective beneficiary accounts, if any, within a period of 15 days from the expiration of the Share Rights subscription period. In case of failure to do so, we shall pay interest at such rate and within such time as specified under applicable law.

Investors residing at centers where clearing houses are managed by the RBI will get refunds through National Electronic Clearing Service, or NECS, except where investors have not provided the details required to send electronic refunds.

In case of those investors who have opted to receive their Rights in dematerialized form using electronic credit under the depository system, advice regarding their credit of the securities shall be given separately. Investors to whom refunds are made through electronic transfer of funds will be sent a letter through ordinary post intimating them about the mode of credit of refund within 15 days of the expiration of the Share Rights subscription period.

In case of those investors who have opted to receive their Rights in physical form and with respect to whom we issue letters of allotment, the corresponding share certificates will be prepared within two months from the date of allotment thereof or such extended time as may be approved under Section 56 of the Companies Act, 2013 or other applicable provisions, if any. Investors are required to preserve such letters of allotment, which would be exchanged later for the share certificate.

The letter of allotment/ refund order would be sent by registered post/ speed post to the sole/ first investor’s Indian registered address provided. Such refund orders would be payable at par at all places where the applications were originally accepted. The same would be marked ‘Account Payee only’ and would be drawn in favor of the sole/ first investor. Adequate funds would be made available to the Registrar for this purpose.

In the case of non-resident shareholders or investors who remit funds held in non-resident external account, or NRE account, or foreign currency non-resident account, or FCNR account, refunds and/or payment of interest or dividend and other disbursements, if any, shall be credited to such accounts, the details of which should be furnished in the composite application form. Subject to applicable laws and other approvals, in case of non-resident shareholders or investors who remit their application money through Indian rupee demand drafts purchased from abroad, refund and/or payment of dividend or interest and any other disbursement, shall be credited to such accounts and will be made after deducting bank charges or commission in U.S. dollars, at the rate of exchange prevailing at such time. We will not be responsible for any loss on account of exchange rate fluctuations for conversion of the Indian rupee amount into U.S. dollars. The letter of allotment will be sent by registered post / speed post to the Indian address of the non-resident shareholders or investors as provided to us.

Share Subscription Period

The Share Rights may be exercised during the period from April 17, 2015 to close of business on May 2, 2015, referred to hereinafter as the share subscription period. Dematerialized shareholders are urged to consult their Indian Depository or broker regarding the procedure they need to follow for the acceptance, sale of renunciation of their entitlement without delay in case their Indian Depository or broker is unable to act immediately. The ADS Rights Offering subscription period ends before the Share subscription period. Ordinary Share Rights and ‘A’ Ordinary Share Rights that are not exercised prior to the end of the subscription period will expire valueless without any compensation to holders.

Share Subscription Price

The share subscription price is Rs.450 per Ordinary Share subscribed and Rs. 271 per ‘A’ Ordinary Share subscribed, which in U.S. dollars was equivalent to US$7.17 and US$4.32, respectively on March 27, 2015, using an exchange rate of Rs.62.7825 per U.S. dollar (the opening exchange rate as published by Bloomberg L.P. at 7:29 a.m., New York City time, on March 27, 2015).

Exercise of Share Rights

Method of Application

The table below sets forth the categories of investors that may participate through the ASBA process and that can submit their composite application forms at any branch of a Self-Certified Syndicate Bank registered with SEBI, or SCSB. An investor participating in the ASBA process would need to authorize the applicable SCSB to block an amount equivalent to the amount payable in respect of such investor’s subscription in the applicable ASBA account. The SCSB would then transfer the payment from the applicable ASBA account to a designated account of our company pursuant to instructions from the Registrar. Securities subscribed for pursuant to the ASBA process can only be allotted in dematerialized form.

ASBA process is mandatory	ASBA process is optional	ASBA process is not permitted
• QIBs and Non-Institutional Investors[1]	• Retail individual investors[1]	• Renouncees • Holders of Ordinary Shares or ‘A’ Ordinary Shares in physical form

(1)	Such investors must comply with the eligibility conditions prescribed under SEBI circular no. SEBI/CFD/DIL/ASBA/1/2009/30/12 dated December 30, 2009.

Investors that are not subscribing through the ASBA process would need to send their composite application forms together with a check or demand draft to the addressees referred to in “—Payment” below. Applications accompanied by cash, postal order or stock invest are liable to be rejected. All communications in connection with the application, including in respect of any change in address, should be sent to the Registrar.

We will determine all questions about the timeliness, validity, form and eligibility any exercise of the Share Rights. In our sole discretion, we may waive any defect or irregularity, or permit you to correct a defect or defects and irregularity within the time we determine. Share certificates will not be considered received or accepted until we have waived all irregularities or you have cured them in time. We do not undertake any obligation to notify you of any defect or irregularity in submitting a composite application form. We will not incur any liability for failing to do so.

Additional details regarding the procedures for acceptance and payment by certificated shareholders are contained the composite application form or in the case of dematerialized shareholders, as advised by their Indian Depositary or broker. You should note the following:

•	Acceptances, including applications for offered shares in excess of those initially allocated in the rights offering, may only be made by certificated shareholders by means of the composite application form.

•	Any instruction to renounce all or part of the Rights may only be made by certificated shareholders by means of the composite application form.

•	The properly completed composite application form and a check (crossed “not transferable”) and with the words “or bearer” deleted) or a bank draft (drawn on a registered bank in India) in Indian rupees in payment of the share subscription price must be received from certificated holders by the transfer secretaries at the addressees referred to in “—Payment” below, by not later than close of business hours in India on May 2, 2015. Certificated shareholders are advised to take into consideration postal delivery times when posting their form of instruction, as no late postal deliveries will be accepted after close of business hours in India on May 2, 2015. Where possible, certificated shareholders are advised to deliver their completed form of instruction together with checks or bank draft by hand or by courier. Each check or bank draft will be deposited immediately for collection.

•	Should your check or bank draft not accompany the composite application form, the transfer secretaries will treat your application as invalid.

•	Payment will, when the relevant check or bank draft has been met, constitute an irrevocable acceptance of the Rights Offering upon the terms and conditions set out in this prospectus supplement and the relevant form of instruction may not be withdrawn. Should any check or bank draft be dishonored, we may, in our sole discretion and without prejudice to any rights we may have, regard the form of instruction as null and void or take such steps in regard thereto as we deem fit.

•	If any form of instruction and check or banker’s draft is not received as set out above, the Rights Offering entitlement will be deemed to have been declined by the shareholder to whom the form of instruction is addressed and the right to subscribe for the offered shares offered to the addressee or renounced in favor of his or her renouncee in terms of such form of instruction will lapse, no matter who then holds it.

Payment

A bank draft (drawn on a registered bank in the Republic of India) payable to “Tata Motors—Rights Offering” crossed ‘A/C Payee Only” payable at Mumbai directly for the amounts payable (full application money, net of bank and postal charges), in Indian rupees, together with a properly completed composite application form, must be lodged by non-resident shareholders with the Registrar as follows:

1.	Individual non-resident Indian applicants who are permitted to subscribe for securities by applicable local securities laws can obtain application forms from the following address:

Link Intime India Private Limited

C-13, Pannalal Silk Mills Compound, L.B.S. Marg

Bhandup (West), Mumbai 400 078

Tel: (91 22) 6171 5400

Fax: (91 22) 2596 0329

Website: www.linkintime.co.in

Email: tatamotors.rights@linkintime.co.in

Contact Person: Sachin Achar

SEBI Registration No: INR000004058

Note: The composite application forms and letter of offer to NRIs shall be sent only to their Indian address, if provided.

2.	Applications will not be accepted from non-resident investors in any jurisdiction where the offer or sale of the Rights and securities may be restricted by applicable securities laws.

3.	Non-resident investors applying from places other than places where the bank collection centers have been opened by us for collecting applications, are requested to send their composite application forms together with a demand draft, net of bank and postal charges drawn in favor of “Tata Motors Limited—Rights Issue—Ordinary Shares—NR” and “Tata Motors Limited—Rights Issue—‘A’ Ordinary Shares—NR”, as the case may be, crossed ‘A/c Payee only’ payable at Mumbai directly to the Registrar by registered post so as to reach them on or before the expiration of the Share Rights subscription period. The envelope should be super-scribed “Tata Motors Limited—Rights Issue”. Neither we nor the Registrar will be responsible for postal delays or loss of applications in transit, if any.

4.	Payment by non-residents must be made by demand draft payable at Mumbai or by a check drawn on a bank account maintained with ICICI Bank Limited and HDFC Bank Limited or funds remitted from abroad in any of the following ways:

Application with repatriation benefits

1.	By Indian rupee drafts purchased from abroad and payable at Mumbai or funds remitted from abroad (submitted along with Foreign Inward Remittance Certificate);

2.	By check or bank drafts remitted through normal banking channel or out of funds in NRE or FCNR account maintained with banks authorized to deal in foreign currency in India, along with documentary evidence in support of remittance;

3.	By Indian rupee draft purchased by debit to NRE/FCNR account maintained elsewhere in India and payable at Mumbai;

4.	FIIs registered with SEBI must utilize funds from special non-resident Indian rupee accounts;

5.	Non-resident investors with repatriation benefits should draw the cheques/ demand drafts in favor of “Tata Motors Limited—Rights Issue—Ordinary Shares” and “Tata Motors Limited—Rights Issue—‘A’ Ordinary Shares”, as the case may be, crossed “A/c Payee only”, net of bank and postal charges and which should be submitted along with the composite application form to ICICI Bank Limited and HDFC Bank Limited/collection centres or to the Registrar;

6.	Applicants should note that where payment is made through drafts purchased from NRE/ FCNR/ Non-resident Ordinary account, or NRO account as the case may be, an account debit certificate from the bank issuing the draft confirming that the draft has been issued by debiting the NRE/ FCNR/ NRO account should be enclosed with the composite application form. In the absence of such an account debit certificate, the application shall be considered incomplete and is liable to be rejected.

Application without repatriation benefits

1.	Non-residents holding securities on non-repatriation basis may also make payments by way of cheque drawn on NRO account maintained in Mumbai or Indian rupee draft purchased through a NRO account maintained elsewhere in India but payable at Mumbai In such cases, the allotment of securities will be on a non-repatriation basis.

2.	Non-resident investors without repatriation benefits should draw checks or demand drafts in favor of “Tata Motors Limited—Rights Issue—Ordinary Shares—NR” and “Tata Motors Limited—Rights Issue—‘A’ Ordinary Shares—NR”, as the case may be, crossed “A/c Payee only”, net of bank and postal charges and which should be submitted along with the composite application form to ICICI Bank Limited and HDFC Bank Limited/collection centers or to the Registrar;

3.	Applicants should note that where payment is made through drafts purchased from NRE/ FCNR/ NRO accounts, as the case may be, an account debit certificate from the bank issuing the draft confirming that the draft has been issued by debiting the NRE/ FCNR/ NRO account should be enclosed with the composite application form. In the absence of such an account debit certificate, the application shall be considered incomplete and is liable to be rejected.

4.	Share Rights holders whose status has changed from resident to non-resident should open a new demat account reflecting the changed status. Any application from a demat account which does not reflect the accurate status of the applicant is liable to be rejected at our sole discretion, or at the discretion of the Underwriters.

Notes:

1.	Where repatriation benefit is available, interest, dividend, sales proceeds derived from the investment in securities can be remitted outside India, subject to applicable taxes.

2.	In case securities are allotted on a non-repatriation basis, the dividend and sale proceeds of the securities cannot be remitted outside India.

3.	The composite application form duly completed together with the amount payable on application must be deposited with the collecting bank indicated on the reverse of the composite application form before the close of banking hours on or before the expiration of the Share Rights subscription period. A separate check or bank draft must accompany each composite application form.

4.	In case of an application received from non-residents, allotment, refunds and other distributions, if any, will be made in accordance with the guidelines/ rules prescribed by the RBI as applicable at the time of making such allotment, remittance and subject to necessary approvals.

Please note that the transfer secretaries will effect delivery of share certificates against payment and should a check or bank draft not accompany the form of instruction, the application will be treated as invalid.

The Registrar must receive the composite application form and payment of the application amount on or before the end of the subscription period. Deposit in the mail will not constitute delivery to the Registrar. The Registrar has discretion to refuse to accept any improperly completed or unexecuted composite application form.

You will elect the method of delivering the composite application form and paying the application amount to the Registrar and you will bear any risk associated with it. If you send the composite application form and payment by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the Registrar.

Exchange of Share Rights for ADS Rights

Ordinary Share Rights and ‘A’ Ordinary Share Rights may not be exchanged for ADS Rights.

Delivery of new Shares

Letters of allotment to the Rights Offering are expected to be posted to registered address of the investor, and in case of joint holding, the registered address of the investor whose name appears first in the composite application form, within a period of 15 days from the expiration of the Share Rights subscription period.

Holders of dematerialized Shares, i.e. those who hold their Shares in electronic rather than physical form through a credit to their account with an Indian Depository, are expected to have their accounts updated in respect of Ordinary Shares or ‘A’ Ordinary Shares issued to them, including in respect of Excess Applications, within a period of 15 days from the expiration of the Share Rights subscription period.

Certificated shareholders recorded on the register receiving new certificated Shares must note they will not be able to trade their Shares on the BSE or the NSE until such Shares have been dematerialized.

Trading of Offered Shares

We have applied to list the offered Ordinary Shares and ‘A’ Ordinary Shares on the BSE and the NSE. Trading of the Ordinary Shares and ‘A’ Ordinary Shares subscribed for in the Rights Offering is expected to commence on the BSE under the codes “500570” and “570001”, respectively and on the NSE under the symbols “TATAMOTORS” and “TATAMTRDVR”, respectively, on May 18, 2015, which is within 12 “working days”, as defined in SEBI rules and regulations, from the date of closing of the Rights Offering.

Ordinary Shareholder Helpline

If you reside in the United States and you have any questions on the exercise of letters of allocation, please phone Georgeson Inc., the Information Agent, toll free at +1-866-821-2550 from 9:00 a.m. to 9:00 p.m., New York City time, Monday to Friday.

Please note that the helpline will only be able to provide you with information contained in this prospectus supplement and will not be able to give advice on the merits of the rights offering or to provide financial advice.

Conditions to the Rights Offering

If we do not receive the minimum subscription of 90% of the Rights Offering, on an aggregate basis, we shall refund the entire subscription amount to shareholders which amounts are to be received by shareholders within 15 days from the expiration of the Rights Offering subscription period. If there is a delay in the refund of the subscription amount by more than eight days after such time, we shall pay interest for the period of delay, as prescribed under applicable laws.

Withdrawal of the Offering

The Rights Offering is underwritten by the Underwriters based on an underwriting agreement from which the Underwriters may withdraw under certain circumstances. If the underwriting agreement is terminated with respect to any of the Underwriters, the Rights Offering could be cancelled, and we will not receive the proceeds expected to be generated by the Rights Offering. See “Plan of Distribution”.

If the Rights Offering is withdrawn, both the exercised and unexercised Rights will be forfeited without compensation to their holders and subscription for and allotments of new Ordinary Shares, ‘A’ Ordinary Shares and ADSs that have been made will be disregarded. Any subscription payments received by us, the ADS Rights Agent or the Underwriters will be returned without interest. Any such forfeiture of Rights will be without prejudice to the validity of any settled trades in the Rights. There will be no refund of any Rights purchased in the market. All trades in Rights, the new Ordinary Shares, the new ‘A’ Ordinary Shares and the new ADSs are at the sole risk of the parties concerned. We, the Underwriters, the ADS Depositary and the ADS Rights Agent do not accept any responsibility or liability with respect to any person as a result of the withdrawal of the Rights Offering or (the related) annulment of any transactions in Rights, the new Ordinary Shares, the new ‘A’ Ordinary Shares and the new ADSs on the NYSE, the BSE or the NSE, as applicable. See “Risk Factors—Risks Related to the Rights Offering—If the Rights Offering does not take place, our credit ratings and funding costs could be materially and adversely affected, and the price of our securities could drop sharply. In either case, the Rights could become worthless”.

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This discussion supplements the discussion contained under the caption “Taxation” in the accompanying base prospectus, which is incorporated by reference herein, and should be read in conjunction therewith.

This discussion describes the material U.S. federal income tax consequences of the receipt and subsequent disposition or exercise of ADS Rights and the issuance of ADSs to the holders of ADS Rights. This discussion applies to you only if you acquire ADS Rights pursuant to the ADS Rights Offering, acquire new ADSs through exercise of ADS Rights, and hold those ADS Rights or ADSs as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 10% or more of our voting stock,

•	a person that holds ADS Rights or ADSs as part of a straddle or a hedging or conversion transaction,

•	a person that purchases or sells ADS Rights or ADSs as part of a wash sale for tax purposes, or

•	a U.S. holder (as defined in the accompanying base prospectus) whose functional currency is not the U.S. dollar.

The following discussion addresses only the material U.S. federal income tax consequences for persons that are “U.S. holders” (as defined in the accompanying base prospectus).

The following discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect

If an entity classified as a partnership for U.S. federal income tax purposes holds ADS Rights or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you hold ADS Rights or ADSs as a partner in a partnership, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in ADS Rights or ADSs.

You should consult your own tax advisor regarding the U.S. federal, state, local and the Indian and other tax consequences of owning and disposing of ADS Rights or ADSs in your particular circumstances.

This discussion addresses only U.S. federal income taxation.

Characterization of the Issuance of ADS Rights

Based on the facts and circumstances relating to this ADS Rights Offering, we believe and intend to take the position that the issuance of ADS Rights should be treated as a non-taxable event for recipients of the ADS

Rights for U.S. federal income tax purposes, and the discussion below so assumes. However, the treatment of the issuance of ADS Rights to our ADS holders pursuant to this ADS Rights Offering as a non-taxable transaction for U.S. federal income tax purposes is not free from doubt, and it is possible that the U.S. Internal Revenue Service may take the position that the issuance of ADS Rights is a taxable event for recipients of such ADS Rights.

Receipt of ADS Rights

You should not recognize gain or loss upon the receipt of ADS Rights pursuant to the ADS Rights Offering.

Basis and Holding Period of ADS Rights

Your basis in ADS Rights you receive should be zero, unless either (i) the fair market value of your ADS Rights on the date such ADS Rights are distributed equals 15% or more of the value of the existing ADSs with respect to which you receive ADS Rights or (ii) you elect to allocate to ADS Rights a portion of your basis in the existing ADSs with respect to which you will have received ADS Rights. If either of these situations applies, basis will be allocated in proportion to the relative fair market value of the existing ADSs and ADS Rights distributed thereon on the date the ADS Rights are distributed. If you wish to make the election to allocate a portion of your basis in the existing ADSs to the ADS Rights, you must attach a statement to this effect to your U.S. federal income tax return for the tax year in which you receive the ADS Rights. The election will apply to all ADS Rights you receive pursuant to this ADS Rights Offering and, once made, will be irrevocable.

In the event that the value of the ADS Rights is less than 15% of the value of the existing ADSs with respect to which they are distributed, you should consult your own tax advisors regarding the advisability of making such an election.

Your holding period with respect to your ADS Rights will include your holding period in the existing ADSs with respect to which your ADS Rights are distributed.

Sale or Other Disposition of ADS Rights

Subject to the Passive Foreign Investment Company, or PFIC, rules described in the accompanying base prospectus, you will recognize capital gain or loss on the sale or other disposition of ADS Rights (including upon sale or other disposition of ADS Rights by the ADS Depository on behalf of owners of ADSs that are not Eligible ADS Rights Holders) in an amount equal to the difference between the amount realized on the sale or other disposition and your tax basis, determined in U.S. dollars, in your ADS Rights.

If you are a non-corporate U.S. holder, your capital gain is generally taxed at preferential rates where you have a holding period greater than one year in the applicable ADS Rights at the time of the sale or other disposition. Certain limitations exist on your ability to deduct capital losses for U.S. federal income tax purposes. Your gain or loss from the sale or other disposition of ADS Rights will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Subject to the discussion below regarding ADS Rights that are traded on an established securities market, your amount realized on a sale or other disposition of ADS Rights for an amount in a currency other than the U.S. dollar (a “foreign currency”) will be the U.S. dollar value of this amount on the date of sale or disposition. To the extent the amount realized differs from the U.S. dollar value of the foreign currency received on the settlement date, you will recognize ordinary gain or loss. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. If you are a cash basis taxpayer and sell ADS Rights that are traded on an established securities market (or if you are an accrual basis taxpayer that so elects), your amount realized will be based on the exchange rate in effect on the settlement date for the sale. If you are an accrual basis taxpayer and wish to make such election, you must apply it consistently from year to year and cannot revoke it without the consent of the U.S. Internal Revenue Service.

As discussed under the caption “Taxation” in the accompanying base prospectus, capital gains that you realize upon a sale or other disposition of ADS Rights may be subject to tax in India. You may be entitled to a foreign tax credit under the U.S. federal income tax laws for Indian taxes paid upon a sale or other disposition of ADS Rights. You should consult your tax advisors regarding the availability of the foreign tax credit in respect of any such taxes imposed.

Lapse of ADS Rights

If you allow your ADS Rights to lapse without selling or exercising them and you do not receive any proceeds, you will not recognize any loss upon expiration of such ADS Rights. If you had allocated to such ADS Rights a portion of your tax basis in your existing ADSs, that basis should be re-allocated to the existing ADSs.

Exercise of ADS Rights

You will not realize gain or loss upon the receipt of new ADSs pursuant to the exercise of ADS Rights. Your basis in such new ADSs will equal the sum of (i) the U.S. dollar value of the ADSs subscription price determined at the spot rate on the date of exercise and (ii) your basis, if any, in ADS Rights exercised to obtain such ADSs. Your holding period in each new ADSs acquired through the exercise of ADS Rights will generally begin with and include the date of exercise. However, for purposes of the PFIC rules described below, your holding period in each new ADS acquired through the exercise of ADS Rights generally will include your holding period in your ADS Rights. For a discussion of the material U.S. federal income tax consequences of owning ADSs see the discussion contained under the caption “Taxation” in the accompanying base prospectus.

Passive Foreign Investment Company Rules

Your ADS Rights and any new ADSs you receive if you choose to exercise your ADS Rights, are subject to the PFIC rules. We believe that your ADS Rights and ADSs should not be treated as shares of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. For a discussion of the material U.S. federal income tax consequences of the PFIC rules, see the discussion contained under the caption “Taxation—Passive Foreign Investment Company Rules” in the accompanying base prospectus.

Information Reporting and Backup Withholding

If you are a non-corporate U.S. holder, information reporting requirements generally will apply to the payment of proceeds to you from the sale of ADS Rights effected at a United States office of a broker or at a foreign office of a broker if the broker or sale has certain specified connections to the United States. In addition, backup withholding may also apply to such payment of proceeds from the sale of ADS Rights effected at a United States office of a broker. For a discussion of the material U.S. federal income tax consequences of the information reporting and backup withholding rules, see the discussion contained under the caption “Taxation—Information Reporting and Backup Withholding” in the accompanying base prospectus.

PLAN OF DISTRIBUTION

The offering of ADS Rights is being conducted solely within the United States. The Rights Offering for Ordinary Shares and ‘A’ Ordinary Shares is being conducted solely to persons with registered addresses in India.

Citigroup Global Markets India Private Limited, DSP Merrill Lynch Limited, Credit Suisse Securities (India) Private Limited, HSBC Securities and Capital Markets (India) Private Limited and J.P. Morgan India Private Limited are acting as global coordinators and senior lead managers, while ICICI Securities Limited, Kotak Mahindra Capital Company Limited and SBI Capital Markets Limited are acting as lead managers and HDFC Bank Limited is acting as co-lead manager with respect to the Share Rights Offering, and are referred to as Underwriters. The Underwriters have agreed to procure subscribers for, or otherwise subscribe for, any Shares that are not otherwise subscribed for as part of the Share Rights Offering (including any Ordinary Shares represented by ADSs that are not subscribed for as part of the ADS Rights Offering and after giving effect to the Assured Subscription) at a subscription price of Rs.450 per Ordinary Share and Rs.271 per ‘A’ Ordinary Share, subject to certain conditions as described further below.

In consideration of the undertaking by the Underwriters, we have agreed to pay them the following commissions, irrespective of whether they procure any subscribers or otherwise subscribe to any Ordinary Shares or ‘A’ Ordinary Shares.

Underwriters	Ordinary Shares (Rs.)	‘A’ Ordinary Shares (Rs.)	Discounts and commissions paid by us
Citigroup Global Markets India Private Limited	6,150,000,000	750,000,000	0.75%
DSP Merrill Lynch Limited	6,150,000,000	750,000,000	0.75%
Credit Suisse Securities (India) Private Limited	6,150,000,000	750,000,000	0.75%
HSBC Securities and Capital Markets (India) Private Limited	6,150,000,000	750,000,000	0.75%
J.P. Morgan India Private Limited	6,150,000,000	750,000,000	0.75%
ICICI Securities Limited	3,100,000,000	400,000,000	0.50%
Kotak Mahindra Capital Company Limited	3,100,000,000	400,000,000	0.50%
SBI Capital Markets Limited	3,100,000,000	400,000,000	0.50%
HDFC Bank Limited	2,200,000	300,000	0.50%

Total	40,050,000,000	4,950,000,000

As part of the underwriting arrangement described above, each of the Underwriters may provide marketing or solicitation services conducted in the United States in connection with the Rights Offering to (1) ADS holders in the United States, and (2) holders of Ordinary Shares and ‘A’ Ordinary Shares.

The underwriting agreement relating to the Rights Offering for Ordinary Shares and ‘A’ Ordinary Shares provides that the obligations of the several Underwriters to pay for and accept delivery of any shares under the Rights Offering are subject to certain conditions. The underwriting agreement also provides that if an Underwriter defaults, the purchase amounts of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed with the Underwriters that, for a period of 90 days from the date of listing of the Shares, we will not, without the prior written consent of the Underwriters, issue any Shares or any securities convertible into or exercisable or exchangeable for the Shares or publicly announce any intention to do so during the aforesaid period. However, we may, issue securities on account of conversion of financial instruments outstanding as of March 30, 2015 in connection with the Rights Offering.

Tata Sons Limited has agreed with the Underwriters that, in case of a devolvement to the Underwriters in excess of 40% of the Right Offering Shares, for a period from the date of the underwriting agreement to the expiration of 90 days from the date of the listing of the Shares on the BSE and the NSE, it will not, without the prior written consent of the Underwriters, (A) directly or indirectly, sell or otherwise transfer or dispose of any Shares held by them as at the date of such underwriting agreement, referred to as the Locked-in Shares, or publicly announce an intention with respect to any of the foregoing, (B) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the Locked-in Shares or publicly announce an intention to enter into any such transaction, whether any such swap or transaction described in clause (A) or (B) hereof is to be settled by delivery of Locked-in Shares in cash or otherwise.

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Some of the Underwriters are expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC. Certain of the Underwriters are not broker-dealers registered with the SEC and therefore may not offer or sell any of our Shares or ADRs in the United States or to U.S. persons in connection with this Rights Offering. The Underwriters have agreed not to sell the devolved Ordinary Shares and ‘A’ Ordinary Shares subscribed for by the Underwriters as part of the Rights Offering other than on the Indian stock exchanges.

The Underwriters have also agreed not to enter into any hedge, short-sale or similar transaction with respect to Ordinary Shares, the ‘A’ Ordinary Shares, the ADSs or any related rights, during the period from March 26, 2015 until the Allotment Date.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services.

Certain of the Underwriters or their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking or other services for us, for which they received or will receive customary fees and expenses. Certain of the Underwriters or their respective affiliates have extended loans to us, which are being repaid with the proceeds of this Rights Offering. See “Use of Proceeds”.

In the ordinary course of their various business activities, the Underwriters or their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The Underwriters or their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Participation by Tata Sons Limited and Related Entities

Tata Sons Limited has undertaken to subscribe, on its own account, to the full extent of its entitlements in the Rights Offering. Sir Dorabji Tata Trust, Lady Tata Memorial Trust, Sir Ratan Tata Trust and JRD Tata Trust, referred to collectively as the Trusts, have confirmed that they will renounce all of their entitlements to participate in the Rights Offering in favor of Tata Sons Limited, because, among other factors, the Trusts would not be eligible to make such invesment under the provisions of the Bombay Public Trusts Act, 1950, as amended. As renunciation by the Trusts is being undertaken due to operation of law, it would not be considered as

“renunciation” for the purposes of Regulation 10(4)(b)(i) of the Takeover Regulations and would be exempt from the open offer requirements in terms of Regulation 10(4)(a) of the Takeover Regulations.

Tata Sons Limited has agreed to subscribe, on its own account, to the full extent of any Share Rights that may be renounced in its favor by the Trusts.

Tata Sons Limited and the Trusts are related persons with respect to Tata Motors Limited.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States and India) that would permit a public offering of the Ordinary Shares, the Ordinary Share Rights, the ‘A’ Ordinary Shares, the ‘A’ Ordinary Share Rights, the ADSs, or the ADS Rights, or the possession, circulation or distribution of this prospectus supplement, the accompanying base prospectus, the Interim Report or any other material relating to us or the relevant securities where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying base prospectus, the Interim Report nor any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Member States of the European Economic Area

This prospectus supplement has been prepared on the basis that any offer of securities in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly any person making or intending to make an offer in that Relevant Member State of securities which are the subject of the offering contemplated in this prospectus supplement may only do so (i) in circumstances in which no obligation arises for the Issuer or any of the Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither the Company nor the Underwriters have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for the Company or the Underwriters to publish or supplement a prospectus for such offer. Neither the Company nor the Underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities which are the subject of the offering contemplated by this prospectus supplement may not be made to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such securities to the public in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Underwriter or Underwriters nominated by the Company for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

France

The prospectus supplement has not been submitted to the clearance procedure of the French Autorité des marchés financiers and may not be used in connection with any offer to the public in France to purchase or sell the securities.

No securities have been offered or sold or will be offered or sold, directly or indirectly, to the public in France, except to permitted investors (“Permitted Investors”) consisting of: (i) persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree No. 2004-1019 of September 28, 2004 and belonging to a “limited circle of investors” (cercle restreint d’investisseurs) acting for their own account with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by Articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.

None of this prospectus supplement, the accompanying base prospectus or any other materials related to the rights offering or information contained herein or therein relating to the securities has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above.

Germany

The securities will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz—WpPG) as of June 22, 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No application has been made under German law to permit a public offer of the securities in the Federal Republic of Germany and no securities prospectus (Prospekt) within the meaning of the German Securities Prospectus Act has been or will be registered with or approved by the Financial Supervisory Authority of the Federal Republic of Germany (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) or otherwise published in Germany. Therefore, the prospectus does not constitute an offer or advertisement to the public.

Hong Kong

This prospectus supplement has not been reviewed or approved by or registered with any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice. No person may offer or sell in Hong Kong, by means of any document, any securities other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public within the meaning of that Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32). No person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder or to any persons in the circumstances referred to in paragraph (ii) above.

United Arab Emirates

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED ARAB EMIRATES (EXCLUDING THE DUBAI INTERNATIONAL FINANCIAL CENTRE)

This prospectus supplement is strictly private and confidential and is being distributed by way of a private offer to a limited number of investors in the UAE. It must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. By receiving this prospectus, the person or entity to whom it has been issued understands, acknowledges and agrees that this prospectus has not been approved by or filed with the UAE Central Bank, the UAE Securities or Commodities Authority, the SCA, or any other authorities in the UAE, nor have the Underwriters received authorization or licensing from the UAE Central Bank, SCA or any other authorities in the UAE to market or sell securities or other investments within the UAE. No marketing of any financial products or services has been or will be made from within the UAE other than in compliance with the laws of the UAE, and no subscription to any securities or other investments may or will be consummated within the UAE. It should not be assumed that any of the Underwriters is a licensed broker, dealer or investment advisor under the laws applicable in the UAE, or that any of them advise individuals resident in the UAE as to the appropriateness of investing in or purchasing or selling securities or other financial products. The securities may not be offered or sold directly or indirectly to the public in the UAE other than in compliance with the laws of the UAE. This prospectus supplement does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In addition, SCA is not responsible for the failure by any party or parties associated with the Issuer in the performance of their duties and functions nor is SCA responsible for the accuracy and integrity of the information and the details contained in this prospectus. Responsibility for the accuracy of information contained in this prospectus and the performance of duties and functions set out in this prospectus lies with the Company.

Singapore

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Australia

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been, or will be prepared or lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this Rights Offering. This prospectus supplement does not, and is not intended to, constitute a prospectus, product disclosure statement or other disclosure document for the purpose of Chapter 6D or Chapter 7 of under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Shares may only be made to persons, or the “Exempt Investors,” who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment and issue under this Rights Offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Shares must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

South Africa

Notice to Prospective Investors in South Africa

This prospectus supplement has not comprised and shall not comprise an “offer to the public” in South Africa in terms of Chapter 4 of the South African Companies Act, No 71 of 2008 (as amended) , or South African Companies Act. Accordingly, the Shares may not be handed on, surrendered to, renounced in favor of or assigned to any person in South Africa in any manner which could be construed as an offer to the public in terms of Chapter 4 of the South African Companies Act.

Mauritius

Our Shares may not be offered, distributed or sold, directly or indirectly, in Mauritius or to any resident of Mauritius, except as permitted by applicable Mauritius law, including but not limited to the Mauritius Securities Act. No offer or distribution of securities will be made to the public in Mauritius.

LEGAL MATTERS

We are being represented as to U.S. federal and New York State law matters by Sullivan & Cromwell. The validity of the Ordinary Shares and ‘A’ Ordinary Shares, and other matters governed by Indian law will be passed upon for us by Amarchand & Mangaldas & Suresh A. Shroff & Co., our Indian counsel, and for the underwriters by AZB & Partners. Shearman &  Sterling is acting as counsel to the Underwriters as to United States federal law.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference to the Company’s annual report on Form 20-F for the year ended March 31, 2014, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Haskins & Sells LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the convenience translation of Indian rupee into U.S. dollar amounts and (2) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness relating to certain ineffective controls in respect of one of the Company’s information technology systems). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as expert in accounting and auditing.

PROSPECTUS

Ordinary Shares

American Depositary Shares representing Ordinary Shares

Rights to Subscribe for Ordinary Shares

(including rights to subscribe for American Depositary Shares)

‘A’ Ordinary Shares

Rights to Subscribe for ‘A’ Ordinary Shares

From time to time, we may offer, issue and sell Ordinary Shares, American Depositary Shares, or ADSs, representing Ordinary Shares, rights to subscribe for Ordinary Shares (including rights to subscribe for ADSs), ‘A’ Ordinary Shares, and rights to subscribe for ‘A’ Ordinary Shares in one or more offerings. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When securities are offered under this prospectus, we will provide a prospectus supplement describing the specific terms of any securities to be offered, and the specific manner in which they may be offered, including the amount and price of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement may also incorporate by reference certain of our filings with the U.S. Securities and Exchange Commission, or the SEC. This prospectus may not be used unless accompanied by a prospectus supplement or the applicable information is included in our filings with or submissions to the SEC. You should carefully read this prospectus and any prospectus supplement, together with any documents incorporated by reference, before you invest in any of our securities.

Our ADSs are listed on the New York Stock Exchange, or NYSE, and trade under the symbol “TTM”. Our Ordinary Shares and ‘A’ Ordinary Shares are listed on the Bombay Stock Exchange, or BSE, and trade under the codes 500570 and 570001, respectively and the National Stock Exchange of India Ltd., or NSE, and trade under the symbols “TATAMOTORS” and “TATAMTRDVR”, respectively. On March 27, 2015, the closing price of our ADSs on the NYSE was US$44.00 per ADS, the closing price of our Ordinary Shares on the BSE was Rs.535.75 per share, the closing price of our Ordinary Shares on the NSE was Rs.535.35 per share, the closing price of our ‘A’ Ordinary Shares on the BSE was Rs.316.20 per share and the closing price of our ‘A’ Ordinary Shares on the NSE was Rs.316.50 per share.

We may offer and sell the securities directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis.

Investing in our securities involves risks. You should carefully consider the information included under the heading “Risk Factors” in our annual report on Form 20-F for the fiscal year ended March 31, 2014, filed with the SEC as well as the risk factors included in the applicable prospectus supplement.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 30, 2015.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, the securities covered by this prospectus may be sold in one or more offerings. Each time we offer securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Available Information”. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Available Information”.

You should rely only on the information contained or incorporated by reference in this prospectus, any related free writing prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. This prospectus may only be used to sell securities if it is accompanied by a prospectus supplement or the applicable information is included in our filings or submissions to the SEC. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents.

In this prospectus:

•	References to “we”, “our”, “our company” and “us” are to Tata Motors Limited and its consolidated subsidiaries, except as the context otherwise requires and references to “TML India” are to Tata Motors Limited as a standalone entity;

•	References to “dollar”, “U.S. dollar” and “US$” are to the lawful currency of the United States of America; references to “Indian rupees” and “Rs.” are to the lawful currency of India;

•	References to “IFRS” are to International Financial Reporting Standards and its interpretations as issued by International Accounting Standards Board; and references to “Indian GAAP” are to accounting principles generally accepted in India;

•	References to an “ADS” are to an American Depositary Share, each of which represents five of our Ordinary Shares of Rs.2 each, and references to an “ADR” are to an American Depositary Receipt evidencing one or more ADSs;

•	References to “Shares” are to the Ordinary Shares and the ‘A’ Ordinary Shares unless otherwise specifically mentioned to the contrary;

•	References to a particular “Fiscal” year, such as “Fiscal 2014”, are to our fiscal year ended on March 31 of that year; and

•	“Companies Act” refers to the Indian Companies Act, 2013 and the Indian Companies Act, 1956, as the context requires; “Indian Companies Act, 2013” refers to the Indian Companies Act, 2013, to the extent in force pursuant to the notification of sections of the Indian Companies Act, 2013, along with relevant rules made thereunder; “Indian Companies Act 1956” refers to the Indian Companies Act, 1956 (without reference to the provisions thereof that have ceased to have effect upon notification of the sections of the Indian Companies Act, 2013) along with the relevant rules made thereunder.

This prospectus contains translations of certain Indian rupee amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Certain financial data as of and for the nine months ended December 31, 2014 has been translated into U.S. dollars at US$1.00 = Rs.63.035, based on fixing rate in the City of Mumbai on December 31, 2014 for cable transfers in Indian rupees as published by the Foreign Exchange Dealers’ Association of India. We make no representation that the Indian rupee or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Indian rupees, as the case may be, at any particular rate or at all.

Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

AVAILABLE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended or the Exchange Act, applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov and through the NYSE, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we may disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC:

(1)	our Annual Report on Form 20-F for the fiscal year ended March 31, 2014, or the Annual Report;

(2)	our report on Form 6-K furnished to the SEC on March 30, 2015 that contains the operating and financial review and prospects of Tata Motors Limited as of and for the nine months ended December 31, 2014 and the unaudited condensed consolidated financial statements of Tata Motors Limited as of and for the nine months ended December 31, 2014;

(3)	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

(4)	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus that are identified in such reports as being incorporated by reference in our registration statement on Form F-3.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

Tata Motors Limited

24, Homi Mody Street

Mumbai 400 001, India

Attention: H.K. Sethna, Company Secretary

Telephone Number: +91 22 6665 7219

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated in this prospectus by reference contain statements which may constitute forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “predict”, “target”, “forecast”, “guideline”, “should”, “project” and similar words and expressions are intended to identify forward-looking statements. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements appear in a number of places in this prospectus and the documents incorporated in this prospectus by reference, principally in “Item 3. Key Information—D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects” of our Annual Report, which is incorporated in this prospectus by reference, and include, but are not limited to:

•	changes in general economic, business, political, social, fiscal or other conditions in India, the United States, the United Kingdom and the rest of Europe, Russia, China or in any of the other countries where we operate;

•	fluctuations in the currency exchange rate against the functional currency of the respective consolidated entities;

•	accidents and natural disasters;

•	terms on which we finance our working capital and capital and product development expenditures and investment requirements;

•	implementation of new projects, including mergers and acquisitions, planned by management;

•	contractual arrangements with suppliers;

•	government policies including those specifically regarding the automotive industry, including industrial licensing, environmental regulations, safety regulations, import restrictions and duties, excise duties, sales taxes, value added taxes, product range restrictions, diesel and gasoline prices and road network enhancement projects;

•	significant movements in the prices of key inputs such as steel, aluminum, rubber and plastics; and

•	other factors beyond our control.

Forward-looking statements speak only as of the date they are made and are subject to change, and we do not intend, and do not assume any obligation, to update these forward-looking statements in light of new information or future events arising after the date of this prospectus and the documents incorporated into this prospectus by reference.

TATA MOTORS LIMITED

We are the largest automobile manufacturer in India in terms of revenue generated during Fiscal 2014. We estimate that over eight million vehicles produced by us are in operation in India as of the date hereof. We have a substantial presence in India and also have global operations in connection with production and sale of Jaguar and Land Rover premium brand passenger vehicles.

We were incorporated on September 1, 1945 as a public limited liability company under the Indian Companies Act VII of 1913 as Tata Locomotive and Engineering Company Limited and we received a certificate of commencement of business on November 20, 1945. Our name was changed to Tata Engineering and Locomotive Company Limited on September 24, 1960, and to Tata Motors Limited on July 29, 2003. Tata Motors Limited is incorporated and domiciled in India. We commenced operations as a steam locomotive manufacturer. This business was discontinued in 1971. Since 1954, we have been manufacturing automotive vehicles. The automotive vehicle business commenced with the manufacture of commercial vehicles under financial and technical collaboration with Daimler-Benz AG (now Daimler AG) of Germany. This agreement ended in 1969. We produced only commercial vehicles until 1991, when we started producing passenger vehicles as well.

In June 2008, we acquired the Jaguar Land Rover business from Ford Motor Company. Jaguar Land Rover is a global automotive business, which designs, manufactures and sells Jaguar luxury sedans and sports cars and Land Rover premium all-terrain vehicles as well as related parts, accessories and merchandise. The Jaguar Land Rover business has internationally recognized brands, a product portfolio of award winning luxury performance cars and premium all-terrain vehicles, brand specific global distribution networks and research and development capabilities. As a part of our acquisition of the Jaguar Land Rover business, we acquired three major manufacturing facilities located in Halewood, Solihull and Castle Bromwich and two advanced design and engineering facilities located at Whitley and Gaydon, all in the United Kingdom, together with national sales companies in several countries.

In September 2004, we became the first company from India’s automotive sector to be listed on the NYSE. Our ADSs are traded on the NYSE under the symbol “TTM”. Our Ordinary Shares and ‘A’ Ordinary Shares are traded on the BSE under the codes 500570 and 570001, respectively, and the NSE under the symbols “TATAMOTORS” and “TATAMTRDVR”, respectively.

As of and for the nine months ended December 31, 2014, our consolidated assets were Rs.2,367,382.0 million (approximately US$37,556.6 million), our consolidated revenues were Rs.1,946,822.1 million (approximately US$30,884.8 million) and our consolidated net income was Rs.112,970.3 million (approximately US$1,792.2 million).

Our principal executive offices are located at Bombay House, 24, Homi Mody Street, Mumbai 400 001, India. Our telephone number is +91-22-6665-8282 and our website address is www.tatamotors.com. The information contained in our website does not constitute a part of this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Prospective investors should carefully consider the risk factors incorporated by reference to our most recent annual report on Form 20-F, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in any applicable prospectus supplement.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from any initial sales of the securities offered under this prospectus and the accompanying prospectus supplement to provide additional funds for our operations, strengthen our capital structure and regulatory compliance, as well as for other general corporate purposes. General corporate purposes may include the repayment or reduction of indebtedness, financing acquisitions and meeting working capital requirements.

THE SECURITIES

We may from time to time offer under this prospectus:

•	Ordinary Shares, which may be represented by ADSs;

•	rights to subscribe for Ordinary Shares, including rights to subscribe for ADSs;

•	‘A’ Ordinary Shares; and

•	rights to subscribe for ‘A’ Ordinary Shares.

DESCRIPTION OF ORDINARY SHARES AND ‘A’ ORDINARY SHARES

The following description of our share capital is a summary of the material terms of our Memorandum and Articles of Association and Indian corporate law regarding our Shares and the holders thereof. They may not contain all of the information that is important to you. To understand them fully, you should read our Memorandum of Association and Articles of Association, as amended, copies of which are filed with the SEC as an exhibit to our annual report on Form 20-F for the year ended March 31, 2005, filed on September 28, 2005 and our annual report on 20-F for the year ended March 31, 2014, filed on July 31, 2014. The following description is qualified in its entirety by reference to our Memorandum and Articles of Association and applicable law.

The rights of shareholders described in this section are available only to our shareholders. For the purposes of this prospectus, a “shareholder” means a person who holds our certificated Shares or is recorded as a beneficial owner of our Shares with a depository pursuant to the Depositories Act, 1996, as amended, or the Depositories Act. Investors who purchase the ADSs will not be our shareholders and will not be directly entitled to the rights conferred on our shareholders by our Articles of Association or the rights conferred on shareholders of an Indian company by Indian law. Our Shares are in registered physical form as well as non-physical or book-entry form. Investors are entitled to receive dividends and to exercise the right to vote in accordance with the deposit agreement. For additional information on the ADSs, see “Description of American Depositary Shares”.

INVESTORS WHO PURCHASE THE ADSs IN ANY OFFERING MUST LOOK SOLELY TO THE DEPOSITARY BANK FOR THE PAYMENT OF DIVIDENDS, FOR THE EXERCISE OF VOTING RIGHTS ATTACHING TO THE SHARES REPRESENTED BY THEIR ADSs AND FOR ALL OTHER RIGHTS ARISING IN RESPECT OF THE SHARES.

Authorized and Issued Share Capital

Our authorized share capital is Rs.39 billion divided into:

•	3.5 billion Ordinary Shares of par value Rs.2 each, of which 2,736,713,122 are issued, subscribed and fully paid, 484,470 are issued but held in abeyance and 68,740 are issued but partially paid up as of the date of this prospectus;

•	1 billion ‘A’ Ordinary Shares of par value Rs.2 each, of which 481,966,945 are issued, subscribed and fully paid and 239,570 are issued but held in abeyance as of the date of this prospectus; and

•	300 million Convertible Cumulative Preference Shares of par value Rs.100 each; however, the Convertible Cumulative Preference Shares have not been issued.

None of our Shares are held by or on behalf of TML India or any subsidiary of TML India.

Alteration of Share Capital and Pre-Emptive Rights

Our authorized capital is set forth in Clause V of our Memorandum of Association and may be increased by a special resolution passed by our shareholders.

In accordance with the Articles of Association, we may increase our subscribed share capital by issuing new shares on such terms and with such rights as we, by action of shareholders in a general meeting, determine. Such shares are generally required to be offered to existing shareholders on the applicable record date in proportion to the amount paid-up on these shares at that date. However, we may also offer such shares to any persons if authorized pursuant to a special resolution. The issuance of shares upon conversion of our outstanding convertible notes has been duly approved by a special resolution of our shareholders and our shareholders have waived their pre-emptive rights with respect to these shares.

Our Articles of Association provide that, by a special resolution passed at the general meeting, we may consolidate or subdivide our share capital, convert all or any of our fully paid-up shares into stock and re-convert that stock into fully paid-up shares or cancel shares which have not been taken up by any person. We may also from time to time by special resolution reduce its capital. Our board of directors, which we refer to hereafter as the Board of Directors or the Board, may also alter our share capital through a buy-back of shares as prescribed under the Securities and Exchange Board of India, or SEBI, regulations and guidelines and the Companies Act. Please see “—Acquisition of Our Own Shares” for further details on our ability to buy back shares.

Under the Companies Act, as well as our Articles of Association, if our share capital is divided into different classes of shares, all or any of the rights or privileges attached to each class of shares may be varied, modified, abrogated or dealt with, with the consent in writing of the holders of not less than three-fourths of the issued shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the issued shares of that class. Our Articles of Association further provide that the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly prohibited by the terms of the issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu thereto.

The Companies Act allows a company to issue shares with differential rights as to dividends, voting or otherwise subject to the authority in its articles of association and other conditions prescribed under the applicable law. In this regard, the applicable laws in India provide that a company may issue shares with differential voting rights, if:

•	such issuance is authorized by its shareholders through a postal ballot;

•	the company has distributable profits in terms of the Companies Act for a period of three financial years;

•	the company has not defaulted in filing financial statements and annual returns for the immediately preceding three years;

•	the articles of association of such company allow for the issuance of such shares with differential voting rights; and

•	certain other conditions set forth in the Companies (Share Capital and Debentures) Rules, 2014 are fulfilled.

In accordance with our Articles of Association, we may issue Ordinary Shares with differential rights as to voting and/or dividends up to an amount not exceeding 25% of the total issued Ordinary Share capital of the Company or such other limit as may be prescribed by applicable laws, rules or regulations. An amendment to the Companies (Share Capital and Debenture) Rules, 2014 on June 18, 2014 clarified that the Companies Act, 1956 continues to govern equity shares with differential rights issued thereunder.

Convertible Securities/Warrants

We may issue from time to time debentures that are partly and fully convertible into shares at the time of redemption, provided that such issuance is approved by a special resolution passed at a general meeting of our company as prescribed under the Companies Act.

Calls on Shares

Under the Companies Act, as well as our Articles of Association, the Board of Directors may from time to time make such calls as they think fit upon the members of our company in respect of all moneys unpaid on the shares held by them respectively and each member is required to pay the amount of every call so made on them to our company. Under the Companies Act, a capital call on a particular class of shares shall be made on a uniform basis on all shares falling under such class.

Share Options

We have not issued any share options to our directors, officers and employees and no options remain outstanding as of the date of this prospectus.

Dividends

Subject to certain conditions laid down under the Companies Act, no dividend can be declared or paid by a company for any fiscal year except out of the profits of the company for that fiscal year and/or any previous fiscal year(s) that remain undistributed or out of money provided by the Government of India or an Indian state government for payment of dividends by the company through a guarantee given by that government.

Under the Companies Act, unless the board of directors of a company recommends the payment of a dividend, the shareholders at a general meeting have no power to declare any dividend. Under our Articles of Association, the shareholders at a general meeting may declare a lower, but not higher, dividend than that recommended by the Board. Dividends are generally declared as a percentage of the par value. The Board may declare and pay interim dividends.

Under the Companies Act, dividends can only be paid in cash to shareholders listed on the register of shareholders on the date which is specified as the “record date” or “book closure date”. No shareholder is entitled to a dividend while any lien in respect of unpaid calls on any of their shares is outstanding.

Under the Companies Act, in the event of inadequacy or absence of profits during a fiscal year, a company may pay a dividend not exceeding the average rates at which dividend was declared by it in the immediately preceding three years, calculated on a standalone basis. Dividends payable out of the undistributed, accumulated profits of a company from any prior fiscal year(s) should not exceed 10% of the paid-up capital and free reserves as stated in the latest audited financial statement, after setting off losses incurred in the fiscal year in which the dividend is declared, on a standalone basis. The balance of reserves after such withdrawal must not be below 15% of the paid-up share capital as stated in the latest audited financial statements on a standalone basis. Furthermore, no company may declare a dividend unless carried over previous losses and depreciation not provided for in previous years are set off against profits of the company of the current year on a standalone basis.

The holders of ‘A’ Ordinary Shares are entitled to receive dividends for any fiscal year at a rate that is five percentage points more than the aggregate rate of dividend declared on Ordinary Shares for that fiscal year.

Capitalization of Reserves and Issue of Bonus Shares

Our Articles of Association permit us to act by a resolution of our shareholders at a general meeting to capitalize amounts standing to the credit of reserves or securities premium by issuing fully paid bonus shares (also referred to as a share dividend) or by crediting unpaid amounts on shares that have not been fully paid-up. However, any amount standing to the credit of a share premium account or capital redemption reserve account may only be applied in crediting payment of capital on shares of our company to be issued to shareholders as fully paid bonus shares. Bonus shares must be issued pro rata to the amount of capital paid-up on existing shareholdings. Any issue of bonus shares would be subject to the guidelines issued by the SEBI and the provisions of the Companies Act.

General Meetings of Shareholders

Annual General Meetings

We are required to hold an annual general meeting each year and not more than 15 months should elapse between each annual general meeting. The annual general meeting should be held within a period of six months from the date of closing of the fiscal year, unless extended by a period not exceeding three months by the Registrar of Companies at our request for any special reason.

Extraordinary General Meetings

Our Board of Directors may convene an extraordinary general meeting of shareholders when necessary or at the request of a shareholder or shareholders holding in aggregate not less than one-tenth of our paid-up share capital.

Notices

Written notices convening a meeting (including an annual general meeting or an extraordinary general meeting) setting forth the date, place and agenda of the meeting must be given to members at least 21 days prior to the date of the proposed meeting. A general meeting may be called after giving shorter notice if consent is received in writing or in electronic mode by not less than 95% of the shareholders entitled to vote at such meeting. We provide written notices of general meetings to all shareholders and, in addition, provide public notice of general meetings of shareholders in a daily newspaper of general circulation as prescribed under the Companies Act.

Quorum

The quorum required for a general meeting of our company under the Companies Act is five, 15 or 30 shareholders personally present, depending on whether the total number of shareholders on the date of the meeting is less than 1,000, is between 1000 and 5000, or exceeds 5000, respectively.

Scope of General Meetings

Certain matters may not be transacted at a general meeting and instead must be authorized by a resolution passed by means of a postal ballot. These matters include, among others:

•	alteration of the objects clause in a memorandum of association;

•	alteration of articles of association in order to constitute as a private company;

•	change in place of registered office outside the local limits of any city, town or village;

•	change in objects for which a company has raised money from public through a prospectus;

•	issue of shares with differential rights as to voting, dividends or otherwise;

•	variation in the rights attached to a class of shares or debentures or other securities;

•	sale of the whole or substantially the whole of an undertaking of a company;

•	buy-back of shares of a company; and

•	granting loans or extending guarantees in excess of limits prescribed under the Companies Act and the rules issued thereunder.

A notice to all the shareholders shall be sent along with a draft resolution explaining the reasons for the action and requesting them to send their assent or dissent in writing on a postal ballot form or through an electronic voting facility within a prescribed number of days from the date of posting the notice. Such notice shall also be placed on the website of a company after such notice is sent to shareholders and shall remain on the website until the last date of receipt of postal ballot from members.

Voting Rights

Methods of Voting

At a general meeting, unless a poll is demanded or voting is carried out electronically (including when mandated by Indian law), resolutions at a general meeting are decided by a show of hands, where each member present has one vote. Before or upon the declaration of the result of the voting on any resolution on a show of hands, a poll may be ordered to be taken by the chairman of the meeting or demanded by shareholder(s) holding at least one-tenth of the voting rights in respect of the resolution or aggregate paid-up capital of at least Rs.500,000. Upon a poll, each shareholder entitled to vote and present in person or by proxy shall have voting rights in the same proportion as the capital paid-up on each share held by such holder bears to the total paid-up capital of our company.

Under the provisions of the revised Equity Listing Agreement entered into with the BSE and the NSE, every listed company in India is required to provide its shareholders with the facility to exercise their right to vote by electronic means either at a general meeting of the company or by means of a postal ballot. Furthermore, pursuant to the Companies Act, any company having not less than 1,000 shareholders shall provide its members facility to exercise right at general meetings by electronic means. Accordingly, our company provides such electronic voting facility to all of our shareholders.

Holders of ADSs are not entitled to attend or vote at general meetings. Holders of ADSs may exercise voting rights with respect to the Ordinary Shares represented by ADSs only in accordance with the provisions of our deposit agreement relating to the ADSs and Indian law. See “Description of American Depositary Shares—Voting Rights” for additional details on the rights of holders of ADSs.

Where a resolution is put to vote on a poll, such voting entitlement (excluding fractions, if any), will be applicable to holders of ‘A’ Ordinary Shares. As per the terms of issue, holders of the outstanding ‘A’ Ordinary Shares shall be entitled to one vote for every ten ‘A’ Ordinary Shares held. Where a resolution is put to vote in the meeting and is to be decided on a show of hands, the holders of ‘A’ Ordinary Shares shall be entitled to the same number of votes as available to holders of Ordinary Shares.

Ordinary and Special Resolutions

Ordinary resolutions may be passed by simple majority of those shareholders present and voting at the meeting. Certain matters are required to be authorized by special resolutions, which require that the votes cast in favor of the resolution must be at least three times the votes cast against the resolution. Matters requiring action by special resolution include the following:

•	alteration of the Memorandum of Association and Articles of Association;

•	varying the terms of contract or objects in the prospectus;

•	issuance of global depositary receipts or sweat equity shares;

•	variation of shareholders’ rights;

•	reduction of share capital;

•	buy-back of our shares;

•	sale, lease or other disposal of the whole or substantially the whole of the undertaking of our company;

•	investment in trust securities of the amount of compensation received by us as a result of any merger or amalgamation;

•	borrowing money in excess of our paid-up share capital and free reserves;

•	winding-up or schemes of amalgamation; and

•	removal of statutory auditors.

Our Articles of Association do not permit cumulative voting for the election of our directors.

Voting by Proxy

A person may act as proxy on behalf of members not exceeding 50 and holding in the aggregate not more than 10% of our total share capital carrying voting rights, provided that a member holding more than 10% of our total share capital carrying voting rights may appoint a single person as a proxy and such person shall not act as a proxy for any other person or shareholder. A shareholder may exercise his or her voting rights by proxy to be given in the form prescribed under the Companies Act. The instrument appointing a proxy is required to be lodged with us at least 48 hours before the time of the meeting. A shareholder may, by a single power of attorney, grant a general power of representation regarding several general meetings of shareholders. Any of our shareholders may appoint a proxy. A corporate shareholder is also entitled to nominate a representative to attend and vote on its behalf at general meetings. A proxy may not vote except on a poll and does not have a right to speak at meetings. An authorized representative shall be entitled to exercise same rights and powers, including right to vote by proxy and by postal ballot on behalf of a body corporate which it represents.

Election of Directors

Under our Articles of Association, the number of our directors may not be less than three or more than 15. The Board of Directors is constituted by 10 members as of the date of this prospectus. Appointments of new directors are made through a majority vote of the full Board and approved by a simple majority of our shareholders in attendance at each year’s annual general meeting provided that a quorum is met.

Qualification

Under our Articles of Association, a director is not required to hold any qualification shares. Our Articles of Association do not prescribe an age limit for the retirement of the directors. As per the Revised Guidelines (2012) adopted by our Board, executive directors must retire at the age of 65, independent directors must retire at the age of 75 and other non-executive directors must retire at the age of 70 (subject to them meeting the transition clause). Moreover, as per the Board guidelines, the maximum tenure in case of non-executive directors is nine years and the Board may, based on, among other things, the merit and contribution of each director, grant further tenure.

In addition, under the Companies Act and the Equity Listing Agreement, every listed company is required to appoint at least one female director on the board of directors of the company by April 1, 2015. Our company is in compliance with this requirement as of the date of this prospectus.

Term

At the annual general meeting in each year, one-third of the directors, being those who have held their position the longest since their appointment, retire by rotation. Under the Companies Act, an independent director holds office for a term of up to five consecutive years on the board of a company and would not be liable to retire by rotation. An independent director would be eligible to be re-appointed for an additional five-year term upon passing of a special resolution by our company. Re-appointment of an independent director is effective upon fulfilling the conditions to appoint a director as described above. No independent director may hold office for more than two consecutive terms of five years each. An independent director may become eligible for re-appointment after the expiration of three years of ceasing to become an independent director, provided that he/she is not directly or indirectly associated with our company during such three-year period.

Register of Shareholders and Record Dates

We are obliged to maintain a register of shareholders at our registered office or at some other place in Mumbai. The register and index of our beneficial owners maintained by a depository under the Depositories Act, 1996 is deemed to be the index of members and register of shareholders. We recognize as shareholders only those persons who appear on our register of shareholders and we cannot recognize any person holding any share or part of it upon any trust, express, implied or constructive, except as permitted by law. In the case of shares held in physical form, we register transfers of shares on the register of shareholders upon lodgment of the share transfer form duly stamped and completed in all respects accompanied by a share certificate, or if there is no certificate, the letter of allotment in respect of shares transferred together with duly stamped and completed transfer forms. In respect of electronic transfers, the depository transfers shares by entering the name of the purchaser in its books as the beneficial owner of the shares. In turn, we enter the name of the depository in our records as the registered owner of the shares. The beneficial owner is entitled to all the rights and benefits as well as the liabilities with respect to the shares that are held by the depository. This activity is done by the registrar and transfer agent of our company.

For the purpose of determining the shareholders, the register may be closed for periods not exceeding 45 days each year and not exceeding 30 days at any one time, subject to prior notice of at least seven days or such lesser period as may be specified by SEBI for listed companies in India. In order to determine the shareholders entitled to dividends, we generally keep the register of shareholders closed for approximately 21 days each year. Under the listing regulations of the stock exchanges on which our outstanding shares are listed, we may, upon at least seven working days’ advance notice to such stock exchanges, set a record date and/or close the register of shareholders in order to ascertain the identity of shareholders entitled to the dividend. The trading of shares and the delivery of certificates in respect thereof may continue while the register of shareholders is closed.

Indian Annual Report and Financial Results

Our Indian GAAP audited financial statements for the relevant fiscal year, the directors’ report and the auditors’ report, which are collectively referred to hereafter as the Indian Annual Report, must be prepared before the annual general meeting. The Indian Annual Report also includes other financial information, a corporate governance section, a management discussion and analysis report, and general shareholders’ information and is made available for inspection at our registered office during normal working hours for 21 days prior to our annual general meeting.

Under the Companies Act, we are required to file an annual general meeting report with the Registrar of Companies within 30 days from the date of the annual general meeting. As required under listing agreements with the applicable stock exchanges, copies of the annual general meeting report are required to be simultaneously sent to all the stock exchanges on which our shares are listed. The annual general meeting report details shall include, among other things, the number of shareholders attending the meeting, the business that was transacted, the time and location of the meeting, a confirmation of quorum and a summary of the proceedings of the meeting. We must also publish our financial results in at least one national English language daily newspaper in India, one newspaper published in the language of the region where our registered office is situated, as well as on our website.

We submit information, including our Indian Annual Report and half-yearly financial statements, in accordance with the requirements of our listing agreements with the BSE and the NSE.

Transfer of Shares

Shares held through depositories are transferred in book-entry form or in electronic form in accordance with SEBI regulations, which govern the functioning of the depositories and participants, prescribe record keeping requirements and safeguards to be followed in this system. Transfers of beneficial ownership of shares held through a depository are exempt from stamp duty. We have entered into an agreement for these depository services with National Securities Depository Limited and the Central Depository Services (India) Limited.

The SEBI requires that all investors hold our Shares in book-entry form for trading and settlement purposes, except for transactions that are not made on a stock exchange and transactions that are not required to be reported to the stock exchange.

Our Shares are freely transferable, subject only to the provisions of the Companies Act under which, if a transfer of securities is in contravention of any of the provisions of the Securities Contracts (Regulation) Act, 1956, the Securities and Exchange Board of India Act, 1992 or the Companies Act or any other law for the time being in force, the Company Law Board, or CLB, may, on an application made by the depository, company, depository participant, the holder of the securities or the SEBI, direct any company or a depository to set right the contravention and rectify its register or records concerned. If a company without sufficient cause refuses to register a transfer of Shares within one month from the date on which the instrument of transfer is delivered to the company, the transferee may appeal to the CLB seeking to register the transfer of Shares. The CLB may after hearing the parties, either dismiss the appeal, or by order direct that the transfer or transmission shall be registered by the company and the company shall comply with such order within a period of ten days of the receipt of the order; or direct rectification of the register and also direct the company to pay damages, if any, sustained by any party aggrieved.

Pursuant to the Equity Listing Agreement with the BSE and the NSE, in the event we have not effected the transfer of Shares within 15 days or where we have failed to communicate to the transferee any valid objection to the transfer within the stipulated time period of 15 days, we are required to compensate the aggrieved party for the opportunity loss caused during the period of the delay.

The Companies Act provides that the securities or other interest of any member of a public company (such as our company) shall be freely transferable. Our Articles of Association provide for restrictions on the transfer of shares, including granting power to the Board of Directors in certain circumstances to refuse to register or acknowledge transfer of shares or other securities issued by us. However, under the Companies Act these transfer restrictions are not enforceable, however, transfer restrictions may be enforceable under contract law as between two or more parties to a contract or an arrangement.

Acquisition of Our Own Shares

Under the Companies Act, companies may purchase their own shares or other specified securities out of their free reserves or their securities premium account or the proceeds of any shares or other specified securities (other than the kind of shares or other specified securities proposed to be bought back) subject to the following conditions:

•	the buy-back is authorized by the articles of association;

•	a special resolution is passed at the general meeting authorizing the buy-back;

•	the buy-back is 25% or less of the aggregate paid-up capital and free reserves, provided that buy-back of equity shares is limited to 25% of the total equity capital in that fiscal year;

•	the ratio of the aggregate of secured and unsecured debts owed by the company after buy-back is not more than twice the paid-up capital and its free reserves;

•	all the shares or other specified securities for buy-back are fully paid-up;

•	the buy-back of the shares or other specified securities listed on any recognized stock exchange is in accordance with the regulations made by SEBI in this regard; and

•	the buy-back in respect of shares or other specified securities other than those specified in clause (vi) above is in accordance with the Companies (Share Capital and Debentures) Rules 2014.

The condition mentioned in clause (ii) above would not be applicable if the buy-back is for less than 10% of the total paid-up equity capital and free reserves of the company provided it has been authorized by the board of directors of the company. A company buying back its securities is required to extinguish and physically destroy the securities so bought back within seven days of the date of completion of the buy-back. Moreover, a company buying back its securities is not permitted to buy-back any securities for a period of one year from the buy-back or to issue further securities of the same kind for six months except by way of bonus issue or in the discharge of subsisting obligations such as conversion of warrants, share option schemes, sweat equity or conversion of preference shares or debentures into equity. Every buy-back has to be completed within a period of one year from the date of passing of the special resolution or resolution of the board of directors, as the case may be.

A company is also prohibited from purchasing its own shares or specified securities through any subsidiary company or through any investment company, or if the company has defaulted on the repayment of deposit or interest, redemption of debentures or preference shares, payment of dividend to a shareholder, repayment of any term loan or interest payable thereon to any financial institution or bank, or in the event of non-compliance with other provisions of the Companies Act. However, if the default in relation to any such repayment has been remedied and a period of three years has lapsed after the default has been remedied, buy-back is not prohibited.

Liquidation Rights

Subject to our statutory duties, the rights of creditors, workmen and of the holders of any other shares entitled by their terms of issue to preferential repayment over our shares, in the event of our winding-up, the holders of our shares are entitled to be repaid the amounts of capital paid-up or credited as paid-up on such shares, or in case of shortfall, proportionately. All surplus assets after payment of our statutory duties, amounts due to workmen, the holders of any preference shares and other creditors belong to the holders of the equity shares in proportion to the amount paid-up or credited as paid-up on these shares respectively at the commencement of the winding-up.

Rights of Holders of ‘A’ Ordinary Shares:

Holders of ‘A’ Ordinary Shares are entitled to enjoy all rights and privileges that are enjoyed by holders of Ordinary Shares pursuant to applicable law and under our Articles of Association, with certain differences with respect to dividend and voting entitlements as further summarized below. Holders of our ‘A’ Ordinary Shares have the following rights:

•	Right to receive dividends, if declared. ‘A’ Ordinary Shareholders are entitled to receive dividends for any fiscal year at a rate that is five percentage points higher than the aggregate rate of dividends declared on Ordinary Shares for that fiscal year.

•	Right to attend general meetings and class meetings of all Ordinary Shareholders (including a meeting called in relation to any scheme under Sections 391/394 of the Companies Act) and exercise voting powers, unless prohibited by law.

•	If any resolution at any such meeting is put to vote by a show of hands, each ‘A’ Ordinary Shareholder is entitled to one vote, which is the same number of votes as available to holders of Ordinary Shares.

•	If any resolution at any such meeting is put to vote on a poll, or if any resolution is put to vote by postal ballot, each ‘A’ Ordinary Shareholder is entitled to one vote for every ten ‘A’ Ordinary Shares held. Fractional voting rights of ‘A’ Ordinary Shareholders are disregarded. For example, if an ‘A’ Ordinary Shareholder holds 39 ‘A’ Ordinary Shares, such holder will be entitled to three votes. If an ‘A’ Ordinary Shareholder holds less than ten Ordinary Shares, such holder will not be entitled to vote on a poll. The class of Ordinary Shareholders includes Ordinary Shareholders and ‘A’ Ordinary Shareholders.

•	The right to vote may be exercised by the ‘A’ Ordinary Shareholders in person or by proxy.

•	Right to receive offers for shares through a rights issue and be allotted bonus shares. Holders of ‘A’ Ordinary Shares are only entitled to further ‘A’ Ordinary Shares and such rights or bonus issue shall be made to holders of ‘A’ Ordinary Shares in amounts required to maintain the proportion of ‘A’ Ordinary Shares to Ordinary Shares prior to the issue.

•	In any scheme for amalgamation of TML India with or into any other entity which results in a share swap or exchange, holders of ‘A’ Ordinary Shares shall receive allotment as per the terms of such scheme and as far as possible receive shares with differential rights to voting or dividend of such other entity.

•	Where an offer is made to purchase the outstanding shares, voting rights, equity capital, share capital or voting capital of our company in accordance with SEBI (Substantial Acquisition of Shares and Takeovers) (Amendment) Regulation, 2013, or the Takeover Code, and other applicable laws, holders of ‘A’ Ordinary Shares shall have the right to receive an offer to purchase ‘A’ Ordinary Shares in the same proportion as offered to the holders of Ordinary Shares.

•	For example, where an offer is made under the Takeover Code to purchase 20% of our outstanding shares or voting rights or equity capital or share capital or voting capital, such offer shall also include an offer for 20% of the outstanding Ordinary Shares and 20% of the outstanding ‘A’ Ordinary Shares.

•	Furthermore, the pricing guidelines as specified under the Takeover Code or any other applicable laws in respect of offer for Ordinary Shares shall apply to an offer for ‘A’ Ordinary Shares and the percentage premium offered for the ‘A’ Ordinary Shares to its floor price shall be equal to the percentage premium offered for the Ordinary Shares to its floor price. The floor price for the Ordinary Shares and the floor price for the ‘A’ Ordinary Shares shall be determined in accordance with the Takeover Code.

•	All consideration to be received by the holders of ‘A’ Ordinary Shares in accordance with any such offer shall be paid in the same form and at the same time as that to be received by holders of Ordinary Shares.

•	For the purposes of the Takeover Code, the terms “shares”, “voting rights”, “equity capital”, “share capital” or “voting capital” means and includes Ordinary Shares and ‘A’ Ordinary Shares.

•	Where our company’s promoters or any other acquirer of our company proposes at any time to voluntarily delist the Ordinary Shares in accordance with the SEBI (Delisting of Securities) Guidelines, 2003 from the stock exchanges on which the Ordinary Shares are listed, such promoter or acquirer shall also make a delisting offer for the ‘A’ Ordinary Shares and the percentage premium offered for the ‘A’ Ordinary Shares to its floor price shall be equal to the percentage premium offered for Ordinary Shares to its floor price.

•	Where we make an offer to purchase our securities in accordance with the SEBI (Buy-Back) of Securities Regulations, 1998 and other applicable laws, holders of ‘A’ Ordinary Shares shall have the right to receive an offer in the same proportion and on equitable pricing terms as offered to the holders of Ordinary Shares.

•	Right to receive surplus on liquidation as available to holders of Ordinary Shares and in accordance with the proportion of Ordinary Shares to ‘A’ Ordinary Shares;

•	Right to free transferability of ‘A’ Ordinary Shares; and

•	Such other rights as may be available to an ordinary shareholder of a listed public company under the Companies Act and articles of association.

The ‘A’ Ordinary Shares are not convertible into Ordinary Shares at any time. The ‘A’ Ordinary Shares will not at any time exceed 25% of our total issued share capital.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

On March 27, 2015, there were 2,736,713,122 Ordinary Shares outstanding. A total of 582,239,180 Ordinary Shares, representing 21.28% of all outstanding Ordinary Shares, were directly held by Citibank, N.A., as depositary (the “depositary”) for our ADS program, or by its custodian, Citibank, N.A., Mumbai Branch. As certain of the Ordinary Shares and ADSs are held by nominees, the number of record holders may not be representative of the number of beneficial owners. A beneficial owner includes anyone who has the power to receive the economic benefit of ownership of the securities. ADRs evidencing ADSs are deliverable by Citibank, N.A., as depositary, pursuant to the Amended and Restated Deposit Agreement, dated as of September 27, 2004, entered into by and among our company, Citibank, N.A., as depositary and the holders and beneficial owners from time to time of ADSs, pursuant to which the ADSs are issued, as amended and supplemented by Amendment No. 1 to Amended and Restated Deposit Agreement, dated as of December 16, 2009, hereinafter referred to as the deposit agreement. The depositary’s principal office is located at 388 Greenwich Street, New York, New York 10013, U.S.A.

The following is a summary of material provisions of the deposit agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the deposit agreement, including the form of ADR which is an exhibit to the deposit agreement. Terms used herein and not otherwise defined have the meanings set forth in the deposit agreement. ADSs are issuable pursuant to the deposit agreement. Each ADS represents five Ordinary Shares (together with any additional Ordinary Shares at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement, hereinafter referred to as the deposited securities). Only persons in whose names ADSs are registered on the books of the depositary will be treated by the depositary and us as ADS holders.

Dividends and Distributions

Distributions of Cash

The depositary will distribute to ADS holders any U.S. dollars available to it and transferable to the United States (after conversion of currency into U.S. dollars as provided in the deposit agreement) resulting from a cash dividend or other cash distribution or the net proceeds of sale of any deposited securities on an averaged or other practicable basis in proportion to the number of ADSs held as of the applicable record date, subject to:

•	appropriate reductions for taxes, duties or other governmental charges withheld; and

•	deduction of the applicable fees, charges of and expenses of and incurred by the depositary, including those incurred in (i) converting any foreign currency into U.S. dollars, to the extent that it determines that the conversion may be made on a practicable basis and (ii) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that the transfer may be made on a practicable basis.

Distributions of Shares

In the case of a distribution in shares, the depositary may distribute ADSs representing the additional distributed shares to ADS holders in proportion to the number of ADSs held by them as of the applicable record date. In the alternative, and to the extent permissible under applicable law, the ADSs issued and outstanding after the record date shall also represent rights and interests in the additional integral number of shares distributed. In each case, the distribution shall be subject to the payment by the ADS holder of applicable fees and charges of, and expenses incurred by the depositary, as well as applicable taxes. In lieu of delivering fractional ADSs, the depositary shall sell the number of Ordinary Shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon the terms of a cash distribution. In the event that the depositary determines that any distribution in property (including shares) is subject to any tax or other governmental charges which the depositary is obligated to withhold, or, where no registration statement with respect to such distribution has been declared effective under the Securities Act, the depositary may dispose of all or a portion of such property (including shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the depositary deems necessary and practicable, and the depositary shall distribute the net proceeds of any such sale (after deduction of taxes as well as fees and charges of, and expenses incurred by, the depositary) to ADS holders upon the terms of a cash distribution.

Distributions of Rights

In the case of a distribution of rights to subscribe for additional shares, the depositary will make such rights available to ADS holders only where we have has requested that such rights be made available to ADS holders and the depositary has determined that such distribution is lawful and reasonably practicable and has received satisfactory documentation from us. The depositary will establish procedures to distribute the rights (by means of warrants or otherwise) to the ADS holders and, upon payment of the subscription price and of the applicable fees and charges of, and expenses incurred by, the depositary and taxes, deliver ADSs upon valid exercise of such rights.

If we request that the rights not be made available to ADS holders, the depositary determines that it is not reasonably practicable to make the rights available or the depositary fails to receive satisfactory documentation from us or any rights appear to be about to lapse, the depositary may sell such rights and the net proceeds of such sale will be distributed to the ADS holders upon the terms of a cash distribution if the depositary determines that such sale is lawful and reasonably practicable.

The depositary will allow the rights to lapse if it is unable to sell them or make them available to ADS holders as provided above.

There can be no assurance that ADS holders will be able to receive or exercise rights on the same terms and conditions as the holders of Ordinary Shares or at all. We have no obligation to file any registration statement in respect of any rights or shares or other securities to be acquired upon the exercise of such rights.

Elective Distributions

A distribution payable at the election of holders of Ordinary Shares in cash or in additional shares will be made available to ADS holders only where we have requested the same to be made available to ADS holders and the depositary has determined that such distribution is lawful and reasonably practicable and satisfactory documentation has been received. Depending on the ADS holder’s election, cash or additional ADSs will be distributed in accordance with the terms for distributions in cash or shares, as the case may be.

If we request that the elective distribution not be made available to ADS holders or the depositary determines it not reasonably practicable, or does not receive satisfactory documentation from us to make the distribution so available, the depositary will distribute to the ADS holders, either cash or additional ADSs, to the extent permitted by law, as determined on the same basis as used in India to determine the type of distribution in respect of Ordinary Shares for which no election is made.

There can be no assurance that ADS holders will receive elective distributions on the same terms and conditions as the holders of Ordinary Shares.

Other Distributions

In the case of distribution of property other than as described above, the depositary will make such distribution available to ADS holders only if we have requested the same to be made available and the depositary has determined that such distribution is lawful and reasonably practicable and has received satisfactory documentation from us. The depositary will distribute the property to the ADS holders in proportion to the number of ADSs held in such manner as it deems practicable upon receipt of payment of or net applicable fees and charges of the depositary or taxes withheld.

If we request the depositary not to make such distribution or the depositary determines that such distribution is not reasonably practicable, or does not receive satisfactory documentation from us, the depositary will sell the property and distribute to the ADS holders net proceeds of such sale. If the depositary is unable to conduct such sale, it may dispose of such property in any way it deems reasonably practicable and distribute the net proceeds to the holders. Any such distribution of net proceeds shall be made upon the terms of a cash distribution.

Changes Affecting Ordinary Shares

If there is any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the depositary in exchange for, or in conversion of or replacement of or otherwise in respect of, such deposited securities shall, to the extent permitted by law, be treated as new deposited securities, and the ADRs shall, subject to the provisions of the deposit agreement and applicable law, evidence ADSs representing the right to receive such additional securities. The depositary may, with our approval, and shall, if we so request, subject to receipt of an opinion of our counsel satisfactory to the depositary, that such distributions are not in violation of any applicable laws or regulations, execute and deliver additional ADRs as in the case of a share dividend on the Ordinary Shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs. In the event that any security so received may not be lawfully distributed to some or all ADS holders, the depositary may, with our approval, and shall, if we request, subject to receipt of an opinion of our counsel satisfactory to the depositary that such action is not in violation of any applicable laws or regulations, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper, and may allocate the net proceeds of such sales, net of fees and charges of, and expenses incurred by, the depositary and taxes, for the account of the ADS holders. The net proceeds may be allocated to ADS holders entitled to receive such securities on an averaged or other practical basis and distributed to ADS holders to the extent practicable.

The depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such securities available to ADS holders in general or to any ADS holder in particular, any foreign exchange exposure or loss incurred in connection with such sale or any liability to the purchaser of such securities.

Redemption

The Company has a right to redeem any of the deposited securities. The depositary will provide a notice of redemption rights to the ADS holders only upon 30 days’ prior notice being given by the Company with satisfactory documentation and the depositary has determined that the redemption is practicable. Upon receipt of the applicable redemption price, the depositary will retire the ADSs delivered by ADS holders and distribute the net proceeds. If less than all outstanding deposited securities are redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the depositary.

Issuance of ADSs Upon Deposit of Ordinary Shares

Upon each deposit of shares and compliance with the other provisions of the deposit agreement, including the payment of the charges of the depositary and any taxes and governmental fees and charges owing, the depositary will issue the ADSs representing the Ordinary Shares deposited and will execute and deliver at its principal New York office an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which the person is entitled. The depositary shall only issue ADSs in whole numbers.

Transfer, Combination and Split Up of ADRs

Where there is a transfer, combination or spilt up of ADRs, the depositary will cancel the ADRs, execute new ADRs evidencing the same aggregate number of ADSs as those evidenced by the ADRs cancelled and deliver such new ADRs to the ADS holders, provided that:

•	the ADRs have been duly delivered by the ADS holder to the depositary;

•	in the case of a transfer, the surrendered ADRs have been properly endorsed or are accompanied by proper instruments of transfer;

•	the surrendered ADRs have been duly stamped if required by applicable law; and

•	all applicable fees and charges of, and expenses incurred by, the depositary and all applicable taxes and governmental charges have been paid.

Withdrawal of Shares Upon Cancellation of ADSs

When ADS holders surrender their ADSs to withdraw the deposited securities, the depositary will, upon payment of applicable fees, charges and expenses and upon receipt of proper instructions, cancel the ADSs surrendered to it and deliver the underlying shares in accordance with the ADS holders’ instructions.

If the deposited securities include shares that have not been dematerialized and listed for trading on the BSE and the NSE, the shares withdrawn will be selected first from the shares that have been dematerialized and listed for trading on the BSE and the NSE and thereafter from the shares that have not been so dematerialized and listed. None of the custodian, the depositary or the Company will have any liability to any holder or beneficial owner of ADSs who receives, upon cancellation of ADSs, any shares that have not been dematerialized and listed for trading on the BSE and the NSE.

ADS holders are entitled to surrender outstanding ADSs to withdraw the deposited securities at any time subject only to:

•	temporary delays caused by closing the transfer books of our company or the depositary or the deposit of shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	payment of fees, taxes and similar charges;

•	compliance with any laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited securities; and

•	other circumstances specifically contemplated by Instruction I.A.(1) of the General Instructions to Form F-6 (as the same may be amended from time to time).

Voting Rights

ADS holders may not attend or directly exercise voting rights in shareholders’ meetings but ADS holders may instruct the depositary how to exercise the voting rights for the shares which underlie the ADSs. Each ADS represents five Ordinary Shares. After receiving voting materials from us, if requested by our company at least 21 days prior to the date of the vote or meeting, the depositary will notify the ADS holders of any shareholders’ meeting or solicitation of consents or proxies and a statement that describes how the ADS holders may instruct the depositary to exercise the voting rights for the shares that underlie their ADSs. In lieu of distributing the notice and materials, the depositary may, to the extent not prohibited by law or regulations, provide ADS holders with instructions on how the information can be retrieved or received for example, by reference to a website or a contact.

The depositary may require voting instructions to be submitted to the depositary as early as five business days before the date of meeting to be valid. Voting instructions may be given only in respect of a number of ADSs representing an integral number of deposited securities.

The depositary will endeavor, insofar as practicable and subject to the applicable law and Indian practice and provisions of the deposit agreement, our Articles of Association and the deposited securities, to vote or to have its agents vote the deposited securities as instructed. The depositary will not itself exercise any voting discretion. If the depositary receives valid voting instructions from a holder who fails to specify the manner in which the depositary is to vote the deposited securities represented by the ADSs, the depositary will deem such holder to have instructed the depositary to vote in favor of the items set forth in the voting instructions. If we requested the depositary to solicit instructions and the depositary does not receive voting instructions from a ADS holder by the required date, the ADS holder is deemed to have authorized and instructed it to give a discretionary proxy to a person designated by us to vote, unless we inform the depositary that:

•	we do not wish such discretionary proxy given;

•	substantial opposition exists; or

•	the rights of ADS holders will be adversely affected.

The depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of the deposit agreement.

There can be no assurance that ADS holders will receive voting materials in time to instruct the depositary to vote and it is possible that ADS holders, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

ADS Record Dates

The depositary may fix record dates for the determination of the ADS holders who will be entitled:

•	to receive a distribution;

•	to give instructions for the exercise of voting rights at a meeting of holders of Ordinary Shares or other deposited securities;

•	to give or withhold consent solicited by us;

•	to receive notice of meeting or solicitation of consent or proxies; or

•	to exercise the rights of ADS holders with respect to changed number of shares represented by each ADS;

all subject to the provisions of the deposit agreement.

Reports and Other Communications

The depositary will make available for inspection by ADS holders any written reports or communications from us (including proxy soliciting materials) which are both received by the depositary, the custodian or their respective nominee as the holder of the deposited securities and made generally available to the holders of Ordinary Shares or other securities of the same class as those constituting deposited securities.

In addition, if we make any other written communications generally available to holders of Ordinary Shares or other securities of the same class as those constituting deposited securities, it will provide an English version to the depositary. The depositary will make such communications available to inspection by ADS holders and at our request and expense provide copies thereof to all ADS holders or make such communications available to them on a basis similar to that for holders of Ordinary Shares or other securities of the same class as those constituting deposited securities or on such other basis as we may advise according to applicable laws, rules and regulations.

Fees and Charges

An ADS holder or beneficial owner is required to pay the following service fees to the depositary:

Service	Fees
Issuance of ADSs, delivery of deposited securities against surrender of ADSs, distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights and distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS issued or surrendered or held, as applicable

Distribution of cash dividends or other cash distributions	Up to US$0.02 per ADS held

Depositary services	Up to US$0.02 per ADS held on the last business day of each calendar year

An ADS holder or beneficial owner will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	such registration fees as may from time to time be in effect for the registration of shares or other deposited securities on the share register and applicable to transfers of Ordinary Shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the deposit agreement;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•	such fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, deposited securities, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary, the custodian or any nominee in connection with the servicing or delivery of deposited securities.

The fees and charges an ADS holder may be required to pay may vary over time and may be changed by us and by the depositary. ADS holders will receive prior notice of increases in such fees and charges.

Payment of taxes

ADS holders and beneficial owners must pay any tax or other governmental charge payable by the custodian or by the depositary with respect to any ADR, deposited securities or ADSs. If an ADS holder or a beneficial owner owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any distributions made in respect of deposited securities or (ii) sell deposited securities and deduct the amount owing from the net proceeds of the sale. In either case, the ADS holder and the beneficial owner remain liable for any deficiency. In addition, the depositary may also refuse to issue, deliver, register the ADSs or withdraw deposited securities until full payment of the tax or charges owed is received. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property to pay the taxes and distribute any remaining net proceeds to the ADS holders entitled thereto.

ADS holders and beneficial owners agree to indemnify the depositary, us, the custodian, and any of their agents, officers, employees and affiliates for, and to hold each of them harmless from any claims and penalties with respect to taxes arising from any tax benefit obtained by such holder and/or beneficial owner.

Amendment and Supplementation

We may agree with the depositary to amend or supplement the deposit agreement and the ADRs without consent of ADS holders for any reason which we and the depositary may deem necessary or desirable. Any amendment or supplement that imposes or increases any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or that shall otherwise materially prejudice any substantial existing right of ADS holders shall only be effective upon 30 days’ notice being given to the ADS holders. If an ADS holder continues to hold an ADS or ADSs after being so notified, the ADS holder is deemed to agree to the amendment or supplement.

No amendment or supplement will impair the right of the ADS holders to surrender their ADSs and receive the underlying securities except to the extent necessary to comply with mandatory provisions of applicable law. If a governmental body adopts new laws, rules or regulations which require the deposit agreement to be amended or supplemented, we and the depositary may make the necessary amendments or supplements, which may become effective before notice is given to ADS holders.

Termination

The depositary shall, at our direction, terminate the deposit agreement by giving the ADS holders at least 30 days’ prior notice. The depositary may also terminate the deposit agreement by giving notice of termination to the ADS holders at least 30 days prior to the date fixed for such termination if (i) at least 30 days have passed since the depositary delivered to us a written notice of its election to resign or (ii) at least 90 days have passed since we delivered to the depositary a written notice of removal of the depositary, and in either case a successor depositary has not been appointed and accepted its appointment. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities (together with any dividends and other distributions or proceeds therefrom) to ADS holders who surrender their ADSs and (ii) to hold or sell distributions received on deposited securities. After the expiration of six months from the termination date, the depositary may sell the deposited securities that remain and hold the net proceeds of the sales, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders who have not yet surrendered their ADSs. After making the sale, the depositary shall have no obligations except to account for the net proceeds of such sale and other cash. The depositary will not be required to invest the proceeds or pay interest on them.

Books of Depositary

The depositary or its agent will maintain a register for the registration of issuance, registration of transfer, combination and split-up of ADSs. These records are open for inspection by ADS holders at all reasonable times, but solely for the purpose of communicating with other ADS holders in the interest of business matters relating to the deposit agreement.

The depositary or its agent may close the transfer books at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at our reasonable request.

If any ADSs are listed on one or more stock exchanges or automated quotation systems in the United States, the depositary shall act as registrar or appoint a registrar or one or more co-registrars for registration of ADRs and transfers, combinations and split-ups, and to countersign the ADRs evidencing such ADSs (if applicable) in accordance with any requirements of such exchanges or systems. Such registrars or co-registrars may be removed and a substitute or substitutes appointed by the depositary.

Limitations on Obligations and Liability to ADS Holders

The deposit agreement expressly limits the obligations and liability of the depositary and our company. Neither we nor the depositary will be liable if:

•	any present or future law or regulation, or any present or future provision of the Articles of Association, or the provisions of or governing any deposited securities, or any act of God, war or other circumstances beyond its control shall prevent, forbid or delay any act required by the terms of the deposit agreement;

•	it exercises or fails to exercise discretion under the deposit agreement, our Articles of Association or the provisions of or governing deposited securities;

•	it takes or abstains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADS holder, any beneficial owner or its authorized representative, or any other person believed by it in good faith to be competent to give the advice or information;

•	any distribution, offering, right or other benefit which is available to holders of deposited securities may not, under the terms of the deposit agreement, be available to ADS holders or beneficial owners;

•	the damages for the breach of the deposit agreement are consequential or punitive; or

•	it performs its obligations without negligence or bad faith.

No disclaimer of liability under the Securities Act is intended by any provision of the deposit agreement.

The depositary, custodian, we and their agents are protected in acting upon any written notice or document believed by it to be genuine and to have been signed or presented by the proper party.

The depositary shall not be liable for:

•	any failure to determine that a distribution or action may be lawful or reasonably practicable;

•	the content of information submitted by us for distribution to ADS holders and any inaccurate translation thereof;

•	any investment risk associated with acquiring an interest in the deposited securities;

•	the validity or worth of the deposited securities and any tax consequences resulting from the ownership of ADSs, Ordinary Shares or deposited securities;

•	the creditworthiness of any third party;

•	allowing any rights to lapse upon the terms of the deposit agreement; or

•	the failure or timeliness of any notice from us.

Neither we nor the depositary nor any of their respective agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs which may involve it in expense (including fees and disbursements of counsel) or liability, unless indemnity satisfactory to it against all expense and liability are furnished as often as may be required.

The depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of the deposit agreement.

The depositary and its agents may own and deal in any class of our securities and in the ADSs.

Compliance with Information Requests

The holders and beneficial owners of ADSs agree to comply with requests from us pursuant to the applicable law, rules and requirements of the stocks exchanges on which the Ordinary Shares or ADSs are, or will be, registered, traded or listed or our Articles of Association, to provide information as to:

•	the capacity in which the holders or beneficial owners own ADSs and Ordinary Shares, as the case may be;

•	the identity of any other person(s) interested in the ADSs; and

•	the nature of such interest and various other matters;

irrespective of whether or not they are holders and/or beneficial owners of ADSs at the time of such request.

Requirements for Depositary Actions

The depositary or the custodian may refuse to:

•	issue, deliver or register the transfer of an ADS or ADSs;

•	register a spilt-up or combination of ADSs;

•	deliver distributions on any ADSs; or

•	permit the withdrawal of deposited securities;

until the following conditions have been met:

•	the ADS holder has paid all taxes, governmental charges and fees and expenses as required in the deposit agreement;

•	the ADS holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the ADS holder has complied with such laws and regulations, and reasonable regulations the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares or the registration, transfer, split-up or combination of ADSs if the register for ADSs or any deposited securities is closed or if the depositary and we, in good faith, decide it necessary or advisable to do so.

Pre-Release of ADSs

The depositary may pre-release ADSs only if: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited, agrees to indicate the depositary as owner of the shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until they are delivered to the depositary, unconditionally guarantees to deliver the shares or ADSs to the depositary and agrees to any additional restrictions or requirements the depositary deems appropriate; (ii) the pre-release is fully collateralized with cash, U.S. government securities, or other collateral that the depositary deems appropriate and (iii) the depositary is able to close out the pre-release on not more than five business days’ notice. Each pre-release will be subject to such further indemnities and credit regulations as the depositary deems appropriate.

Normally, the number of pre-released ADSs will not constitute more than 30% of all ADSs outstanding at any given time. However, the depositary may change or disregard this limit from time to time as it deems appropriate.

The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received in conjunction with the foregoing. The depositary shall hold the collateral referred to above under clause (ii), but not the earnings thereon, for the benefit of the ADS holders.

Ownership Restrictions

The Company may restrict transfers of the shares where it might result in ownership of Ordinary Shares exceeding limits imposed by applicable law or our Articles of Association. Transfers of the ADSs may also be restricted by the Company if it may result in the total number of Ordinary Shares represented by the ADSs owned by a single holder or beneficial owner of ADSs to exceed any such limits.

The depositary may, at the instruction of the Company, impose restrictions on the transfer of ADSs, remove or limit voting rights or mandate the sale or disposition of the Ordinary Shares represented by the ADSs held by such ADS holder or beneficial owner in excess of such limitations, to the extent permitted by law and our Articles of Association.

RESTRICTIONS REGARDING FOREIGN INVESTMENT IN INDIA

General

Prior to June 1, 2000, foreign investment in Indian securities, including the acquisition, sale and transfer of securities of Indian companies, was regulated by the Foreign Exchange Regulation Act, 1973 and the notifications issued by the Reserve Bank of India, or RBI, thereunder.

With effect from June 1, 2000, foreign investment in Indian securities is regulated by the Foreign Exchange Management Act 1999, as amended from time to time, or FEMA, and the rules, regulations and notifications made under FEMA. A person resident outside India can transfer any security of an Indian company or any other security to an Indian resident only under the terms and conditions specified in FEMA and the rules and regulations made thereunder or as permitted by the RBI.

The RBI issued the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations 2000, or the Foreign Exchange Regulations, to regulate the issue of Indian securities including ADSs to persons resident outside India and the transfer of Indian securities by or to persons resident outside India. The Foreign Exchange Regulations provide that an Indian entity may issue securities to a person resident outside India or record in its books any transfer of security from or to such person only in the manner set forth in FEMA and the rules and regulations made thereunder or as permitted by the RBI.

Foreign Direct Investment

The Government of India, pursuant to its liberalization policy, set up the Foreign Investment Promotion Board, or FIPB, to regulate all foreign direct investment into India. Foreign Direct Investment, or FDI, means investment by way of subscription and/or purchase of securities of an Indian company by a non-resident investor. Regulatory approval is required for investment in some sectors, including housing, petroleum (other than refining), defense and strategic industries. Also, the following investments would require prior regulatory permission:

•	foreign investments, including a transfer of shares, in excess of foreign investment limits;

•	investments by an unincorporated entity;

•	investment in industries for which industrial licensing is compulsory; and

•	all proposals relating to transfer of control and/or ownership pursuant to amalgamation, merger or acquisition of an Indian company currently owned or controlled by resident Indian citizens and Indian companies, which are owned or controlled by resident Indian citizens to a non-resident entity, the activities of which company are not under the “automatic” route under existing Indian foreign investment policy.

Subject to certain exceptions, FDI and investment by non-resident Indians in Indian companies do not require the prior approval of the FIPB or the RBI. The Government of India has indicated that in all cases where FDI is allowed on an automatic basis without FIPB approval, the RBI would continue to be the primary agency for the purposes of monitoring and regulating foreign investment. In cases where FIPB approval is obtained, no approval of the RBI is required. In both cases, the prescribed applicable norms with respect to determining the price at which the shares may be issued by the Indian company to the non-resident investor would need to be complied with and a declaration in the prescribed form, detailing the foreign investment, must be filed with the RBI once the foreign investment is made in the Indian company. The foregoing description applies only to an issuance of shares by, and not to a transfer of shares of, Indian companies.

Pricing

Under the requirements of the Consolidated FDI Policy of 2014, or the FDI Policy, the price of shares of a listed Indian company issued to non-residents on an automatic basis cannot be less than the price worked out in accordance with the guidelines issued by the SEBI for the preferential allotment of shares where the shares of such company are listed.

Every Indian company issuing shares or convertible debentures in accordance with the Foreign Exchange Regulations is required to submit a report to the RBI within 30 days of receipt of the consideration and another report within 30 days from the date of issue of the shares to the non-resident purchaser.

The above description applies only to a primary issue of shares or convertible debentures by an Indian company.

Portfolio Investment by Foreign Portfolio Investors

The Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2014, or the FPI Regulations, have replaced the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations and the regime for investments by qualified institutional investors.

The FPI Regulations came into effect on June 1, 2014. Under the FPI Regulations, a Foreign Institutional Investor, or FII, who holds a valid certificate of registration from SEBI shall be deemed to be a registered Foreign Portfolio Investor, or FPI until the expiry of the block of three years for which fees have been paid as per the FII Regulations. An FII shall not be eligible to invest as an FII after registering as an FPI under the FPI Regulations.

FPIs who are registered with the SEBI are required to comply with the provisions of the FPI Regulations. A registered FPI may buy, subject to the ownership restrictions discussed below, and sell freely securities issued by any Indian company, realize capital gains on investments made through the initial amount invested in India, subscribe to or renounce rights offerings for shares, appoint a domestic custodian for custody of investments made and repatriate the capital, capital gains, dividends, income received by way of interest and any compensation received towards sale or renunciation of rights offerings of shares. An FPI may not hold more than 10% of the total issued capital of a company in its own name. The total holding of all FPIs in a company is subject to a cap of 24% of the total paid-up capital of a company, which can be increased to the relevant industry sector cap/ceiling applicable to the particular company under the Foreign Direct Investment Regime, with the passing of a special resolution by the shareholders of a company in a general meeting and subject to prior intimation to the RBI. Pursuant to resolutions of the board of directors and special resolutions passed by our shareholders, the FII and FPI limits have been increased to 35% of the paid-up capital of Ordinary Shares and 75% of the paid-up capital of ‘A’ Ordinary Shares.

FPIs are permitted to purchase shares and convertible debentures, subject to limits, of an Indian company either through:

•	a public offer, where the price of the shares to be issued is not less than the price at which the shares are issued to Indian residents, or

•	a private placement, where the price of the shares to be issued is not less than the price according to the terms of the relevant guidelines or the guidelines issued by the former Controller of Capital Issues.

The FPI Regulations specify that the shares purchased by a single FPI or an investor group (which means the same set of ultimate beneficial person(s) investing through multiple entities) must be below 10% of the issued capital of a company. All existing investments by FIIs, qualified foreign investors, which are persons who have opened a dematerialized account with a qualified depository participant as a qualified foreign investor and sub-accounts thereof are grandfathered, thus, if an FPI already holds 10% of the issued capital of a company, it is not required to divest its existing holdings to comply with the stipulation to hold “below 10%”.

Under the FPI Regulations, Offshore Derivative Instruments, or ODIs, may be issued to only those entities that are regulated by an appropriate foreign regulatory authority. Furthermore, such ODIs may only be issued after compliance with applicable know-your-client norms. However, entities that are themselves unregulated but managed by a regulated entity will be eligible counterparties for ODIs under the FPI Regulations if such entities

(i) have previously entered into an ODI with an FII at any time prior to January 7, 2014, and (ii) are registered as a client of the FII. Hence, all outstanding ODI transactions and counterparties under the FII Regulations will be treated as permitted ODI transactions and counterparties under the FPI Regulations. SEBI issued a circular on November 24, 2014 aligning the applicable eligibility and investment norms between the FPI regime and subscription through the ODI regime. An FPI shall issue ODIs only to those subscribers who: (i) meet the eligibility criteria that are applicable to an FPI under the FPI Regulations and (ii) do not have “opaque structures”, as defined under the FPI Regulations. The investment restrictions applicable to FPIs under the FPI Regulations apply to subscribers of ODIs as well. Existing ODI positions which are not in accordance with the SEBI circular dated November 24, 2014 may continue until the ODI contract expires.

Investors in ADSs do not need to seek the specific approval from the Government of India to purchase, hold or dispose of their ADSs. Notwithstanding the foregoing, if an FII, non-resident Indian or overseas corporate body were to withdraw its equity shares from an ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership.

Registered FIIs are generally subject to tax under Section 115AD of the Income Tax Act of 1961. There is uncertainty under Indian law as to the tax regime applicable to FIIs that hold and trade in ADSs and Shares. See “Taxation—Taxation of Capital Gains and Losses—Indian Taxation”.

Portfolio Investment by Non-Resident Indians

A variety of methods for investing in shares of Indian companies are available to non-resident Indians. These methods allow non-resident Indians to make portfolio investments in shares and other securities of Indian companies on a basis not generally available to other foreign investors. In addition to portfolio investments in Indian companies, non-resident Indians may also make foreign direct investments in Indian companies pursuant to the FDI. See “—Foreign Direct Investment”.

Transfer of Shares and Convertible Debentures of an Indian Company by a Person Resident Outside India

The Government of India has granted general permission to persons residing outside India to transfer shares and convertible debentures held by them to an Indian resident, subject to compliance with certain terms and conditions and reporting requirements. A resident who wishes to purchase shares from a non-resident must, pursuant to the relevant notice requirements, file a declaration with an authorized dealer in the prescribed Form FC-TRS, together with the relevant documents and file an acknowledgment thereof with the Indian company to effect transfer of the shares to his name.

Moreover, the transfer of shares between an Indian resident and a non-resident (other than a non-resident Indian, or NRI) does not require the prior approval of the Government of India or RBI, provided that (i) the activities of the investee company are under the automatic route pursuant to the FDI Policy, and the transfer is not subject to regulations under the Takeover Code (ii) the non-resident shareholding complies with sector limits under the FDI Policy and (iii) the pricing is in accordance with the guidelines prescribed by the SEBI and RBI.

Indirect Foreign Investment

The FDI Policy, among other things, prescribes the guidelines for (i) the calculation of total indirect foreign investment in Indian companies, (ii) transfer of ownership or control of Indian companies in sectors with caps from resident Indian citizens to non-resident entities and (iii) guidelines on downstream investments by Indian companies. Pursuant to the Consolidated FDI Policy, for the purposes of computation of indirect foreign investment in an Indian company, foreign investments in its parent company, by FPI (holding as of March 31 of the relevant year), NRIs, ADSs, global depositary shares, foreign currency convertible bonds, FDI, convertible preference shares and convertible currency debentures are required to be taken together. The FDI Policy is reissued annually.

Issue of Securities Through the Depository Receipt Mechanism

Issue of securities through the depository receipt mechanism by Indian companies is governed by the Companies Act, 2013, the Companies (Issue of Global Depository Receipts) Rules, 2014 and the Depository Receipts Scheme, 2014, or the DR Scheme.

The Government of India notified the DR Scheme on October 21, 2014, which came into force on December 15, 2014. Consequently, the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depository Receipt Mechanism) Scheme, 1993, or the 1993 Scheme has been repealed except to the extent relating to foreign currency convertible bonds. The RBI has issued a circular on December 15, 2014 amending the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident outside India) Regulations, 2000 to bring it in line with the DR Scheme. The RBI also issued a circular on January 22, 2015 highlighting the salient features of the DR Scheme.

Under the DR Scheme, an Indian company, listed or unlisted, private or public, is permitted to issue securities, including equity shares, through the depository receipt mechanism if such company has not been specifically prohibited from accessing capital markets or dealing in securities. Permissible securities that may be issued by an Indian company through the depository receipt mechanism are “securities” as defined under the Securities Contracts (Regulation) Act, 1956, which includes, among other things, shares, bonds, derivatives, units of mutual funds and similar instruments issued by private companies, provided that such securities are in dematerialized form.

An Indian company may issue securities to a foreign depository for the purpose of issuing depository receipts through any mode permissible for the issue of such securities to other investors. The foreign depository may issue depository receipts by way of a public offering or private placement or in any other manner prevalent in the permissible jurisdiction. A “permissible jurisdiction” is defined as a foreign jurisdiction which is a member of the Financial Action Task Force on Money Laundering and whose securities regulator is a member of the International Organization of Securities Commissions.

Under the DR Scheme, securities may be issued through the depository receipt mechanism up to such a limit that the aggregate underlying securities issued to foreign depositories for issuance of depository receipts along with securities already held by persons resident outside India does not exceed the applicable foreign investment limits prescribed by regulations framed under the FEMA. The depository receipts and the underlying securities may be converted into each other subject to the applicable foreign investment limit. For our company, there is no investment limit.

Under the 1993 Scheme, the pricing of deposit receipts for listed companies could not have been less than the average of the weekly high and low closing prices of the related shares quoted on the relevant stock exchange during the two weeks preceding the relevant date. However, the DR Scheme provides that underlying securities shall not be issued to a foreign depository for issuance of depository receipts at a price which is less than the price applicable to a corresponding mode of issuance to domestic investors.

In terms of the DR Scheme, the foreign depository is entitled to exercise voting rights, if any, associated with the underlying securities whether pursuant to voting instructions from the holder of depository receipts or otherwise. Furthermore, a holder of depository receipts issued against underlying equity shares shall have the same obligations as if it is the holder of the equity shares if it has the right to issue voting instruction.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES,

‘A’ ORDINARY SHARES OR ADSS

We may issue rights to subscribe for our Ordinary Shares, ‘A’ Ordinary Shares or ADSs. Subject to applicable law, including requirements under the Indian Companies Act, these rights may or may not be transferable by the security holder receiving the rights. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The terms of the rights to subscribe for our Ordinary Shares, ‘A’ Ordinary Shares and ADSs will be set forth in a prospectus supplement which, will describe, among other things:

•	the exercise price;

•	the aggregate number of rights to be issued;

•	the record date;

•	the number of Ordinary Shares, ‘A’ Ordinary Shares or ADSs that may be purchased upon exercise of each right;

•	the procedures for exercising the right;

•	the date upon which the exercise of rights will commence;

•	the expiration date;

•	the extent to which the rights are transferable;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed Shares or ADSs;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

•	any other material terms of the rights.

Under the Companies Act, a company proposing to increase its subscribed capital through an issue of further shares shall offer shares to shareholders in proportion, as nearly as circumstances admit, to paid-up share capital on those shares by sending a letter of offer. Furthermore, unless the articles of association of the company so provide, the offer shall be deemed to include a right exercisable by the person concerned to renounce the shares offered to him or any of them in favor of any other person.

DIVIDENDS AND DIVIDEND POLICY

Dividend Policy

Any dividend declared by our company is based on the profits available for distribution as reported in the unconsolidated statutory financial statements of TML India prepared in accordance with Indian GAAP. In addition, Indian law mandates that dividends be declared out of distributable profits only after the transfer of the portion of its profit for that fiscal year as TML India may consider appropriate to the reserves of the company. Based on the net income available for appropriation, dividends are recommended by the Board of Directors for approval by the shareholders at our annual general meeting. Furthermore, the Board of Directors may also pay an interim dividend at its discretion.

Since Fiscal 1956, we have had an uninterrupted dividend distribution except for Fiscal 2001 and 2002. Considering our financial performance, we declared dividends (excluding dividend tax) totaling Rs.6,485 million, Rs.12,807 million and Rs.12,742 million in Fiscal 2014, 2013 and 2012.

Our cash is located at various of our subsidiaries. There may be legal, contractual or economic restrictions on the ability of subsidiaries to transfer funds to us in the form of cash dividends, loans, or advances. Brazil, Russia, South Africa and other locations have regulatory restrictions, disincentives or costs on pooling or transferring of cash. However, such restrictions have not had and are not estimated to have significant impact on our ability to meet our cash obligations.

Certain debt issued at Jaguar Land Rover is subject to customary covenants and events of default which include, among other things, restrictions or limitations on the amount of cash which may be transferred outside the Jaguar Land Rover group of companies in the form of dividends, loans or investments. These are referred to as “restricted payments” in the relevant financing documentation. In general, the amount of cash which may be transferred outside the Jaguar Land Rover group is limited to 50% of its cumulative consolidated net income (as defined in the relevant documentation) from January 2011. As of December 31, 2014, the estimated amount that was available for dividend payments, other distributions and restricted payments outside the Jaguar Land Rover group of companies is approximately GBP2,319 million.

Dividends

The table below sets forth, for each of the fiscal years indicated, the per share amounts of dividends distributed by our company with respect to our Ordinary Shares and ‘A’ Ordinary Shares.

Year	‘A’ Ordinary Share (Rs. per ‘A’ Ordinary Share)	Ordinary Share (Rs. per Ordinary Share)
Fiscal 2014	2.10	2.00
Fiscal 2013	4.10	4.00
Fiscal 2012	20.50	20.00
Fiscal 2011	15.50	15.00
Fiscal 2010	6.50	6.00

The face value of the Shares was subdivided with effect from September 14, 2011. Post subdivision, Ordinary Shares and ‘A’ Ordinary Shares have each been subdivided from having par value of Rs.10 each into five shares having par value of Rs.2 each.

Dividends per Ordinary share and dividends per ‘A’ Ordinary Share, as given above in Fiscal 2010, 2011 and 2012, are before the subdivision of Ordinary Shares and ‘A’ Ordinary Shares and not comparable to subsequent years.

For a discussion of Indian withholding taxes applicable to the payment of distributions to holders of Ordinary Shares, ‘A’ Ordinary Shares and ADSs, see “Taxation—Taxation of Dividends—Indian Taxation”.

TAXATION

This section describes the material Indian stamp duty and income and service tax consequences to “non-residents” (as defined below) and the U.S. federal income tax consequences to “U.S. holders” (as defined below) of owning the Shares or ADSs and the material Indian tax consequences to “non-residents” of India (as defined below) of receiving, owning, and disposing of rights to acquire Shares or ADSs. This section does not address the U.S. federal income tax consequences of receiving, owning and disposing of rights to subscribe for Shares and ADSs. Such U.S. federal income tax consequences will be addressed in the applicable prospectus supplement. This section applies to you only if you hold your Shares, ADSs or rights to acquire Shares or ADSs as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a life insurance company;

•	a person liable for alternative minimum tax;

•	a person that actually or constructively owns 10% or more of our voting stock;

•	a person that holds Shares or ADSs as part of a straddle or a hedging or conversion transaction;

•	a person that purchases or sells Shares or ADSs as part of a wash sale for tax purposes; or

•	a U.S. holder whose functional currency is not the U.S. dollar.

With regard to U.S. tax, the following discussion addresses only the material U.S. federal income tax consequences for persons that are “U.S. holders”. You are a U.S. holder if you are a beneficial owner of the Shares or ADSs and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Colombia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

With regard to Indian tax, the following discussion addresses only the tax consequences for persons that are “non-residents” of India, as defined in the Indian Income Tax Act of 1961 as proposed by the Finance Bill of 2015 (the “Income Tax Act”) and is based on the provisions of Section 115AC and other applicable provisions of the Income Tax Act and the Depository Receipts Scheme, 2014, or the 2014 Scheme, which has replaced the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depository Receipt Mechanism) Scheme, 1993 promulgated by the Government of India. However, unlike the 1993 Scheme, the 2014 Scheme does not contain specific provisions related to certain aspects of taxation in India of income earned from ADSs, such as the cost of acquisition and period of holding of shares after conversion of ADSs.

For purposes of the Income Tax Act, non-resident means a person who is not a “resident” of India. An individual is a resident of India during any fiscal year, if such person (i) is in India in that year for 182 days or more or (ii) was in India for 365 days or more during the four preceding years and is in India for 60 days or more in that year. A company is resident in India in any fiscal year if it is an Indian company or the control and management of its affairs is situated wholly in India in that year. A firm or other association of persons is resident in India except where the control and the management of its affairs are situated wholly outside India. As per the Finance Bill 2015, a company is said to be resident in India in any fiscal year if it is an Indian company or its “place of effective management”, at any time in that year, is in India. “Place of effective management” means a place where key management and commercial decisions that are necessary for the conduct of the business of an entity as a whole are, in substance made.

With regard to U.S. federal income tax, the following discussion is based upon the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect.

If an entity classified as a partnership for U.S. federal income tax purposes holds Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you hold Shares or ADSs as a partner in a partnership, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in our Shares or ADSs.

This discussion addresses only U.S. federal income taxation and Indian stamp duty and income and service taxation. In addition, this section is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

This summary is not intended to constitute a complete analysis of the individual tax consequences for a non-resident of India for the acquisition, ownership and sale of ADSs, Shares and right to acquire ADSs or Shares.

The Indian tax implications set out below are subject to the changes proposed in the Finance Bill, 2015, which has recently been introduced and has not yet received approval from the Indian Parliament.

In the descriptions below relating to Indian taxation, references to “you” are to a person resident outside India, subscribing to ADSs.

Taxation of Dividends

Indian Taxation

Dividends paid to you will not be subject to Indian tax. However, we have to pay a “dividend distribution tax” currently at the effective tax rate of 19.995% (inclusive of applicable surcharge and cess) on the amount of dividend paid out. The Finance Bill, 2015, proposes to increase the surcharge from 10% to 12%. As a result, the revised effective tax applicable to distributions of dividends would become 20.36%.

If you are a non-resident of India, the distributions made to you of additional ADSs or Shares or rights to subscribe for Shares and ADSs with respect to ADSs or Shares should not be subject to Indian tax.

U.S. Federal Income Taxation

Under the U.S. federal income tax laws, and subject to the Passive Foreign Investment Company, or PFIC, rules described below, if you are a U.S. holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) with respect to Shares or ADSs is subject to U.S. federal income taxation. If you are a non-corporate U.S. holder, dividends that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you hold the Shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to Shares or ADSs will generally be qualified dividend income.

The dividend is taxable to you when you, in the case of Shares, or the depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Indian rupee payments made, determined at the spot Indian rupee/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in your income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Shares or ADSs and thereafter as capital gain. However, we do not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, you should expect to generally treat distributions we make as dividends for U.S. federal income tax purposes.

Dividends that we pay with respect to Shares and ADSs will generally be income from sources outside the United States and will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit limitation allowable to you.

Indian Taxation of Rights

Issuance to a non-resident of India of rights to acquire Shares or ADSs is not subject to tax in the hands of the non-resident of India. Exercise of the rights to acquire Shares or ADSs by a non-resident of India of such rights is not subject to any Indian tax consequences. Further, there are no Indian tax consequences (including Indian stamp duty and Indian service tax consequences) to a non-resident of India upon the lapse of rights to acquire Shares or ADSs.

It is unclear as to whether capital gain derived from the sale of rights to acquire Shares and ADSs by a non-resident of India that is not entitled to exemption under a tax treaty to another non-resident of India outside India will be subject to Indian capital gains tax. If rights to acquire Shares and ADSs are deemed by the Indian tax authorities to be situated within India, considering situs is in India, the gains realized on the sale of rights will be subject to Indian taxation. These rights would generally be in the nature of short-term capital assets and would therefore be subject to Indian tax at variable rates with the maximum rate of 40% plus applicable rate of surcharge on income tax and cess at the applicable rate. The actual rate of tax on short-term capital gains depends on a number of factors, including the legal status of the non-resident of India and the type of income chargeable in India. Tax on capital gains would be deducted at source by the purchaser of rights to acquire Shares and ADSs in accordance with the relevant provisions of the Income Tax Act. For determining such capital gains derived from the sale of rights, the cost of acquisition of the rights to acquire Shares and ADSs shall be nil, i.e. $0.

Taxation of Capital Gains and Losses

Indian Taxation

Capital Gains: If you are a non-resident of India, any gain realized by you on the sale of ADSs to another non-resident will not be subject to Indian capital gains tax under Section 115AC and other applicable provisions of the Income Tax Act. However, it is unclear whether a capital gain realized by you on the sale of rights to subscribe for Share or ADSs to a non-resident may be subject to Indian capital gains tax.

Capital gains realized by you on the transfer of Shares (including Shares received in exchange of the ADSs), whether in India or outside India, to a non-resident of India or Indian resident, will be liable for income tax under the provisions of the Income Tax Act.

Shares (including Shares issuable on the exchange of the ADSs) held by you for a period of more than 12 months will be treated as long-term capital assets and the capital gains arising on the sale thereof will be treated as long-term capital gains. If the Shares are held by you for a period of 12 months or less, such Shares will be treated as short-term capital assets and the capital gains arising on the sale thereof are treated as short-term capital gains.

There is no specific provision in the Indian Income Tax Act pertaining to the determination of the cost of acquisition of Shares (including Shares issuable on the exchange of ADSs). Under the 1993 Scheme for the purpose of computing capital gains tax on the sale of the Shares, the cost of acquisition of Shares received in exchange for ADSs will be determined on the basis of the prevailing price of the Shares on the Indian stock exchanges as on the date on which the relevant depository gives notice to its custodian for the delivery of such Shares upon redemption of the ADSs.

Under the 1993 Scheme, the holding period (for purposes of determining the applicable Indian capital gains tax rate) in respect of Shares received in exchange for ADSs commences on the date of the advice of withdrawal of such Shares by the relevant depository to its custodian.

Gain realized by you on the sale of listed Shares held for more than 12 months will not be subject to Indian capital gains tax if the Securities Transaction Tax, or STT, has been paid on the transaction. The STT will be levied on and collected by an Indian stock exchange on which the Shares are sold at the rate of 0.025% to 0.1% depending upon the nature of the transaction. Gain realized on the sale of rights to acquire Shares or ADSs is not subject to any STT.

For the purpose of computing capital gains on the sale of the Shares or ADSs received upon exercise of right to acquire the Shares or ADSs, the cost of acquisition of such Shares or ADS shall be the price paid for acquiring the Shares or ADSs. A non-resident of India’s holding period (for purposes of determining Indian capital gains tax rate) in respect of Shares or ADSs received upon exercise of the rights commences on the date of allotment of such Shares or ADSs.

Any gain realized by you on the sale of listed Shares held for more than 12 months on which no STT has been paid will be subject to Indian capital gains tax at the rate of 10% plus applicable surcharge on income tax and education tax at the applicable rates.

Capital gains realized in respect of Shares held by you (calculated in the manner set forth above) for 12 months or less (short-term capital gain) on which STT is paid in the manner and rates set forth above, is subject to tax at the rate of 15% plus applicable surcharge on income tax and an education tax at the applicable rate. In the event that you do not pay STT, short-term capital gain will be subject to tax at variable rates with the maximum rate of 40% plus applicable rate of surcharge on income tax and education tax at the applicable rate. The actual rate of tax on short-term capital gains depends on a number of factors, including your legal status and the type of income chargeable in India.

Tax on capital gains is to be deducted at source by the person paying for the shares in accordance with the relevant provisions of the Income Tax Act.

Capital Losses: Section 115AC does not address capital losses arising on a transfer of Shares. In general terms, losses arising from a transfer of a capital asset in India may only be set off against capital gains and not against any other income. A short-term capital loss may be set off against a capital gain, whether short-term or long-term. However, long-term capital loss may only be set off against long-term capital gain and not against short-term capital gain. To the extent that the losses are not absorbed in the year of transfer you may carry it forward for a period of eight assessment years immediately succeeding the assessment year for which the loss was first determined and may set it off against the capital gains assessable for such subsequent assessment years. In order to set off capital losses in this manner, you would be required to file appropriate and timely tax returns in India. The long-term capital loss arising on a sale of Shares in respect of which STT is paid may not be available for set-off against any capital gains.

U.S. Federal Income Taxation

Generally, subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Shares or ADSs, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis, determined in U.S. dollars, in your Shares or ADSs. If you are a non-corporate U.S. holder, your capital gain is generally taxed at preferential rates where you have a holding period greater than one year in the applicable Shares or ADSs at the time of the sale or other disposition. If you are a U.S. holder, certain limitations exist on your ability to deduct capital losses for U.S. federal income tax purposes. Your gain or loss from the disposition or other sale of Shares or ADSs generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

As discussed under “—Taxation of Capital Gains and Losses—Indian Taxation”, above, if you are a U.S. holder, capital gains that you realize upon a sale or other disposition of Shares or ADSs may be subject to tax in India. If you are a U.S. holder, you may be entitled to a foreign tax credit under the U.S. federal income tax laws for Indian taxes paid upon a sale or other disposition of Shares or ADSs. U.S. holders should consult their tax advisors regarding the availability of the foreign tax credit in respect of any such taxes imposed.

Passive Foreign Investment Company Rules

A non-U.S. corporation will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income or (ii) at least 50% of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rent, annuities, and net gains from the sale or exchange of certain property. For purposes of these tests, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

We believe that your Shares and ADSs should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, then unless you elect to be taxed annually on a mark-to-market basis with respect to your Shares or ADSs, gain realized on the sale or other disposition of Shares or ADSs would in general not be treated as capital gain. Instead, if you are a U.S. holder, you would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for Shares or ADSs, and you would be taxed at the highest U.S. federal income tax rate in effect for each such year to which the gain was allocated, together with an interest charged in respect of the tax attributable to each such year. With certain exceptions, your Shares or ADSs will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your Shares or ADSs. Dividends that you receive from us will not be eligible for the special tax rates applicable to qualified dividend income if we are treated as a PFIC with respect to you either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Information with Respect to Foreign Financial Assets

If you are non-corporate U.S. holder that owns “specified foreign financial assets” with an aggregate value in excess of US$50,000 (and in some circumstances, a higher threshold) you may be required to file an information report with respect to such assets with your U.S. federal income tax return. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. Non-corporate U.S. holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Shares or ADSs.

Information Reporting and Backup Withholding

If you are a non-corporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to dividend payments or other taxable distributions made to you within the United States, and the payment of proceeds to you from the sale of Shares or ADSs effected at a United States office of a broker.

In addition, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.

Payment of the proceeds from the sale of Shares or ADSs effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Indian Tax Treaties

The provisions of the tax treaty entered into by India and your country of residence will be applicable to the extent they are more beneficial to you. The Government of India has introduced provisions relating to General Anti Avoidance Rules, or GAAR, under which certain arrangements could be declared to be an impermissible avoidance arrangement. The consequences of such arrangements include denial of a tax benefit or a benefit under a tax treaty. The Finance Bill, 2015 proposes to make the GAAR provisions applicable from the Government of India’s fiscal year 2017. The Finance Minister in his speech has indicated that the investments made through March 31, 2017 will not be subject to GAAR. Also, the Government of India has introduced a provision by which you would not be entitled to claim any relief under the tax treaty unless a tax residency certificate is obtained by you from the government of the country of which you are a resident. Furthermore, you shall be required to provide such other required information, as has been publicly stated by the Government of India.

Dividend income will not be subject to tax in India in your hands. If any Shares are held by you following withdrawal thereof from the depository bank under the deposit agreement, the provisions of a tax treaty, if any, entered into by India and the country of which you are a resident will be applicable to determine the taxation of any capital gain arising from a transfer of such shares.

Under the 1993 Scheme, during the period of fiduciary ownership of Shares in the hands of the depository, the provisions of the tax treaty entered into by India and the country of residence of the depository will be applicable to determine the taxation of any capital gains in respect of ADSs.

Indian Stamp Duty

Under Indian law, any transfer of ADSs will be exempt from liability to Indian stamp duty. If you, being a purchaser of the Shares, seeks to register such Shares on the share register of the Company you will be required to pay Indian stamp duty at the rate of Rs.0.25 for every Rs.100 or part thereof of the market value of such Shares. In order to register a transfer of the Shares in physical form with the Company, you may be required to present a stamped deed of transfer. An acquisition of Shares in physical form from the depository in exchange for ADSs representing such Shares will not render you liable to Indian stamp duty but the Company will be required to pay stamp duty at the applicable rate on the share certificate. However, since our Shares are compulsorily deliverable in dematerialized form (except for trades of up to 500 shares which may be delivered in physical form), no stamp duty is payable on the acquisition or transfer of Shares in dematerialized form.

Indian Service Tax

Brokerage or commission fees paid to stockbrokers in India in connection with the sale or purchase of the Shares are subject to an Indian service tax of 12% (plus a 3% education tax). A stockbroker is responsible for collecting such service tax at such rate and for paying the same to the relevant authority. The Indian service tax rate, inclusive of applicable education tax, has been proposed to be increased to 14%, effective from the date to be notified. The Finance Bill, 2015 proposed to increase the applicable service tax rate to 14% with effect from a date to be notified shortly. Also, the new Swachh Bharat cess is proposed to be imposed on all taxable services at the rate of 2% on the value of such services.

PLAN OF DISTRIBUTION

The securities offered by this prospectus may be sold from time to time by us:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the securities will state the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in your prospectus supplement.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

We may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in your prospectus supplement. If underwriters are used in the sale of securities offered through this prospectus, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us and the names of the underwriters and the terms of the transaction will be set forth in the accompanying prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. The underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. The underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

In connection with sales to underwriters, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us. Any rights offering by us will need to be in compliance with applicable Indian laws, rules and regulations. Equity shares (directly or in the form of ADSs), where the rights offering involves standby underwriters, subscribed by the standby underwriters may be resold by them by one or more of the methods described above.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries and affiliates.

Maximum compensation to any underwriters, dealers or agents will not exceed any applicable limitations set out by the Financial Industry Regulatory Authority.

Delayed Delivery Contracts

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for the payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Derivative Transactions and Hedging

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment to our registration statement on Form F-3.

Indemnification

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

Market Making, Stabilization and Other Transactions

In connection with an offering, the underwriters may purchase and sell securities in the open market and may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

LEGAL MATTERS

We are being represented as to U.S. federal and New York State law matters by Sullivan & Cromwell. The validity of Ordinary Shares and ‘A’ Ordinary Shares will be passed upon for us by Amarchand & Mangaldas & Suresh A. Shroff & Co., our Indian counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference to the Company’s annual report on Form 20-F for the year ended March 31, 2014, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Haskins & Sells LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the convenience translation of Indian rupee into U.S. dollar amounts and (2) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness relating to certain ineffective controls in respect of one of the Company’s information technology systems). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as expert in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are a limited liability company incorporated in India. The majority of our directors and executive officers are residents of India and a substantial portion of our assets and the assets of these directors and executive officers is located in India. As a result, it may not be possible for you to effect service of process within the United States upon those persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against those persons outside the jurisdiction of their residence, including judgments predicated solely upon U.S. federal securities laws. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India or that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with public policy.

Section 44A of the Indian Code of Civil Procedure, 1908, as amended, or the Civil Code, provides that where a foreign judgment has been rendered by a superior court (within the meaning of the section) in any country or territory outside of India which the Government of India has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India. However, the enforceability of such judgments is subject to the exceptions set forth in Section 13 of the Civil Code. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•	where the judgment has not been pronounced by a court of competent jurisdiction;

•	where the judgment has not been given on the merits of the case;

•	where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

•	where the proceedings in which the judgment was obtained were opposed to natural justice;

•	where the judgment has been obtained by fraud; or

•	where the judgment sustains a claim founded on a breach of any law in force in India.

Section 44A of the Civil Code is applicable only to monetary decrees not being in the nature of amounts payable in respect of taxes or other charges of a similar nature or in respect of fines or other penalties and does not include arbitration awards.

If a judgment of a foreign court is not enforceable under Section 44A of the Civil Code as described above, it may be enforced in India only by a suit filed upon the judgment, subject to Section 13 of the Civil Code and not by proceedings in execution. Accordingly, as the United States has not been declared by the Government of India to be a reciprocating territory for the purposes of Section 44A, a judgment rendered by a court in the United States may not be enforced in India except by way of a suit filed upon the judgment.

The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. Generally, there are considerable delays in the disposition of suits by Indian courts.

A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the RBI, under FEMA to repatriate any amount recovered pursuant to such enforcement. Any judgment in a foreign currency would be converted into Indian rupees on the date of judgment and not on the date of payment.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely upon any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Tata Motors Limited

Ordinary Shares

American Depositary Shares representing Ordinary Shares

Rights to Subscribe for Ordinary Shares (including American Depositary Shares representing

Ordinary Shares)

‘A’ Ordinary Shares

Rights to Subscribe for ‘A’ Ordinary Shares